      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1999


                                                      REGISTRATION NO. 333-72429
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 3

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                         OBJECTIVE COMMUNICATIONS, INC.
                 (Name of small business issuer in its charter)

              DELAWARE                                   3669                                  54-1707962
   (State or other Jurisdiction of           (Primary Standard Industrial                     (IRS Employer
   Incorporation or Organization)             Classification Code Number)                  Identification No.)

                      ------------------------------------

             OBJECTIVE COMMUNICATIONS, INC.                                       ROBERT H. EMERY
                 50 INTERNATIONAL DRIVE                                       50 INTERNATIONAL DRIVE
             PORTSMOUTH, NEW HAMPSHIRE 03801                              PORTSMOUTH, NEW HAMPSHIRE 03801
                     (603) 334-6700                                               (603) 334-6700
  (Address, and telephone number of principal executive                    (Name, address and telephone
        offices and principal place of business)                           of number agent for service)


                                    COPY TO:

                  ELLEN C. GRADY, ESQ.                                        DAVID ALAN MILLER, ESQ.
                       SHAWPITTMAN                                           GRAUBARD MOLLEN & MILLER
                1676 INTERNATIONAL DRIVE                                         600 THIRD AVENUE
                 MCLEAN, VIRGINIA 22102                                      NEW YORK, NEW YORK 10016
                     (703) 790-7946                                               (212) 818-8661


                      ------------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
                                                     AMOUNT         PROPOSED MAXIMUM       PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                    TO BE         AGGREGATE OFFERING         AGGREGATE             AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED        PRICE PER UNIT         OFFERING PRICE       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Units, each consisting of three shares of
  common stock and two redeemable common
  stock purchase warrants(1).................           N/A                  N/A             $17,250,000(2)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common stock included as part of the units...           N/A                  N/A                     N/A                 N/A
---------------------------------------------------------------------------------------------------------------------------------
Warrants included as part of the units.......           N/A                  N/A                     N/A                 N/A
---------------------------------------------------------------------------------------------------------------------------------
Common stock underlying the warrants included
  in the units...............................           N/A                  N/A             $18,400,000(4)           $2,335(5)
---------------------------------------------------------------------------------------------------------------------------------
Representative's purchase option.............             1             $    100             $       100             (6)
---------------------------------------------------------------------------------------------------------------------------------
Units underlying representative's purchase
  option(7)..................................           N/A                  N/A             $ 2,475,000             (8)
---------------------------------------------------------------------------------------------------------------------------------
Common stock underlying representative's
  purchase option units(7)...................           N/A                  N/A                     N/A                 N/A
---------------------------------------------------------------------------------------------------------------------------------
Warrants underlying representative's purchase
  option units(7)............................           N/A                  N/A                     N/A                 N/A
---------------------------------------------------------------------------------------------------------------------------------
Common stock underlying warrants underlying
  representative's purchase option(7)........           N/A                  N/A             $ 1,600,000(4)           $  167(9)
---------------------------------------------------------------------------------------------------------------------------------
Common stock issued in February 1999 private
  placement(10)..............................      160,701             (11)                    (11)                 (11)
---------------------------------------------------------------------------------------------------------------------------------
Common stock issuable upon conversion of
  convertible debentures(12).................      3,433(13)            $2.84375(14)         $     9,763              $    3(13)
---------------------------------------------------------------------------------------------------------------------------------
Total........................................           N/A                  N/A                     N/A              $2,505
---------------------------------------------------------------------------------------------------------------------------------


                                              (Footnotes continue on next page.)
                      ------------------------------------


    (1) The Registrant initially filed this registration statement on Form SB-2 (Registration No. 333-72429) on February 16, 1999 to register a public offering of common stock with a maximum aggregate value of $17,250,000 and paid the requisite registration fee. Subsequently, the Registrant has determined to change the offering to which this Registration Statement relates to an offering of units, with each unit consisting of three shares of common stock and two redeemable common stock purchase warrants. The units being registered on this registration statement also have a maximum aggregate value of $17,250,000, and the Registrant is applying the registration fee previously paid with respect to the common stock to the units being registered hereunder.

    (2) Pursuant to Rule 457(o) under the Securities Act, the Registrant proposes to offer and sell a maximum aggregate of $17,250,000 in value of units in this offering, consisting of (i) $15,000,000 in maximum aggregate value of units issuable in this offering, and (ii) $2,250,000 in maximum aggregate value of units which the underwriters have the option to purchase from the Registrant to cover over-allotments, if any.

    (3) On February 16, 1999, the Registrant paid a fee of $4,795.50 with respect to the securities covered by this registration statement. Pursuant to Rule 457(a), no additional registration fee is required.
    (4) Pursuant to Rule 457(g), calculated based on the initial exercise price to be paid to the Company by the holder upon exercise of the warrant.

    (5) The Registrant registered $10,000,000 in value of common stock underlying the warrants included in the units at the time it filed Amendment No. 2 to this Registration Statement and paid a fee of $2,780 with respect to those securities. Pursuant to Rule 457(a), the Registrant is paying an additional registration fee of $2,335 with this filing to cover the additional $8,400,000 in value of common stock underlying the warrants included in the units registered on this Amendment No. 3 to the Registration Statement.


    (6) Pursuant to Rule 457(g), no fee is required.


    (7) Pursuant to Rule 416, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the representative's purchase option.


    (8) The Registrant has previously paid fees of $688.00 with respect to the securities underlying the representative's purchase option.


    (9) The Registrant registered $1,000,000 in value of common stock underlying the warrants included in the units at the time it filed Amendment No. 2 to this Registration Statement and paid a fee of $278 with respect to those securities. Pursuant to Rule 457(a), the Registrant is paying an additional registration fee of $167 with this filing to cover the additional $600,000 in value of common stock underlying the warrants included in the units registered on this Amendment No. 3 to the Registration Statement.


    (10) Consists of shares issued in a private placement completed in February 1999 that may be sold by certain stockholders of the Registrant on a delayed or continuous basis.


    (11) The Registrant previously registered for sale an aggregate of 162,844 shares of common stock issued in the February 1999 private placement for offering and sale by certain selling stockholders of the Registrant and paid the applicable filing fee. The filing fee was calculated using a proposed maximum aggregate price per share determined in accordance with Rule 457(c) under the Securities Act. Accordingly, pursuant to Rule 457(a), no additional registration fee is required to be paid with respect to those shares of common stock.


    (12) Consists of shares of common stock issuable upon the automatic conversion of the Registrant's outstanding 5% convertible debentures due 2003 (the "Convertible Debentures") upon the completion of the offering, based on a conversion price of $3.75 per share. The Convertible Debentures will automatically convert to shares of common stock upon the completion of the public offering of units by the Registrant to which this registration statement relates, at a conversion price of $3.75 per share.


    (13) The Registrant previously registered 868,260 shares of common stock for sale by certain selling stockholders of the Registrant upon conversion of the Convertible Debentures. In this Amendment No. 3 to the Registration Statement, the Registrant is increasing to 871,693 the number of shares of common stock registered for sale by certain selling stockholders upon conversion of the Convertible Debentures as a result of additional accrued interest on the Convertible Debentures that will convert to common stock upon completion of this offering. Pursuant to Rule 457(a), an additional fee of $3 is paid with this filing to pay the registration fee for the additional shares of common stock registered on this Amendment No. 3 to the Registration Statement.


    (14) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act, based on the average of the high and low trading prices of the Registrant's common stock as reported on the Nasdaq SmallCap on June 4, 1999.

                      ------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This registration statement contains forms of prospectus relating to (1) a primary offering of units, each consisting of three shares of common stock and two warrants to purchase one share of common stock each, in an underwritten offering (the "Company Prospectus") and (2) shares of common stock owned by certain stockholders of the Company which may be sold by such holders from time to time (the "Selling Stockholder Prospectus").


     The Selling Stockholder Prospectus will be identical to the Company Prospectus in all respects except for the front cover page, an addition to the "Table of Contents," the replacement of the second paragraph on page (i), a replacement for the "Recent Developments" section in the "Prospectus Summary," the deletion from the "Prospectus Summary" of the section entitled "The Offering," a replacement for the section entitled "Use of Proceeds," the deletion of the section entitled "Dilution," the addition of a section entitled "Selling Stockholders," and the replacement of the section entitled "Underwriting" with a section entitled "Plan of Distribution."

     The form of the Company Prospectus is included herein, and the form of the alternate pages of the Selling Stockholder Prospectus are included herein on pages X-1 through X-5.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 7, 1999


PROSPECTUS

OBJECTIVE COMMUNICATIONS, INC.                   [OBJECTIVE COMMUNICATIONS LOGO]

2,000,000 Units


Each unit consisting of three shares of common stock and two redeemable common stock purchase warrants


                           -------------------------

     All 2,000,000 units are being sold by Objective Communications, Inc. We also have given the underwriters the option to purchase an additional 300,000 units to cover over-allotments.


     The common stock is traded on The Nasdaq SmallCap Market under the symbol OCOMC. Until April 30, 1999, our common stock traded on the Nasdaq National Market under the symbol OCOM. On June 4, 1999, the last sale price of the common stock as reported on The Nasdaq SmallCap Market was $2.8125 per share.



     Prior to this offering, there has been no public market for the units or the warrants and we cannot assure you that one will develop. We have applied for quotation of the units and the warrants on The Nasdaq SmallCap Market under the symbols "OCOMU" and "OCOMW." The common stock and the warrants comprising the units will not be detachable or separately transferable, and may be traded only as units, until 90 days after the effective date of the registration statement of which this prospectus is a part, or such earlier date as Southeast Research Partners, Inc., the representative of the underwriters of this offering, may determine. The units will initially be evidenced by separate unit certificates, and certificates representing the common stock and warrants included in the units will not be issued until such securities become detachable and separately transferable. We provide you with additional information regarding the units and the common stock and warrants comprising the units later in this prospectus under the caption "Description of Securities."


     INVESTING IN THE UNITS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN THE UNITS ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                                             PER UNIT   TOTAL
                                                             --------   -----
Public Offering Price......................................     $         $
Underwriting Discounts and Commissions.....................
Proceeds to the Company....................................

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriters are offering the units on a firm commitment basis subject to various conditions and may reject all or part of any order.

SOUTHEAST RESEARCH PARTNERS, INC.                  LADENBURG THALMANN & CO. INC.

                    , 1999

                              [Inside Front Cover]

                          VidPhone Video Network System

[Image of a photograph of a user looking at a desktop computer equipped with a VidPhone system.]

The VidPhone system is a full-motion, high resolution cost-effective video network system that uses the same wiring as the telephone. Users of the VidPhone video network system can view broadcast video, stored video and participate in multi-party video conferences.

VidPhone Switch

[Image of a VidPhone Switch]

                            The VidPhone switch is the video, audio and data switch that is the cornerstone of our VidPhone video network system. It enables users to access all VidPhone system functions within a building or across a small business campus and, using one of our gateway products, to communicate with remote locations through a wide area network. A VidPhone switch is a scalable, modular video network switch that supports from five to 50 concurrent users. The VidPhone switch can be mounted in standard 19-inch racks. Up to four VidPhone switches may be connected to support up to 150 concurrent users.

FOR CALIFORNIA RESIDENTS:



     This offering was approved in California on the basis of a limited offering qualification. Offers and sales in California may only be made to investors who meet a suitability standard of either (A) $65,000 gross annual income plus an exclusive net worth (net worth exclusive of home, home furnishings and automobiles) of not less than $250,000; or (B) an exclusive net worth of $500,000 liquid net worth, or (C) $1,000,000 net worth (inclusive); or (D) $200,000 gross annual income. The Company did not have to demonstrate compliance with some or all of the merit regulations of the Department of Corporations of California. There will be no immediate secondary trading of the securities because the Commissioner of Corporations will withhold the secondary trading exemption provided under California Corporations Code Section 25104(h).



FOR NEW JERSEY RESIDENTS:



     Offers and sales in this offering in New Jersey may only be made to accredited investors as defined in Rule 501 under the Securities Act of 1933, as amended. Under Rule 501, to be an accredited investor an individual must have
(A) a net worth or joint net worth with such individual's spouse of more than $1,000,000 or (B) income of more than $200,000 in each of the two most recent years or joint income with such individual's spouse of more than $300,000 in each of those years and a reasonable expectation of reaching the same income level in the current year. Other standards apply to investors who are not individuals. There will be no secondary sales of the securities to persons who are not accredited investors for 90 days after the date of this offering by the Underwriters and selected dealers.


                                       (i)

                               TABLE OF CONTENTS


                                    PAGE
                                    ----
Prospectus Summary................    1
Risk Factors......................    6
Use of Proceeds...................   12
Price Range of Common Stock.......   13
Dividend Policy...................   14
Dilution..........................   14
Capitalization....................   15
Selected Financial Data...........   16
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......   17
Business..........................   27


                                    PAGE
                                    ----
Management........................   37
Executive Compensation............   40
Principal Stockholders............   43
Certain Transactions..............   45
Description of Securities.........   48
Shares Eligible for Future Sale...   53
Underwriting......................   56
Legal Matters.....................   58
Experts...........................   58
Additional Information............   58
Index to Financial Statements.....  F-1

                           -------------------------

     Objective Communications was incorporated in 1993. Our executive offices are located at 50 International Drive, Portsmouth, New Hampshire 03801, and our telephone number is (603) 334-6700.


     Each unit offered by this prospectus consists of three shares of common stock and two redeemable common stock purchase warrants with an initial exercise price of $4.00 per share. Unless otherwise indicated in this prospectus, all information in this prospectus, other than the financial statements and the notes thereto included in this prospectus beginning on page F-1, assumes that the underwriters will not exercise their option to purchase up to 300,000 units to cover over-allotments and gives effect to a one share for seven shares reverse stock split of the issued and outstanding common stock effected on April 14, 1999. In addition, unless otherwise indicated in this prospectus, all outstanding share information after the offering also gives effect to the automatic conversion of the outstanding Series B 5% Cumulative Convertible Preferred Stock (and accrued and unpaid dividends on the preferred stock through June 9, 1999) to 62,098 shares of common stock upon completion of this offering at a conversion price of $19.25 per share, and gives effect to the automatic conversion of the outstanding 5% Convertible Debentures due 2003 (and accrued and unpaid interest on the convertible debentures through June 9, 1999) to 871,693 shares of common stock upon completion of this offering at a conversion price of $3.75. References in this prospectus to the number and percentage of shares of common stock have not been adjusted to give effect to the cashing out of fractional shares as a result of the reverse stock split effected on April 14, 1999. We do not believe that the cashing out of fractional shares will materially change these numbers or percentages.


     Some of the statements contained in this prospectus including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

     -  risks in product and technology development;

     -  customer and market acceptance of new products;

     -  demand for our products; and

     -  the impact of competitive products and pricing.

     In this prospectus, we refer to Objective Communications, Inc., a Delaware corporation, as we, the Company or Objective Communications. We refer to Southeast Research Partners, Inc. as the representative of the underwriters and to Southeast Research Partners, Inc., Ladenburg Thalmann & Co. Inc. and the other underwriters listed on page 56 of this prospectus as the underwriters. We refer to prospective investors as you or the investor(s).

     Objective Communications(R), VidPhone(R) and VidModem(R) are registered trademarks of Objective Communications. This prospectus also contains trademarks and trade names of other companies.

                                      (ii)

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

GENERAL


     Objective Communications designs, develops and markets the VidPhone system, a full-motion, high resolution, cost-effective video network system that uses the same wiring as the telephone. Users of the VidPhone video network system can view broadcast video from a variety of sources including direct broadcasts of "live" communications, satellite broadcasts and stored video, and participate in multi-party video conferences from desktop personal computers or conference rooms. With the introduction of Release 1.5 of our VidPhone software, which we expect to occur in late June 1999, users also will be able to retrieve and view stored video on demand. The VidPhone system is designed to be compatible with existing video conferencing systems while offering additional features.


     The VidPhone video network system:

     - enables simultaneous two-way transmission of TV-quality full-motion video, FM-quality audio, and data;

     - has no transmission delays within a building or small business campus so audio and video are fully synchronized;

     -  uses the same wiring as the telephone;

     - is independent of the local area network ("LAN"), so no additional wiring or local area network management is required; and

     - requires minimal computer processing power, which permits concurrent use of other computer applications.

     We introduced the VidPhone system in July 1997, and we shipped the first commercial version of the system in August 1998. To date, we have recognized minimal revenues from sales of the VidPhone system and its components.

     We market our video network system primarily through telephone product and service providers, systems integrators and value-added resellers ("VARs") that sell it as an enhancement to existing information and telephone systems. These distribution partners provide sales, service and support to their customers, and often have large existing customer bases. We currently have agreements with 16 resellers to market and sell the VidPhone system, including Unisys Corp., Sprint Communications Corporation and Bell Atlantic Corp.

RECENT DEVELOPMENTS

     In July 1998, we began a significant restructuring of our operations, including changes in senior management. We hired James Bunker, who has extensive experience "turning-around" businesses, as our President and Chief Executive Officer. Steven Rogers, our founder, became Chief Technology Officer and Vice President, Engineering and assumed responsibility for completing the development of our commercial VidPhone system. We shipped the first commercial version of our VidPhone system in August 1998. To lower our operating expenses, in July 1998, we reduced the number of our employees to approximately 90 from approximately 135. Since then, we have reduced our staff by approximately 40 additional people. We also implemented new cash management and expense policies. We believe that these changes will reduce our total operating expenses in 1999 by approximately 50% compared to 1998.

     During this period we also refined our sales and marketing strategy, focusing on promoting the VidPhone system to our large resellers and their customers. In October 1998, we entered into a strategic partnership with Unisys, under which Unisys is the preferred systems integrator that will sell our VidPhone system to the federal government. We are also pursuing a number of other joint marketing initiatives with Unisys. In particular, Unisys exhibited the VidPhone system at 11 trade shows in 1998 and at two trade shows in the first quarter of 1999. Bell Atlantic and Sprint also recently renewed their reseller agreements with us.

     Our financial results for the first quarter of 1999 reflect the positive effects of the restructuring that we began last July. As a result of the introduction of the first commercial version of the VidPhone system in August 1998, which incorporated our Release 1.4 software, we reported revenues of $655,457 for the quarter ended March 31, 1999, an increase of $255,628 or 64% compared to the fourth quarter of 1998. As a result of our aggressive cost reduction program, total operating expenses were reduced in the first quarter of 1999 to $2,240,797, a decrease of $2,058,291 or 48% compared to the fourth quarter of 1998. We believe that our first quarter results are a positive first step toward our goal of achieving commercial acceptance of the VidPhone system.

     We require additional cash to fund our operations. To date in 1999, we funded our operations principally with the net proceeds of a private placement of units consisting of $2,850,000 principal amount of unsecured promissory notes and 160,701 shares of common stock completed in February 1999. We used the net proceeds of approximately $2,393,000 from the February 1999 private placement for working capital and general corporate purposes, including approximately $560,000 used to repay certain outstanding accounts payable. At March 31, 1999, we had approximately $640,000 in cash and, as of the date of this prospectus, we are essentially out of cash. We intend to fund our operations until the closing of this offering with cash generated from customer payments on outstanding accounts receivable. However, the timing and amount of customer payments is uncertain. We estimate that the net proceeds from this offering will fund our operations for approximately 12 months.

STRATEGY

     Our objective is to become a leading provider of video network systems. The key elements of our strategy are to:

     -  create brand-name recognition of the VidPhone system;

     - position the VidPhone system as an enhancement to existing telephone and information systems; and

     - distribute the VidPhone system through established distribution channels with large customer bases.

THE OFFERING


Securities offered(1)...........    2,000,000 units, each consisting of three
                                    shares of common stock and two warrants.
                                    Each warrant entitles the holder to purchase one share of common stock for an initial exercise price of $4.00 during the four-year period commencing one year after the date of this prospectus. We may redeem the warrants at any time after they become exercisable, at a price of $.01 per warrant on not less than 30 days' prior written notice if the last sale price of the common stock has been at least 200% of the then exercise price per warrant (initially $8.00) for the 20 consecutive trading days ending on the third day prior to the date on which the notice is given. The common stock and the warrants comprising the units will not be detachable or separately transferable, and may be traded only as units, until 90 days after the effective date of the registration statement of which this prospectus is a part, or such earlier date as the representative of the underwriters may determine. The units will initially be evidenced by separate unit certificates, and certificates representing the common stock, and warrants included in the units will not be issued until such securities become detachable and separately transferable. We provide you with additional information regarding the units and the common stock and warrants comprising the units later in this prospectus under the caption "Description of Securities."


Common stock outstanding prior
to the offering.................    980,848 shares


Common stock to be outstanding
after the offering (1)(2)(3)....    7,914,639 shares



Use of proceeds.................    We intend to use the net proceeds of this
                                    offering to pay (i) approximately $2,900,000 in principal amount of outstanding promissory notes issued in the February 1999 private placement; (ii) approximately
                                    $2,660,000 to fund research and development;
                                    (iii) approximately $2,320,000 for sales and marketing and customer support operations;
                                    (iv) approximately $2,770,000 of the net proceeds from this offering to repay certain outstanding indebtedness and other outstanding obligations; (v) approximately
                                    $300,000 for investments in capital
                                    equipment; and (vi) $132,000 to make overdue payments on capital lease obligations. We intend to use the remainder of the net proceeds for working capital and general corporate purposes.

Nasdaq SmallCap Market symbol...    Common Stock: OCOMC

Proposed Nasdaq SmallCap Market
symbols (4):....................    Units: OCOMU
                                    Warrants: OCOMW
---------------


(1) If the underwriters exercise their option to purchase additional units, the total number of units to be offered in this offering would increase by up to 300,000 units and the total number of shares to be outstanding after this offering would increase by up to 900,000 shares.



(2) Includes (i) the 62,098 shares of common stock to be issued upon the automatic conversion of the 209,091 outstanding shares of Series B 5% Cumulative Convertible Preferred Stock upon completion of this offering at a conversion price of $19.25 per share, and (ii) 871,693 shares of common stock to be issued upon the automatic conversion of the outstanding $3,125,000 original principal amount 5% Convertible Debentures due 2003 upon completion of this offering at a conversion price of $3.75. Excludes shares issuable as a part of the units that may be issued upon exercise of the representative's purchase option and the underwriters' over-allotment option.



(3) Does not include (i) 22,142 shares of common stock issuable upon exercise of outstanding options granted to outside directors in August 1994, (ii) 38,477 shares of common stock issuable upon exercise of outstanding options granted under our 1994 Stock Option Plan, (iii) 206,812 shares of common stock reserved for issuance upon the exercise of options under our 1996 Stock Incentive Plan under which plan we have granted options to purchase 125,768 shares of common stock as of the date of this prospectus, (iv) 43,571 shares of common stock issuable upon exercise of other outstanding options, (v) 4,000,000 shares of common stock issuable upon exercise of the warrants issued as part of the units being offered in this offering (up to 4,600,000 shares if the underwriters exercise their option to purchase additional units), and (vi) 157,056 shares of common stock issuable upon exercise of other outstanding warrants.


(4) We may voluntarily terminate the quotation of the units on The Nasdaq SmallCap Market at any time without notice to our securityholders. The termination of quotation of the units will not affect the continued trading and quotation of the common stock or warrants on The Nasdaq SmallCap Market.

                             SUMMARY FINANCIAL DATA

     The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                                                         QUARTER ENDED             FOR THE PERIOD
                                YEAR ENDED DECEMBER 31,                    MARCH 31,              OCTOBER 5, 1993
                       -----------------------------------------   -------------------------   (DATE OF INCEPTION) TO
                          1996           1997           1998          1998          1999           MARCH 31, 1999
                       -----------   ------------   ------------   -----------   -----------   ----------------------
                                                                   (UNAUDITED)   (UNAUDITED)        (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:
Revenues-net.........  $    81,375   $        -0-   $    765,617   $   110,505   $   655,457        $  1,916,734
Cost of sales........       62,353            -0-        544,853        64,304       368,702           1,162,930
                       -----------   ------------   ------------   -----------   -----------        ------------
Gross margin.........       19,022            -0-        220,764        46,201       286,755             753,804
Operating expenses:
Research and
  development........    1,106,901      6,218,637     11,488,262     2,616,588       823,244          21,034,896
Selling, general and
  administrative.....    1,043,553      4,334,754      9,015,437     1,741,344     1,123,655          16,743,714
Depreciation and
  amortization.......      158,714        829,462      2,240,878       398,008       293,898           3,587,012
                       -----------   ------------   ------------   -----------   -----------        ------------
    Total operating
      expenses.......    2,309,168     11,382,853     22,744,577     4,755,940     2,240,797          41,365,622
                       -----------   ------------   ------------   -----------   -----------        ------------
Loss from
  operations.........   (2,290,146)   (11,382,853)   (22,523,813)   (4,709,739)   (1,954,042)        (40,611,818)
Interest (income)
  expense, net.......      404,290        203,441       (120,236)     (166,040)      460,577             944,587
                       -----------   ------------   ------------   -----------   -----------        ------------
Net loss.............  $(2,694,436)  $(11,586,294)  $(22,403,577)  $(4,543,699)  $(2,414,619)       $(41,556,405)
                       -----------   ------------   ------------   -----------   -----------        ------------
Cumulative Series B
  dividend...........          -0-            -0-        (23,958)          -0-      (116,450)
                       -----------   ------------   ------------   -----------   -----------
Net loss attributable
  to common
  stockholders.......  $(2,694,436)  $(11,586,294)  $(22,427,535)  $(4,543,699)  $(2,531,069)
                       ===========   ============   ============   ===========   ===========
Net loss per common
  share -- basic and
  diluted............  $     (5.23)  $     (19.90)  $     (27.45)  $     (5.60)  $     (2.76)
                       ===========   ============   ============   ===========   ===========
Weighted average
  shares
 outstanding -- basic
  and diluted........      515,376        582,307        816,972       810,979       916,568
                       ===========   ============   ============   ===========   ===========


                                                                  AT MARCH 31, 1999
                                                              --------------------------
                                                                ACTUAL      PRO FORMA(1)
                                                              -----------   ------------
                                                              (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  640,349    $ 7,681,123
Working capital (deficit)...................................  (2,515,429)    11,869,852
Total assets................................................  11,581,169     18,078,073
Total liabilities...........................................  14,028,055      6,393,245
Total stockholders' equity (deficit)........................  (2,446,886)    11,684,828


---------------


(1) The pro forma column presents our unaudited financial information at March 31, 1999, on a pro forma basis adjusted to reflect (i) the issuance of the 2,000,000 units in this offering at an assumed public offering price of $7.50 per unit, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, (ii) the issuance of 62,098 shares of common stock upon the automatic conversion of the Series B preferred stock, (iii) the issuance of 871,693 shares of common stock upon the automatic conversion of the convertible debentures, and (iv) the application of a portion of the net proceeds of this offering to repay certain outstanding indebtedness. You should read the information presented in this prospectus under the caption "Use of Proceeds" for more information about how we intend to use the net proceeds of this offering.

                                  RISK FACTORS

     Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should consider carefully the following factors, among others.


WE REQUIRE THE PROCEEDS OF THIS OFFERING TO CONTINUE OPERATIONS



     At December 31, 1998, we had essentially no cash remaining to fund operations and at March 31, 1999, we had only $640,349 in cash and cash equivalents. We intend to fund operations through the date of completion of this offering with customer payments on outstanding accounts receivable. A more complete discussion of our cash position appears later in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


WE MAY NEED SUBSTANTIAL ADDITIONAL FINANCING


     After the proceeds from this offering are exhausted, we will depend on cash flows from operations for funding. If our cash flows cannot satisfy our capital needs, we will have to raise additional capital through debt or equity financings. We do not currently have any lines of credit or bank financing, and we do not anticipate having access to bank financing for the foreseeable future. We may not be able to raise any additional money through equity or debt financings on acceptable terms or at all. If we were to raise additional funds through the issuance of equity or convertible debt securities, your investment in Objective Communications could be substantially diluted and those securities could have preferences and privileges that your securities do not have. If we are not able to complete additional financings when needed, we will not be able to continue operating. A more complete discussion of our cash position appears later in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


CUSTOMERS MAY NOT BUY OUR PRODUCTS DUE TO CONCERNS OVER OUR VIABILITY

     Due to our recurring losses from operations and lack of cash, some potential customers may decide not to purchase the VidPhone system because of concerns that we may be unable to service, enhance or upgrade the systems. If we are not able to alleviate concerns about our long-term viability, we may not be able to market and sell the VidPhone system successfully and continue operations.


WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE



     We have incurred substantial losses from operations to date and had an accumulated deficit of approximately $41.6 million through March 31, 1999 and negative stockholders' equity of approximately $2.4 million at March 31, 1999. As reflected in our financial statements for the year ended and as of December 31, 1998, and the report of our independent accountants on those financial statements, there is substantial doubt about our ability to continue as a going concern. We expect to continue to lose money for the foreseeable future.


     We recognized only $765,617 in revenues from the sale of products during the year 1998, and recognized only $655,457 in revenues during the quarter ended March 31, 1999. We did not recognize any revenues in 1997. Accordingly, there is no historical basis for you to expect that we will be able to realize operating revenues or profits in the future. We have a limited number of orders for delivery in the second quarter of 1999. Our ability to recognize operating revenues in the future will depend on a number of factors, certain of which are beyond our control, including:

     - customer acceptance of products shipped and installed to date and in the future;

     - our ability to generate new sales of products and secure customer acceptance; and

     - the timing of customer payments.

WE HAVE A LIMITED OPERATING HISTORY


     Although Objective Communications was incorporated in 1993, we focused on research and development until we shipped our first commercial VidPhone system in the third quarter of 1998. James F. Bunker, our President and Chief Executive Officer, has been with us since only July 1998. Accordingly, we have limited experience managing the Company since we shipped our first commercial VidPhone system. Because of our limited operating history, you have limited information on which to assess our ability to realize operating revenues or profits in the future.



WE NEED THE PROCEEDS OF THIS OFFERING TO AVOID BEING DELISTED FROM NASDAQ AND BECOMING SUBJECT TO PENNY STOCK REGULATION



     As of May 3, 1999, our common stock is listed on the Nasdaq SmallCap Market system. Previously, from October 31, 1997 to April 30, 1999, our common stock traded on the Nasdaq National Market system. As a result of our failure to meet certain Nasdaq National Market system continued listing requirements, Nasdaq determined to transfer the listing of our common stock to the Nasdaq SmallCap Market effective as of the opening of business on May 3, 1999. Our common stock will continue to be listed on the Nasdaq SmallCap Market only if (i) on or before June 30, 1999, we make a public filing with the SEC and Nasdaq containing a May 31, 1999 balance sheet (with pro forma adjustments for any significant events or transactions occurring on or before the filing date) evidencing a minimum of $9,000,000 in net tangible assets, and (ii) we demonstrate compliance with all requirements for continued listing on the Nasdaq SmallCap Market. We believe that with the net proceeds of this offering, we will have in excess of $9,000,000 in net tangible assets on a pro forma basis as of May 31, 1999 and that we will be able to demonstrate to Nasdaq compliance with the additional requirements of the exception under which our common stock is currently trading within the time required. However, there can be no assurance that we will meet these requirements. If we fail to meet any of the terms of this exception, our common stock will be delisted from the Nasdaq SmallCap Market and the trading, if any, in our securities would thereafter be on the OTC-Bulletin Board.


     Trading on the OTC-Bulletin Board may:

     - adversely affect the securities' trading market and prices;
     - limit the ability of investors and market professionals to determine the market prices of our securities;
     - diminish the likelihood that our press releases and other news about us will be republished;
     - diminish investors' interest in our securities; and
     - restrict our ability to issue additional securities or to secure additional financing.

     If our common stock is delisted from Nasdaq and its trading price is below $5.00 per share, our common stock may become subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. If our securities become subject to the regulations applicable to penny stocks, the market liquidity for our common stock could be severely affected. In such event, the regulations on penny stocks could limit your ability to sell your common stock in the secondary market.

WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS EFFECTIVELY


     We Are Dependent on Resellers. We distribute our products primarily through major sellers of telephony products, system integrators and VARs. Currently, we have agreements with 16 resellers. These arrangements are for relatively short contractual periods and may be terminated under certain circumstances. We cannot assure you that we will be able to maintain existing relationships or establish new relationships. We compete with larger, better-established companies with substantially greater financial resources for relationships with third-party resellers. If we cannot maintain our current reseller relationships and cannot develop new relationships, we may not be able to sell our video network system.


     Resellers May Not Be Effective Distributors. Sales to third-party resellers are expected to generate a significant part of our future revenues. However, we have sold only a limited number of VidPhone systems and components under our reseller arrangements, and to date have recognized minimal revenues from those sales. We currently have limited orders from our resellers for additional sales of VidPhone systems. If our resellers fail to market and sell our products, or our products fail to become an accepted part of the resellers' product offerings, the value of your investment could be reduced.


     We May Not Be Able To Develop Direct Sales and Marketing Capabilities. We expect to depend on the marketing efforts of our resellers for the foreseeable future. However, we are developing a small direct marketing capability to promote our VidPhone system and to support our resellers. We cannot assure you that we will be able to create awareness of, and demand for, our products through our marketing efforts, or that the development of our direct marketing capabilities will lead to sales of our products and services. If we cannot successfully develop our own sales and marketing capabilities, we may not succeed in building brand-name recognition of the VidPhone system, and we will remain solely dependent on reseller efforts. A more complete discussion of our dependence upon resellers and our efforts to develop direct sales and marketing capabilities appears later in this prospectus under the heading "Business--Sales and Marketing."


THE MARKET FOR VIDEO COMMUNICATIONS PRODUCTS MAY NOT DEVELOP


     The market for video communications products is new and is rapidly evolving. As is typical for a new technology, demand for and market acceptance of new products is unpredictable. If the market for video communications products fails to develop or develops more slowly than expected, our business and financial condition could be materially and adversely affected. A more complete discussion of the market for video communications products appears later in this prospectus under the heading "Business--Industry Background."


UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY

     Our success will depend, in part, on our ability to protect our intellectual property rights to our proprietary hardware products. Toward that end, we rely in part on trademark, copyright and trade secret law to protect our intellectual property in the U.S. and abroad.

The degree of protection provided by patents is uncertain and involves largely unresolved complex legal and factual questions.



     The process of seeking patent and trademark protection can be long and expensive, and there is no assurance that any pending or future applications will result in patents and/or registered trademarks. Further, we cannot assure you that any proprietary rights granted will provide meaningful protection or any commercial advantage to us. We also cannot assure you that claims for infringement will not be asserted or prosecuted against us in the future, although we are not presently aware of any basis for claims. A number of companies have developed and received proprietary rights to technologies that may be competitive with our technologies. Most of these entities are larger and have significantly greater resources than we do. Given the rapid development of technology in the telecommunications industry, we cannot assure you that our products do not or will not infringe upon the proprietary rights of others. A more complete discussion of our intellectual property rights appears later in this prospectus under the heading "Business--Intellectual Property."


WE ARE DEPENDENT ON THIRD PARTIES FOR MANUFACTURING


     We outsource the manufacturing and assembly of many of the components of our products. To date, we have relied on a single manufacturer, Sanmina Corporation, for the manufacture and assembly of the components used in the VidPhone switch. Several other manufacturers also produce smaller sub-assemblies and components for us on a per-project basis. We cannot assure you that our subcontractors will continue to perform under our agreements with them or that we will be able to negotiate continuing arrangements with these manufacturers on acceptable terms and conditions, or at all. In particular, our failure to pay these manufacturers could affect their willingness to continue working with us. If we cannot maintain relationships with our current subcontractors, we may not be able to find other suitable manufacturers. Any difficulties encountered with these manufacturers could cause product defects and/or delays and cost overruns and may cause us to be unable to fulfill orders on a timely basis. Any of these difficulties could materially and adversely affect us and the value of your investment. A more complete discussion of our dependence on third party manufacturers appears later in this prospectus under the heading
"Business -- Manufacturing."



A SIGNIFICANT PORTION OF THE NET PROCEEDS OF THIS OFFERING WILL BE USED TO PAY DEBT



     We expect to repay indebtedness and trade payables totaling approximately $5,800,000 from the net proceeds of this offering, of which approximately $161,000 will be paid to our officers, directors or affiliates. Accordingly, a substantial portion of the net proceeds of this offering will be used to pay existing debt and will not be available for other corporate purposes, such as product development or sales and marketing. The "Use of Proceeds" section of this prospectus provides you with additional information about our expected use of net proceeds of this offering.



OUR MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE NET PROCEEDS FROM THIS OFFERING



     We estimate that we will use approximately $1,518,000, or 12%, of the net proceeds from this offering for working capital and general corporate purposes. Our management will have broad discretion as to the specific purposes for which that portion of the net proceeds will be used. Therefore, you have little information as to how our management will use a substantial portion of the net proceeds from this offering. However, we are not committed to any designated use of proceeds, and we have broad discretion as to how to use the net proceeds from this offering. We provide you with additional information regarding the uses of the net proceeds from this offering later in this prospectus under the caption "Use of Proceeds."


THE BOOK VALUE OF THE SHARES YOU BUY WILL BE SUBSTANTIALLY LESS THAN THE PURCHASE PRICE YOU PAY


     After the completion of this offering, our pro forma net tangible book value per share of common stock as of March 31, 1999 would have been approximately $1.45 based on an assumed offering price of $7.50 per unit (attributing no value to the warrants). This is $1.05, or approximately 42%, less than the price you are paying per share in this offering. A more complete discussion of the dilution suffered by investors in this offering appears later in this prospectus under the heading "Dilution."


SALES OF A LARGE NUMBER OF SHARES IN THE PUBLIC MARKET COULD REDUCE OUR STOCK PRICE


     Substantially all of our currently outstanding shares of common stock have been registered for sale under the Securities Act, are eligible for sale under an exemption from the registration requirements or are subject to registration rights pursuant to which holders may require us to register their shares in the future. Sales or the expectation of sales of a substantial number of shares of our common stock in the public market could adversely affect the prevailing market price of our common stock. A more complete discussion of shares eligible for future sale appears later in this prospectus under the heading "Shares Eligible for Future Sale."


EXERCISE OF OPTIONS AND WARRANTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND YOUR PERCENTAGE OF OWNERSHIP


     Upon completion of this offering, there will be outstanding options and warrants to purchase an aggregate of 4,387,014 shares of common stock. In the future, we may grant more warrants or options under stock option plans. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. The "Description of Securities" section of this prospectus provides you with more information about options and warrants to purchase our common stock that will be outstanding after this offering.


OUR MARKET VALUE IS HIGHLY VOLATILE


     The market price of our common stock has been highly volatile and may continue to fluctuate in the future. We completed an initial public offering of 295,714 shares of our common stock at a price of $38.50 per share in April 1997. Subsequently, in November 1997 we completed a follow-on public offering of 142,857 shares of common stock at a price of $161.875 per share. On June 4, 1999, the last sale price per share of our common stock as reported on the Nasdaq SmallCap Market was $2.8125. As a result of our stock price volatility, it is difficult to determine the market value of Objective Communications. You cannot be sure how the price of the common stock might change after you purchase it. More information regarding the historical volatility of the market for our common stock appears later in this prospectus under the heading "Price Range of Common Stock."

POSSIBLE TERMINATION OF SEPARATE QUOTATION/TRADING OF UNITS

     Once the common stock and warrants are detached and become separately transferable, we may voluntarily terminate the trading and/or quotation of the units on the Nasdaq SmallCap Market at any time without notice to our securityholders. The termination of trading and/or quotation of the units would result in a securityholder having to sell the common stock and warrants separately, thereby possibly resulting in increased brokerage commissions as contrasted with selling the units separately.


GOVERNMENT REGULATION



     The VidModem and VidPhone Switch components of the VidPhone system must comply with certain regulations of the Federal Communications Commission ("FCC"). Under FCC regulations, we will be required to follow a verification procedure consisting of a self-certification that the VidModem complies with applicable regulations pertaining to radio frequency devices. A qualified, independent testing facility tested the VidModem, and it was found to comply with FCC regulations. We obtained equipment registrations from the FCC for certain VidPhone system components, including the VidPhone switch, that are connected to the public switched telephone network.



     Although we believe that at present the VidPhone system complies with all applicable government regulations, future government regulations could increase the cost of bringing products to market or adversely affect our ability to market and sell our products and technology.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of units in this offering (at an assumed offering price of $7.50 per unit) of approximately $12,600,000 (approximately $14,602,000 if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and other expenses payable by us estimated at approximately $2,400,000 (approximately $2,648,000 if the underwriters exercise the over-allotment option in full). We intend to use the net proceeds as follows, approximately:



             APPLICATION OF PROCEEDS                  AMOUNT      PERCENT
Repayment of unsecured promissory notes...........  $ 2,900,000     23.0%
Research and development..........................    2,660,000     21.1
Sales and marketing and customer support
  operations......................................    2,320,000     18.4
Repayment of certain outstanding indebtedness and
  other obligations...............................    2,770,000     22.0
Investment in capital equipment...................      300,000      2.4
Overdue payments on capital lease obligations.....      132,000      1.1
Working capital and general corporate purposes....    1,518,000     12.0
                                                    -----------    -----
     Total........................................  $12,600,000    100.0%



     Approximately $2,900,000 of the net proceeds will be used to pay the unsecured promissory notes issued in the February 1999 private placement, which had an aggregate original principal amount of $2,850,000, mature on the date on which this offering is consummated, and bear interest at 10% per year;



     We intend to use approximately $2,660,000 of the net proceeds from this offering to fund research and development.



     We anticipate that we will use approximately $2,320,000 of the net proceeds from this offering for sales and marketing and customer support operations.



     We expect to use approximately $2,770,000 of the net proceeds from this offering to repay certain outstanding indebtedness and other outstanding obligations, as follows. We expect to use approximately $120,000 to repay in full four outstanding notes payable, of which $20,000 bears interest at a rate of 12% annually and matured on December 8, 1998, $21,000 bears interest at 12% annually and matured on January 1, 1999, $43,000 bears interest at 8.4% annually and is due on June 24, 1999, and $36,000 bears interest at 10% annually and matures upon the completion of this offering. We expect to use $1,100,000 to pay a portion of the outstanding principal amount of certain trade payables that were converted to a term loan that matures in January 2002 and bears interest at 7% per year. We also intend to use $50,000 to pay a portion of a note to our counsel for outstanding bills, which matures in January 2001 and bears interest at 7% per year. We also anticipate using approximately $1,500,000 to pay certain other outstanding obligations, including trade payables.



     We anticipate that we will use approximately $300,000 to invest in capital equipment. We intend to use approximately $132,000 to pay overdue payments on outstanding capital lease obligations.



     We intend to use the remaining $1,518,000 for working capital and general corporate purposes, which may include product enhancement and sales and marketing expenses and the repayment of accrued salary to an executive officer.

     Our management will have broad discretion in allocating the proceeds to be applied for working capital and general corporate purposes. If the underwriters exercise their over-allotment option in full, we intend to use the net proceeds from the sale of the units sold pursuant to the exercise of the over-allotment option for working capital and general corporate purposes.

     Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit, or direct or guaranteed obligations of the United States government.

                          PRICE RANGE OF COMMON STOCK

     Our common stock traded on the Nasdaq SmallCap Market from April 3, 1997 to October 30, 1997 and traded on the Nasdaq National Market from October 31, 1997 to April 30, 1999. As of May 3, 1999, our common stock trades on the Nasdaq SmallCap Market. The following table sets forth, for the periods indicated, the range of high and low sales prices per share reported on such quotation systems as adjusted to reflect the one share for seven shares reverse split in the common stock that occurred on April 14, 1999.


                                               AS ADJUSTED
                                          ---------------------
                                            HIGH         LOW
                                          --------    ---------
PERIOD ENDING:
  June 30, 1997 (from April 3, 1997)....  $ 99.750    $ 41.125
  September 30, 1997....................   267.750      77.875
  December 31, 1997.....................   257.250      89.250
  March 31, 1998........................   173.250     101.066
  June 30, 1998.........................   141.750      46.375
  September 30, 1998....................    67.375      18.375
  December 30, 1998.....................    38.500      12.250
  March 31, 1999........................    24.941       5.908
  June 4, 1999..........................     7.658       2.8125



     The market price of our common stock historically has been highly volatile. We completed an initial public offering of 295,714 shares of our common stock at a price of $38.50 per share in April 1997. Subsequently, in November 1997 we completed a follow-on public offering of 142,858 shares of common stock at a price of $161.875 per share. On June 4, 1999, the last sale price per share of our common stock as reported on the Nasdaq SmallCap Market was $2.8125 per share. It is difficult to predict the future market price per share of our common stock, and you cannot be sure how the price per share of our common stock may change after this offering.


     As of February 16, 1999, there were approximately 157 holders of record of our common stock. The Company believes there are over 3,000 beneficial owners of its common stock.

                                DIVIDEND POLICY

     We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

                                    DILUTION


     A company's net tangible book value is equal to its total tangible assets minus its total liabilities. A company's net tangible book value per share is calculated by dividing its net tangible book value by the total number of shares of common stock outstanding. As of March 31, 1999, we had net tangible book value (deficit) of ($2,647,213), or approximately ($2.70) per share of common stock.



     As of March 31, 1999, after giving pro forma effect to (i) the issuance of 62,098 shares of common stock upon the automatic conversion of the Series B preferred stock upon the completion of this offering, (ii) the issuance of 871,693 shares of common stock upon the automatic conversion of the convertible debentures upon the completion of this offering, and (iii) the sale of the 2,000,000 units (attributing no value to the warrants) in this offering at an assumed public offering price of $7.50 per unit, the receipt by us of the net proceeds from this offering and the application of a portion of the net proceeds to repay certain outstanding indebtedness as described under the caption "Use of Proceeds," our pro forma net tangible book value at March 31, 1999, would have been approximately $11,484,501, or approximately $1.45 per share of common stock. This represents an immediate increase in our net tangible book value at March 31, 1999 of approximately $4.15 per share of common stock to existing stockholders and an immediate dilution of approximately $1.05 per share, or approximately 42%, to new investors purchasing units in this offering. The following table illustrates this dilution using an assumed public offering price of $7.50 per unit:



Assumed public offering price per share.....................           $2.50
  Net tangible book value per share of common stock as of
     March 31, 1999.........................................  ($2.70)
  Increase per share after conversion of the Series B
     preferred stock and the convertible debentures to
     common stock upon the completion of this offering......    3.01
  Increase per share attributable to sale of units in this
     offering...............................................    1.14
                                                              ------
Pro forma net tangible book value per share of common stock
  after this offering.......................................            1.45
                                                                       -----
Dilution per share of common stock to investors in this
  offering..................................................           $1.05
                                                                       =====

                                 CAPITALIZATION


     The following table sets forth our capitalization. The actual column shows our capitalization on March 31, 1999. The pro forma column shows our capitalization on March 31, 1999, on a pro forma basis adjusted to reflect the issuance of the 2,000,000 units in this offering at an assumed public offering price of $7.50 per unit and without attributing any value to the warrants issued as part of the units, the issuance of 62,098 shares of common stock upon the automatic conversion of the Series B preferred stock (including accrued and unpaid dividends through June 9, 1999) upon the completion of this offering, the issuance of 871,693 shares of common stock upon the automatic conversion of the convertible debentures (including accrued and unpaid interest through June 9, 1999) upon the completion of this offering, and the application of a portion of the net proceeds from this offering to pay certain outstanding obligations as set forth under the caption "Use of Proceeds."



                                                               AS OF MARCH 31, 1999
                                                           ----------------------------
                                                              ACTUAL        PRO FORMA
                                                           ------------   -------------
                                                           (UNAUDITED)     (UNAUDITED)
Long-term debt and obligations under capital lease, less
  current portion........................................  $  3,126,538   $  3,126,538
                                                           ------------   ------------
Stockholders' equity:
  Preferred stock, Series B, at liquidation preference,
     par value $.01, 954,545 shares authorized; 209,091
     issued and outstanding at March 31, 1999; none
     issued and outstanding pro forma....................     1,188,333             --
  Common stock, par value $.01, 30,000,000 shares
     authorized; 980,848 issued and outstanding at March
     31, 1999; and 7,914,639 shares issued and
     outstanding, pro forma (a)..........................         9,808         79,146
  Additional paid-in capital.............................    38,318,275     55,015,803
  Deficit accumulated during development stage...........   (41,963,302)   (43,410,121)
                                                           ------------   ------------
     Total stockholders' equity (deficit)................    (2,446,886)    11,684,828
                                                           ------------   ------------
          Total capitalization...........................  $    679,652   $ 14,811,366
                                                           ============   ============


---------------

(a) Does not include options and warrants to purchase 387,014 shares of common stock outstanding prior to the offering or options and warrants to purchase 4,387,014 shares of common stock to be outstanding after the offering.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected financial data as of December 31, 1996, 1997, and 1998, and for each of the three years in the period ended December 31, 1998 have been derived from our financial statements included in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon, which includes an explanatory paragraph on our ability to continue as a going concern, is also included in this prospectus. The selected financial data for the quarters ended March 31, 1998 and 1999 have been derived from our unaudited financial statements, which in the opinion of our management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth in those financial statements. The results for the quarter ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year or for any future period.

                                                                         FOR THE QUARTER ENDED         FOR THE PERIOD
                                FOR THE YEAR ENDED DECEMBER 31,                MARCH 31,              OCTOBER 5, 1993
                           -----------------------------------------   -------------------------   (DATE OF INCEPTION) TO
                              1996           1997           1998          1998          1999           MARCH 31, 1999
                           -----------   ------------   ------------   -----------   -----------   ----------------------
                                                                              (UNAUDITED)               (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues -- net..........  $    81,375   $        -0-   $    765,617   $   110,505   $   655,457        $  1,916,734
Cost of sales............       62,353            -0-        544,853        64,304       368,702           1,162,930
                           -----------   ------------   ------------   -----------   -----------        ------------
Gross margin.............       19,022            -0-        220,764        46,201       286,755             753,804
OPERATING EXPENSES:
Research and
 development.............    1,106,901      6,218,637     11,488,262     2,616,588       823,244          21,034,896
Selling, general and
 administrative..........    1,043,553      4,334,754      9,015,437     1,741,344     1,123,655          16,743,714
Depreciation and
 amortization............      158,714        829,462      2,240,878       398,008       293,898           3,587,012
                           -----------   ------------   ------------   -----------   -----------        ------------
   Total operating
     expenses............    2,309,168     11,382,853     22,744,577     4,755,940     2,240,797          41,365,622
                           -----------   ------------   ------------   -----------   -----------        ------------
Loss from operations.....   (2,290,146)   (11,382,853)   (22,523,813)   (4,709,739)   (1,954,042)        (40,611,818)
Interest (income)
 expense, net............      404,290        203,441       (120,236)     (166,040)      460,577             944,587
                           -----------   ------------   ------------   -----------   -----------        ------------
Net loss.................  $(2,694,436)  $(11,586,294)  $(22,403,577)  $(4,543,699)  $(2,414,619)       $(41,556,405)
                           ===========   ============   ============   ===========   ===========        ============
Cumulative Series B
 dividend................          -0-            -0-        (23,958)          -0-      (116,450)
                           -----------   ------------   ------------   -----------   -----------
Net loss attributable to
 common stockholders.....  $(2,694,436)  $(11,586,294)  $(22,427,535)  $(4,543,699)  $(2,531,069)
                           ===========   ============   ============   ===========   ===========
Net loss per common
 share -- basic and
 diluted.................  $     (5.23)  $     (19.90)  $     (27.45)  $     (5.60)  $     (2.76)
                           ===========   ============   ============   ===========   ===========
Weighted average shares
 outstanding --
 basic and diluted.......      515,376        582,307        816,972       810,979       916,568
                           ===========   ============   ============   ===========   ===========

                                                                                           AS OF
                                                               AS OF DECEMBER 31,        MARCH 31,
                                                            -------------------------   -----------
                                                               1997          1998          1999
                                                            -----------   -----------   -----------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $18,199,434   $     8,532   $   640,349
Working capital (deficit).................................   16,422,283    (4,905,789)   (2,515,429)
Total assets..............................................   23,082,700     9,622,989    11,581,169
Obligations under capital lease, less current portion.....       57,196        76,008        60,358
Total liabilities.........................................    4,210,571    11,219,509    14,028,055
Total stockholders' equity (deficit)......................  $18,872,129   $(1,596,520)  $(2,446,886)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our audited financial statements and notes thereto which are included elsewhere in this prospectus.

OVERVIEW

     Our financial results for the quarter ended March 31, 1999 reflect the positive effects of our cost reduction program and the introduction of the first commercial version of the VidPhone(R) system, both of which occurred in the second half of 1998. We reported revenues of $655,457 in the first quarter of 1999, an increase of $255,628, or 64% when compared with revenues reported in the fourth quarter of 1998. Total operating expenses were reduced to $2,240,797 in the first quarter of 1999, a decrease of $2,058,291, or 48% compared to the fourth quarter of 1998. We believe that our first quarter results reflect a positive first step towards our goal of achieving commercial acceptance of our VidPhone system.


     Objective Communications was formed in 1993 to design, develop and market a full motion, high resolution, cost-effective video network system, the VidPhone system. Users of the VidPhone video network system can view broadcast video and participate in multi-party video conferences. With the introduction of Release
1.5 of our VidPhone software, which we expect to occur in late June 1999, users also will be able to retrieve and view stored video on demand. Our VidPhone system distributes video to and from desktop or laptop personal computers and conference rooms configured with a VidPhone station, over the same wiring used by the telephone.


     Our operations focused on research and development until we shipped our first commercial VidPhone system in the third quarter of 1998. To date, we have not generated substantial revenues from the sale of our VidPhone system. Since shipping our first commercial VidPhone system, we have focused on sales and marketing of our product and customer support, while continuing to enhance our product's development.

     In July 1998, we began a significant restructuring of our operations, including changes in senior management. We hired James Bunker, who has extensive experience "turning-around" businesses, as our President and Chief Executive Officer. Steven Rogers, our founder, became Chief Technology Officer and Vice President, Engineering and assumed responsibility for completing the development of our commercial VidPhone system. We shipped the first commercial version of our VidPhone system in August 1998. To lower our operating expenses, in July 1998, we reduced the number of our employees to approximately 90 from approximately 135. Since then, we have reduced our staff by approximately 40 additional people. We also implemented new cash management and expense policies. We believe that these changes will reduce our total operating expenses in 1999 by approximately 50% compared to 1998.


     Our first commercial VidPhone system included Release 1.4 of our VidPhone software. Release 1.4 enabled certain features of the VidPhone system, including asynchronous transmission mode (ATM) and enhanced Integrated Services Digital Network (ISDN) wide area connectivity. Release 1.5, which we expect to introduce in late June 1999, will add additional features to our VidPhone system, including the VidServer and enhancements to the VidPhone gateways. VidPhone gateways can be used to connect VidPhone systems or a VidPhone system and another vendor's video network across a wide area network. The VidServer will permit VidPhone users access to and control of stored video on demand. With the introduction of Release 1.5, our VidPhone system will offer a complete video network system providing the following video functions to users: broadcast video, videoconferencing, and retrieval of stored video on demand.

     We have a limited operating history and, therefore, we do not have any substantial basis on which to predict our sales cycle. However, we expect that the sales cycle for our products will be relatively long primarily for two reasons. First, it takes substantial time for us to establish relationships with our resellers. It also takes time to familiarize resellers with the VidPhone system and to train their sales forces. Second, our VidPhone video network system is a new product that requires a substantial capital commitment. Accordingly, we believe that it is likely to take the end-user customer at least several months to decide to purchase our VidPhone video network system. We expect our sales cycle will decrease after we establish customer reference accounts, create brand name recognition of the VidPhone system and have longer, more established relationships with resellers.

     Although we distribute and sell our products through resellers, we typically ship VidPhone systems directly to end-user customers and install the systems at customers' locations. The VidPhone system technology is new and the purchase of a VidPhone system requires a significant capital investment. Generally, our policy currently is to permit new prospective end-user customers to evaluate the VidPhone system for 30 to 45 days. Following that period, our policy generally requires customers to pay for the VidPhone system in full within 30 days, or to return the product. In some cases, we require a down payment at the time an order is placed.

     For the remainder of 1999, we intend to focus on sales and marketing of the VidPhone system, and continuing product development to meet customer demands for new functionality and to lower costs. Specifically, we intend to: (i) use current strategic and reseller arrangements to increase sales of the VidPhone system and create brand name recognition of our product, (ii) distribute the VidPhone system through established distribution channels, (iii) position the VidPhone system as an enhancement to existing telephone and information systems,
(iv) develop our direct sales capabilities, and (v) continue engineering on our VidPhone system to refine and improve current functionality to meet new customer requirements and to lower costs through improved design. However, we cannot assure you that we will be able to meet these objectives. We plan to continue to subcontract all major manufacturing and production activities for the foreseeable future, but we will continue to retain test and quality assurance functions until all subcontractors are certified with respect to quality.

     In 1999, we expect to continue to incur operating expenses to support our product development efforts and to enhance our sales and marketing capabilities and organization but we anticipate that our development expenditures will be lower than in prior years due to the commercial introduction of the VidPhone system in 1998. Our results of operations may vary significantly from quarter to quarter during this period of product introduction and initial sales.

YEAR 2000

     As many computer systems and other equipment with embedded chips or processors use only two digits to represent the year, they may be unable to process accurately certain data before, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or systems failures causing disruptions in their business operations. This is commonly known as the Year 2000 (or "Y2K") issue. The

Y2K issue can arise at any point in a company's supply, manufacturing, processing, distribution, and financial chains.

     We have evaluated the impact of the Y2K issue on our operations. This evaluation consisted of identifying the sources of potential exposure to risk of systems malfunction or failure in internal information technology ("IT") infrastructure, in our product, including embedded systems and software, and in systems utilized by significant vendors and customers. The evaluation process also developed contingency plans in order to mitigate the negative effects to us of any failure of these systems. We have completed our review process, and the costs associated with our Y2K compliance evaluation were not material.

     We believe that the VidPhone system is not susceptible to Y2K problems because the VidPhone system does not contain an internal clock. We also have evaluated whether equipment and software that we use or that is embedded in the VidPhone system is Y2K compliant. Our evaluation consisted principally of securing certifications from each of the vendors of these products that their product is Y2K compliant and we did not independently assess whether a product has Y2K problems. With respect to our internal IT infrastructure, including the commercial financial software that we use, we have also obtained certifications that the products that we use are Y2K compliant.

     If, however, the equipment or software currently used or produced by us proves to be susceptible to the Y2K issue, we may incur significant costs to modify, re-program or replace the affected equipment or software. In addition, because the VidPhone operates in a Windows environment, any susceptibility of the Microsoft Windows operating system to Y2K issues could affect the operation of the VidPhone system.

     We began an evaluation of the compliance of our current and future major supplier's systems in the fourth quarter of 1998. Failure of any of our significant supplier's systems could result in our inability to supply products to our customers and adversely affect our operating results and cash flow. Our Y2K plan includes contingency plans to reduce the risk of a disruption to normal access to required components and materials or services. Our evaluation consists of obtaining Y2K compliance certification from major software and hardware suppliers. Although the cost of assessing Y2K compliance by third parties has not been material to date and we believe that it will not be material in the future, at this time we cannot estimate the costs of any steps that will need to be taken to resolve any problems or secure alternative relationships with Y2K compliant third parties.

     In addition, we have evaluated the impact of the existence of Y2K issues on our customer base. Based on those evaluations, we do not expect our potential customers to reduce their capital expenditure budgets or to defer purchases of the VidPhone system because of concern about potential Y2K issues. We provide all of our customers with Y2K certifications with respect to our VidPhone system, and we do not believe that the existence of Y2K issues with respect to other technologies will materially adversely impact sales of the VidPhone system.

     Our assessment of the impact of Y2K on our operations is based on current facts and our assessment process is not complete. Accordingly, we cannot assure you that there will not be interruptions or other limitations of financial and operation systems functionality or that we will not incur greater costs than projected to avoid such interruptions. Our expectations about future costs associated with the Y2K issue are subject to certain uncertainties that could cause actual results to have a greater financial impact than currently anticipated. Factors that could influence the amount and timing of future costs include our success in identifying Y2K issues, the costs of remediation or avoidance, the costs of assessing third-party compliance and its impact on our operations, and other factors. The forward-looking statements discussed in this section regarding Y2K compliance involve a number of risks and uncertainties, including those described above, and general economic conditions, the competitive environment in which we operate, and other risks and uncertainties identified elsewhere in this prospectus.

RESULTS OF OPERATIONS

COMPARISON OF THE QUARTERS ENDED MARCH 31, 1999 AND MARCH 31, 1998

     Revenues. We recognized $655,457 in revenues during the three months ended March 31, 1999 compared to approximately $110,500 in the comparable period in 1998, representing an increase of approximately $545,000, or 493%. The revenues recognized in 1999 relate primarily to shipments of VidPhone systems shipped to and accepted by three customers in the first three months of 1999. We believe that the significant increase in sales and revenues during the first quarter of 1999 is reflective of initial commercial acceptance of our technology incorporated into our VidPhone system. We believe that the sales and revenues reflect customer acceptance of our VidPhone software Release 1.4, which added features to the VidPhone system.

     Cost of sales. Cost of sales for the three months ended March 31, 1999 was approximately $368,700. This represents an increase of approximately $304,400 over the $64,300 recorded in the comparable period in 1998. Cost of sales as a percentage of sales was approximately 56% and 58% in the periods ending March 31, 1999 and 1998, respectively.

     Gross Margin on Sales. Gross margin on sales was approximately $286,800, or 44%, for the period ending March 31, 1999 compared to gross margin of $46,200, or 42%, for the comparable period in 1998.

     Research and Development. Research and development costs decreased to $823,000 in the three months ended March 31, 1999, a decrease of approximately $1,800,000, or 69%. The overall decrease in costs is a result of our cost-reduction plan implemented in mid-1998. Approximately $407,000 of the reduction resulted from reduced staffing costs as overall staffing in the research and development departments declined from 56 at March 31, 1998 to 25 at March 31, 1999, the use of contract labor was reduced, and recruiting costs were eliminated. Materials and supplies purchased to support research and development activities also decreased by approximately $811,000. In addition, decreased use of rented or uncapitalized equipment resulted in approximately $181,000 in cost reductions. Lower fees associated with design and consulting services also contributed approximately $254,000 to the cost reductions during the three months ended March 31, 1999, compared to the same period in 1998. Allocated costs from service departments were reduced by approximately $118,000 as research and development benefited by cost reductions attained in those departments.

     Selling, General and Administrative Expenses. Selling, general, and administrative expenses decreased to approximately $1,124,000 during the three months ended March 31, 1999, from approximately $1,740,000 during the three months ended March 31, 1998, a decrease of approximately $616,000 or 35%. The decrease in selling, general and administrative expenses reflects the results of our cost reduction program implemented in mid-1998.

     Sales and marketing expenses decreased approximately $416,000 in the first three months of 1999 as compared to the same period of 1998. Approximately $225,000 of this reduction was due to lower marketing personnel costs, partially offset by an increase of approximately $89,000 in staffing costs related to sales personnel. Approximately $70,000 of the reduction was due to the elimination of recruiting costs, $72,000 was due to reduced costs associated with advertising and trade-show attendance, and $54,000 was due to lower professional services fees. Customer support costs decreased by approximately $138,000 in the three months ended March 31, 1999 compared to the same period in 1998. Approximately $56,000 of the decrease was due to lower costs associated with materials and uncapitalized tools and equipment, $46,000 was due to a decline in travel costs, and approximately $16,000 was due to lower staffing costs.

     General and administrative costs declined by approximately $64,000 in the three months ended March 31, 1999 compared to the same period in 1998. General and administrative staff costs were reduced by approximately $55,000, and recruiting and relocation costs were reduced by approximately $26,000. Overall costs allocated to the sales, general and administrative department from service departments also were reduced by $115,000.

     Depreciation and Amortization. Depreciation and amortization decreased to approximately $294,000 during the three months ended March 31, 1999, from $398,000 in the three months ended March 31, 1998, a decrease of approximately $104,000, or 26%. We use the accelerated depreciation method for book purposes and, accordingly, we experience higher levels of depreciation in the early years of depreciable assets' service lives. Also contributing to the overall reduction in depreciation expense was the disposition or retirement of assets held at one of our locations in January 1999.

     Net Interest (Income) Expense. We recorded approximately $460,600 of net interest expense in the three months ended March 31, 1999, compared to approximately $166,000 of net interest income in the comparable period of 1998. Interest expense totaled approximately $464,000 during the first quarter of 1999, compared to approximately $12,000 during the first quarter of 1998. Of the interest expense recorded in the 1999 period, approximately $309,000 was interest expense on the outstanding unsecured promissory notes with an aggregate principal amount of $2,850,000, that we issued in a unit offering completed in February of 1999. Included in the interest expense recorded in connection with the unsecured promissory notes was approximately $198,000 of amortization of debt discount and $67,000 of amortization of debt issuance costs. In addition, during the first quarter of 1999, we incurred approximately $81,000 in interest expense related to long-term debt issued in connection with restructured vendor accounts payable (including $11,000 of amortization of debt discount), $41,000 in interest incurred on our outstanding convertible debentures, and an additional $22,000 related to capital lease obligations.

     We earned approximately $4,000 in interest income during the first quarter of 1999, compared to $178,000 in interest income during the first quarter of 1998. The interest income recorded in the first quarter of 1998 was earned on the invested proceeds of the public offering of common stock that we completed in November 1997 (the "1997 Follow-on Offering"). We had less cash during the first quarter of 1999 available for investment and accordingly earned less interest income.


     Net Loss. As a result of the foregoing factors, the net loss for the period ended March 31, 1999 decreased to approximately $2,400,000, from $4,500,000 in the three months ended March 31, 1998, a decrease of approximately $2,100,000 or 47%.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

     Revenues. We had $765,617 in revenues in 1998, compared to no revenues in 1997. Revenues are presented net of a $22,000 reserve for returns and allowances.

     Gross Margin. Cost of sales for 1998 were $544,853, resulting in a gross margin of $220,764 or approximately 28.8% of revenues. Cost of sales includes the costs of materials, labor, and production overhead necessary to convert purchased components to finished products. In the future, we expect to lower the costs of production through engineering advances and purchasing economies, and to increase gross margin while also reducing the cost of the VidPhone system per user.

     Research and Development. Research and development expenses increased significantly to $11,488,000 in 1998, from $6,219,000 in the prior year, an increase of $5,269,000, or 85%. Of the increase, $2,342,000 was attributable to higher staffing costs as we added a significant number of product development personnel during the first half of 1998. Product development staffing costs declined during the second half of 1998, as we reduced personnel as part of our overall cost-reduction plan. Of the overall increase in research and development costs, $1,705,000 was due to increased materials costs, again primarily in the first half of 1998. We also incurred approximately $610,000 in additional costs in 1998 related to the increased use of facilities and information technology, representing a 139% increase over 1997. In addition, equipment and equipment rental costs to support research and development increased to $544,000 in 1998, compared to $187,000 in 1997, an increase of approximately $357,000, or 191%. Computer and software costs increased to $215,000 in 1998 from $91,000 in 1997, an increase of $124,000, or 136%.

     Selling, General, and Administrative Expenses. Selling, general and administrative expenses increased significantly to $9,015,000 in 1998 from $4,335,000 in 1997, an increase of $4,680,000, or 108%. Staffing-related costs increased to $3,798,000 in 1998 from $1,927,000 in 1997, an increase of $1,871,000, or 97%. Of this increase, $2,075,000 was attributable to additional sales and marketing staff, offset by a reduction of $204,000 in general and administrative staffing costs. General and administrative staffing costs declined in 1998 compared to 1997 because we had a one-time, non-cash compensation charge of $340,000 in 1997 related to a warrant exchange transaction. Costs associated with the use of consultants and other professional services increased during 1998 relative to 1997 by $767,000, or 123%. Of that increase, $564,000 was attributable to non-cash charges associated with granting options to an investment banking firm in December 1997. Sales and marketing costs increased significantly during 1998 compared to 1997 as we introduced the first commercial version of our VidPhone system. Advertising and promotion costs, including installations of demonstration equipment at potential customer or reseller sites and attendance at trade shows (exclusive of travel expenses) increased to $1,085,000 in 1998, representing an approximately 258% increase over 1997. In January 1999, we sold furniture and equipment to a third party in connection with our relinquishment of a lease on excess space in Portsmouth, New Hampshire. The loss on the sale of this equipment and on the abandonment of leasehold improvements was an estimated $195,000, which was accrued in 1998. We did not record any similar charge in 1997. Allocated costs related to facilities and information technology infrastructure also increased to $580,000 in 1998 from $407,000 in 1997, an increase of $173,000, or 43%. This increase primarily is due to significantly higher telephone costs in 1998, as we increased the testing of the VidPhone system over ISDN lines, and higher personnel costs and uncapitalized equipment in our information technology department. Recruiting and relocation costs declined in 1998 by approximately $190,000 to approximately $203,000. The higher level of such costs in 1997 was associated with the move of the Company's headquarters.

     Depreciation and Amortization. Depreciation and amortization increased to $2,241,000 in 1998 from $829,000 in 1997, an increase of $1,412,000, or 170%.
The $1,616,000 increase in depreciation costs was offset by a $209,000 decrease in amortization costs. Depreciation increased as a result of the significantly higher level of depreciable fixed assets in 1998. Amortization decreased because we amortized $209,000 of capitalized debt issuance costs upon the repayment of debt paid from the proceeds of our initial public offering in April 1997, but we did not incur any similar charge in 1998.

     Interest Income, Net. We earned $120,000 in net interest income in 1998 compared to incurring $203,000 of net interest expense in 1997. We earned interest income of $292,000 on invested excess cash during 1998, compared to interest income of $272,000 in 1997. We paid interest expense of $172,000 in 1998 related to capital lease obligations and notes payable, compared to $475,000 in 1997. Of the interest expense incurred in 1997, $385,000 related to the write-off of unamortized debt discount representing the fair value of warrants we issued to holders of notes in connection with a financing completed in November 1996.

     Net Loss. Our net loss for 1998 increased by $10.8 million, or 93%, to $22.4 million, from $11.6 million for 1997.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996


     Revenues. We had no revenues in the year ended December 31, 1997 compared to revenues of $81,375 in the same period in 1996. The revenues recorded in 1996 were generated from software development and equipment testing consulting contracts. The services provided involved software and hardware similar to that used in our product, but were not directly transferable to our VidPhone system development activities. After these consulting contracts were completed, we reassigned these resources to VidPhone system development activities. In 1997, we devoted all of our resources to the development, production, and sale and delivery of the VidPhone system and related software products.


     Gross Margin. We recorded no revenues in 1997 and correspondingly had no gross margin to report, as compared to a gross margin of approximately 23.3% of total revenues for 1996.

     Research and Development. Research and development expenses increased by approximately $5,112,000, or 462%, for the year ended December 31, 1997, to approximately $6,219,000 as compared to $1,107,000 for the year ended December 31, 1996. The increase was primarily due to hiring of technical staff and increasing levels of spending in connection with final product design and, to a lesser extent, costs incurred in connection with preparing our new production facilities. Research and development expenses include the costs associated with all personnel, materials and contract personnel engaged in research and development for Objective Communications, as well as an allocated portion of overhead expenses, such as rent, telephone, and office supplies.


     Selling, General, and Administrative Expenses. Selling, general and administrative expenses increased by approximately $3,291,000, or 315%, in the year ended December 31, 1997 to approximately $4,335,000 from approximately $1,044,000 in the same period in 1996. Sales and marketing costs increased in preparation for the introduction of our products to the marketplace. Significant expenses were incurred during 1997 in connection with a multi-city product introduction tour and the addition of sales, marketing, and customer support staff. Legal, accounting, personnel and insurance expenses increased as a result of our growth, becoming a publicly traded company and the increased size and complexity of operations.

     Depreciation and Amortization. Depreciation and amortization increased approximately $670,000, or 421%, to $829,000 in the year ended December 31, 1997 from $159,000 in the year ended December 31, 1996. During 1997, we charged to amortization expense $209,000 of capitalized debt issuance costs upon the repayment of the debt from the proceeds of our initial public offering. The remainder of the increase was primarily due to approximately $614,000 in depreciation of fixed assets and approximately $6,000 in amortization of trademarks and patents.

     Interest Expense. We incurred approximately $203,000 in net interest expense for the year ended December 31, 1997 compared to approximately $404,000 in net interest expense for the year ended December 31, 1996. Interest income of approximately $272,000 was earned in 1997, principally derived from the invested proceeds of our initial public offering completed in April 1997 and the 1997 Follow-on Offering. Interest expense in 1997 included a write-off of approximately $385,000 of unamortized debt discount representing the fair value of warrants we issued to holders of notes issued in connection with a financing completed in November 1996.

     Net Loss. As a result of the foregoing factors, the net loss increased by approximately $8.9 million, or 330%, to approximately $11.6 million for the year ended December 31, 1997 from approximately $2.7 million during the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     We have incurred cumulative losses aggregating approximately $41.6 million from our inception through March 31, 1999. We expect to incur additional operating losses for the foreseeable future, principally as a result of expenses associated with our product development efforts and anticipated sales, marketing and general and administrative expenses. As of December 31, 1998, we had essentially no cash remaining from which to finance our operations. During the first three months of 1999 we satisfied our cash requirements from the approximately $2,393,000 in net proceeds from the February 1999 private placement of $2,850,000 in aggregate principal amount of unsecured promissory notes and 160,701 shares of our common stock.

     During 1998, we satisfied our cash requirements principally from the proceeds of the 1997 Follow-on Offering and approximately $3.1 million of net proceeds from the issuance of the 5% convertible debentures and approximately $1.1 million of proceeds from the issuance of the Series B preferred stock. In June 1998, we sold to the Portsmouth Development Authority ("PDA") certain leasehold improvements that we had made to our principal office building. We received approximately $1.5 million from the sale, but we also are obligated to pay higher rental costs on our current headquarters in the future as a result of the transaction. Our primary uses of cash were to fund research and development, sales, general and administrative expenses, and to build inventory levels to support future sales.

     We had cash and cash equivalents of $640,349 at March 31, 1999, compared to $8,532 at December 31, 1998. Net cash used in operations during the three months ended March 31, 1999 was approximately $1,728,000. The net loss in the first quarter of 1999, reduced by depreciation, amortization, non-cash compensation and other non-cash charges was approximately $1,663,000. Inventory decreased by approximately $232,000 during the first quarter of 1999, primarily as a result of sales made during the quarter. Accounts receivable increased by $412,000 during the first quarter of 1999 as a result of $619,000 of new sales during the quarter, offset by approximately $207,000 in cash received from customers relating to outstanding accounts receivable.

     We generated $81,000 in cash from investing activities during the quarter ended March 31, 1999 through the sale of certain office furniture and equipment to a third party who assumed a lease on property that we previously occupied. We did not use any cash in investing activities during the period.

     Net cash used in operating activities for 1998 was $19.6 million. The net loss reduced by depreciation and amortization and the non-cash compensation and other non-cash charges, was $19.5 million. Inventories increased by $4.1 million, funded in part by an increase of $3.7 million in accounts payable. Inventory at December 31, 1998 was $5.8 million, compared to $1.7 million at December 31, 1997. Inventory at December 31, 1998 included $43,000 of finished goods representing the cost of equipment shipped in the fourth quarter of 1998 which was not recorded as sales in that quarter.

     Net cash used in investing activities in 1998 was $2.3 million. The $3.8 million in cash used for capital items was partially offset by the $1.5 million received from the sale of leasehold improvements to the PDA. Of the $3.0 million in additions to property and equipment in 1998, $719,000 was financed by additions to capital lease obligations. Total additions to property and equipment consisted of additions to offices, furniture and fixtures and related items, and computer and telecommunications equipment and software.

     We generated approximately $2,280,000 in cash from financing activities during the three months ended March 31, 1999. We received approximately $2,393,000 in net proceeds from the February 1999 private placement of units, consisting of $2,850,000 aggregate principal amount of unsecured promissory notes and 160,701 shares of common stock. The net proceeds from the February 1999 private placement provided most of our operating funds during the period. We also received $36,000 as an unsecured loan from an employee. Offsetting these sources of funds was the repayment of $42,000 of notes payable, a payment of $25,000 against newly issued long-term debt, and the payment $82,000 of capital lease obligations.

     Net cash provided by financing activities was $3.6 million in 1998. In July, we raised $3.125 million from the issuance of 5% convertible debentures, $625,000 of which was purchased by certain directors and executive officers and certain other affiliated investors. In August, we raised $1.15 million by issuing Series B preferred stock. We also received $221,000 of proceeds from the exercise of warrants and options by certain warrant and option holders in the second quarter of 1998. The proceeds from financing activities were partially offset by $703,000 of principal payments on capital lease obligations and $145,000 of principal payments on a note payable.

     To date, we have not generated substantial revenues from the sale of our products and services. We earned $765,600 in revenues for the year 1998, and recognized $655,457 in revenues for the three months ended March 31, 1999. We have suffered recurring losses from operations, recurring negative cash flow from operations and had an accumulated deficit of $41,963,300 at March 31, 1999 that raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We have required substantial funding through debt and equity financings since our inception to complete our development plans and commence full-scale operations.

     We require additional cash to fund operations. At December 31, 1998, we had essentially no cash from which to fund operations. In February 1999, we completed a private placement of units consisting of an aggregate of $2,850,000 unsecured promissory notes and 160,701 shares of common stock, from which we received net proceeds of $2,393,000. We used the net proceeds from the February 1999 private placement to fund our operations, including approximately $560,000 used to repay certain outstanding accounts payable. Before completing the February 1999 private placement, we were able to pay only those expenses that were essential to continue operations and we have continued to monitor payments carefully.


     At March 31, 1999, we had $640,349 in cash and, as of the date of this prospectus, we are again essentially out of cash. We intend to fund operations until the closing of this offering with cash generated from customer payments on outstanding accounts receivable. However, the timing and amount of customer payments is uncertain. We anticipate that this offering will be completed in June. As a result of our liquidity problems, we have not been able to fund any significant further development of the VidPhone system or any expansion of our operations since mid-1998, and we anticipate that this will continue until we complete this offering. In addition, we have not paid many of our creditors, including trade creditors, on a timely basis and remain in default on a number of significant overdue obligations. Some of these creditors have initiated or threatened to initiate legal proceedings against us to obtain repayment of these debts. If we continue not paying our debts as they become due, it is likely that other creditors will take legal action against us and that other firms will refuse to sell us the products and services we need to continue operations. We estimate that the net proceeds from this offering will be sufficient to fund our operations for approximately 12 months.


     With respect to our plan of operations, we intend to continue to focus on seeking to operate efficiently and preserve cash by closely monitoring expenditures and payments to vendors on outstanding payables, reviewing appropriate staffing levels without sacrificing product performance, and continuing to increase product functionality and promote customer acceptance of the VidPhone system.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Adoption of this standard will not have a material impact our financial results.

INFLATION

     The impact of inflation on our business has been insignificant to date, and we believe that it will continue to be insignificant for the foreseeable future.

                                    BUSINESS

INTRODUCTION


     Objective Communications is a Delaware corporation formed in 1993 to design, develop and market a full motion, high resolution, cost-effective video network system. Users of the VidPhone video network system can view broadcast video from a variety of sources and participate in multi-party video conferences. With the introduction of Release 1.5 of our VidPhone software, which we expect to occur in late June 1999, users also will be able to retrieve and view stored video on demand. Our VidPhone system distributes video to and from desktop or laptop personal computers and conference rooms configured with a VidPhone station, over the same wiring used by the telephone. We believe that the VidPhone system offers greater functionality and compatibility with existing infrastructure and higher quality than other video network or conferencing systems available today.


STRATEGY

     Our objective is to become a leading provider of video network systems. The key elements of our strategy are:

     - Seek Brand-Name Recognition of the VidPhone System. We intend to promote the VidPhone system as a brand-name video network. The initiatives that we are pursuing include press releases, presentations to industry analysts, technology announcements, formal product launches and participation in trade shows.

     - Position the VidPhone System as an Upgrade to Existing Telephone Systems. We market the VidPhone system as an enhancement to existing telephone systems to capitalize on the drive by telephone product and service companies to regain prominence in the corporate information systems market. These resellers can offer the VidPhone system as a fully functional video network that we believe outperforms video network functionality deployed on the LAN. We believe that the VidPhone system is more attractive to information technology administrators than LAN-based systems because it does not use LAN bandwidth, compromise LAN integrity, affect LAN reliability or impede the performance of the desktop personal computer.

     - Distribute the VidPhone System Through Large Established Distribution Channels. We are marketing the VidPhone system primarily through telephone product and service providers, systems integrators and VARs. These resellers provide us with immediate access to large, well-established sales forces and credibility for our product. Most telephone system providers have large sales, service and support organizations and have long-term relationships with significant customer bases, including large corporate customers. We currently have agreements with 16 resellers, including Unisys, Sprint and Bell Atlantic, and we intend to add more resellers.

INDUSTRY BACKGROUND

     Business demand for video communications, historically limited primarily to video conferencing, is driven by the desire to achieve the most effective means of communication. Information that is exchanged or presented visually, such as during in-person meetings or video presentations, has a stronger impact on the end-user than non-visual communication. People cannot always exchange or present information in person, and technology limitations and cost constraints have restricted the use of video applications. Consequently, people rely on non-visual forms of communication, such as telephony, voice mail and e-mail. Recent video application developments such as targeted broadcasting and conferencing achieve the effectiveness of face-to-face meetings while retaining the convenience of a telephone call.

     We believe that video networks that fully support video broadcast, video retrieval and video conferencing applications address many of the communications requirements of the business community. Video networks can improve worker productivity by facilitating the efficient exchange of information between geographically dispersed parties and reducing travel expenses. In addition, they can enable the use of video material for training and research at the convenience of the user rather than the presenter and permit businesses to access business broadcasts, such as CNN, CNNfn and CNBC, at a desktop or laptop computer. To date, however, infrastructure and transmission constraints, costs and other limitations have precluded business quality video broadcast, retrieval and conferencing applications at desktop computers.

     Until recently, most video communications systems were boardroom video conferencing systems. These systems were expensive for most businesses. Even today, most boardroom video conferencing systems require substantial capital expenditures and trained personnel for set up and maintenance during video conferencing calls. Most boardroom systems also do not provide video quality adequate for video broadcast and retrieval and are limited by distracting latency transmission delays that result in unsynchronized audio and video. In addition, these systems normally require the use of the public telephone system for all video calls, including those within a building or across a small business campus, thereby incurring telephone usage charges for each call.

     Over the past decade, video conferencing systems have begun to evolve from high cost, low quality, stand-alone boardroom systems to desktop systems. However, desktop systems have not been widely adopted. We believe that this is primarily because most video network systems produce inadequate video quality for business purposes.

     Most desktop video conferencing systems use either dedicated telephone lines or the LAN to transmit video data. Some desktop video conferencing systems use dedicated Integrated Services Digital Network ("ISDN") lines to achieve acceptable video quality (384 Kbps) for business purposes. However, to achieve this quality, a minimum of three dedicated ISDN lines with six associated telephone numbers must be provided to each desktop. The installation costs of these additional lines and line use charges render this approach prohibitively expensive on any significant scale. In addition, these systems require the installation of either expensive and complex hardware coder-decoders ("CODECs") in each PC, or software CODECs that render the PC unavailable for other applications during video conferencing.

     Some video conferencing systems attempt to use the LAN rather than dedicated telephone lines. These are referred to as IP or H.323 systems. LAN-based systems also require the installation of hardware or software CODECs in each user's desktop or laptop computer. Data LANs were not designed for isochronous, i.e., time dependent, data such as video and audio. LANs were designed to be shared by individuals using the transmission medium for short periods of time. Most LANs today do not have the bandwidth to accommodate the volume of data inherent in full-motion video applications. Consequently, even a single video conference would significantly diminish the capacity of most LANs to support other users. Information technology managers resist LAN-based video applications because of the additional volume of data and new infrastructure and the associated maintenance required to support them. Although high speed Ethernet and gigabit routing switches may alleviate some of the bandwidth problems resulting from the transmission of video on the LAN, we believe that these new technologies do not adequately address the transmission delay problems plaguing such systems. We believe that, in the future, synchronous fiber optic networks and Asynchronous Transfer Mode ("ATM") switching will dominate in the wide area network ("WAN"). However, we do not believe that ATM will reach desktop computers due to the high cost.

     We believe that business users will not adopt video applications on any significant scale until video systems are capable of providing TV-quality video and FM-quality stereo audio and are cost effective. We believe that our VidPhone video network meets these requirements because it takes advantage of existing telephone wiring and supports high quality video and audio, but does not interfere with the existing LAN-based computer system or impede the performance of an individual desktop or laptop computer.

PRODUCTS AND TECHNOLOGY


     Our VidPhone system is a full-motion, high resolution, cost-effective video network system that uses the same wiring as the telephone, which gives it a competitive cost advantage over other types of video network systems. Users of the VidPhone video network system can view broadcast video from a variety of sources including direct broadcasts of "live" communications, satellite broadcasts and stored video, and participate in multi-party video conferences from desktop personal computers or conference rooms. With the introduction of Release 1.5 of our VidPhone software, which we expect to occur in late June 1999, users also will be able to retrieve and view stored video on demand.


                                    [chart]

[Image of a remote terminal (wide area network) connected by a line to a VidPhone switch which in turn is connected by three telephone lines equipped with VidModems to a laptop computer, a television or large screen display and a desktop computer within a building or small business campus. A fourth line connects the Vidphone switch to a PBX or Centrex.]

Typical VidPhone(R) System Configuration

     Our VidPhone system is comprised of the following core components:

     VidPhone Switch. The VidPhone switch is the video, audio and data switch that is the cornerstone of our VidPhone video network system. It enables users to access all VidPhone system functions within a building or across a small business campus and, using one of our gateway products, to communicate with remote locations through a WAN. A VidPhone switch is a scalable, modular video network switch that supports from five to 50 concurrent users. Up to four VidPhone switches may be connected to support up to 150 concurrent users. The VidPhone switches normally reside near the PBX or CENTREX point of entry and can be mounted in standard 19-inch racks.

     VidModem. The VidModem connects the desktop and the VidPhone switch using the existing telephone wiring. The desktop and VidPhone switch versions of the VidModem incorporate the patented VidModem technology that enables distribution of TV-quality video, FM-quality stereo audio and high speed data over the single twisted pair of copper wire that connects the telephone to the PBX or CENTREX. The transmission does not require compression or decompression of data. The connection is transparent to the telephone and the PBX, so the user also can use the telephone concurrently with the VidPhone system, and the telephone operates independent of any video applications.

     VidPhone Station Software. VidPhone station software is the software platform supporting users of the VidPhone system. It provides an easy-to-use graphical user interface for all video applications offered by the VidPhone system and transforms a user's desktop or laptop computer into a VidPhone station. The user's computer is configured with non-proprietary equipment such as a microphone, speakers and a camera. VidPhone stations connect to the VidPhone switch through a VidModem. A VidPhone station user can view broadcast video and participate in video conferences. VidPhone stations may be located up to 1,000 feet from the VidPhone switch when using category 3 wiring, and up to 2,000 feet when using category 5 wiring. We believe that most modern business telephone systems use at least category 3 wire. VidPhone stations do not need a terminal-resident ISDN or ATM CODECs because they connect directly to the VidPhone switch. VidPhone stations may be easily and inexpensively modified for conference room systems. The VidPhone system also supports all video network applications in a large screen multi-party conference room setting.

     VidPhone Remote Terminal. VidPhone remote terminals connect remote users who are not directly connected to a VidPhone switch through a VidModem to the VidPhone system. Employees in branch offices, individuals working from home, and other parties outside a building or business campus are potential users of VidPhone remote terminals. VidPhone remote terminal users have access to all video network functions of the VidPhone switch to which they connect; however, the quality of the video and audio presentation will be limited by the bandwidth of the external communications connection. VidPhone remote terminal connectivity may be over a variety of communications circuits, such as single or multi-line ISDN.

     We also have developed and are continuing to develop additional components that enhance the VidPhone system. Three of these components are the VidPhone Gateway2, the ATM Gateway2 and our VidServer video storage and access device. Our VidPhone Gateway2 and ATM Gateway2 can be used to connect VidPhone systems across a wide area network. The VidPhone Gateway2 interfaces with and transmits signals across a WAN using the public telephone system's ISDN lines, which are a network of ISDN lines operating worldwide. The VidPhone system ATM Gateway2 interfaces with and transmits signals over a fiber optic network WAN. Both the VidPhone Gateway2 and the ATM

Gateway2 compress the video data signal at the location where the video call is initiated, interface with the WAN, decompress the video signal at the location where the video call is received, and transmit the video signal to the VidModem switch for distribution to the VidPhone user to whom the call is directed. The VidPhone VidServer will be available with software Release 1.5 expected to occur in late June 1999. The VidServer will permit VidPhone users access to and control of stored video.


SYSTEM FUNCTIONALITY

     The VidPhone system is capable of supporting three business video requirements.

     Broadcast Video. Users of the VidPhone system can view video broadcast from a variety of sources. Sources of broadcast video material include, but are not limited to, direct broadcasts of "live" communications, satellite broadcasts, stored video, cable television, and narrowcasts over an ATM network. These sources are connected to the VidPhone switch through a specially designed circuit card. The user selects the desired broadcast from a menu using standard point-and-click techniques. The non-blocking architecture of the VidPhone switch permits multiple users to simultaneously access the same broadcast video source without degrading system performance.

     Video Conferencing. The VidPhone system supports two-way and multi-party video conferencing. A VidPhone system user can maintain a telephone directory and contact other VidPhone users using standard point-and-click techniques at any time without prior coordination.


     Retrieval of Stored Video. With the commercial introduction of Release 1.5 of the VidPhone software, which we expect to occur in late June 1999, VidPhone system users will be able to access stored video material. The stored video material may reside on a variety of different types of devices, such as a video server, a video jukebox or a video tape player. Users will be able to access stored video using point-and-click techniques similar to those used to access broadcast video.


SALES AND MARKETING

     Our sales and marketing strategy is to create brand-name recognition of the VidPhone video network system. We actively promote the VidPhone system through various initiatives including press releases, targeting key media outlets, presentations to industry analysts and consultants, technology announcements, formal product launches, and participation in trade shows. In the first quarter of 1999, our VidPhone system was exhibited at three trade shows, including two trade shows at which our strategic partner, Unisys, exhibited the VidPhone. In 1998, we exhibited the VidPhone system at five trade shows held in Washington, D.C., Boston and three cities in California. Our strategic partner, Unisys, exhibited the VidPhone system at 11 additional trade shows. Those shows targeted the federal government, including the Department of Defense and U.S. military bases. We also made a presentation and exhibited the VidPhone system at the Sprint ATM User's Conference held in Atlanta in 1998.

     Resellers. We market our VidPhone system primarily through telephone product and service companies, systems integrators and VARs who generally will market and sell our video network system as an upgrade to their existing customers' telephone and information systems. We currently have agreements with 16 resellers. In part, our strategy is to capitalize on the drive by some of the telephone product and service resellers to gain prominence in the corporate information systems market. The attributes of the VidPhone system enable our resellers to offer a fully functional video network that competes directly with video network functions offered by computer and LAN vendors. We believe the VidPhone system is more attractive to information technology administrators than LAN-based systems because it does not use LAN bandwidth, compromise LAN integrity, affect LAN reliability or use significant personal computer processing power. The VidPhone system architecture also enables information technology administrators to centrally manage system resources and feature upgrades. The VidPhone system provides higher quality video and audio than any LAN-based system currently available.

     Telephone product and service providers, systems integrators and VARs offer sales, service and support and have large customer bases. These distribution channels have a large existing customer base that is generally receptive to system upgrades. We have an agreement with Bell Atlantic, expiring in October 1999, to market and sell our video network to the Department of Defense and other governmental agencies. We also have a reseller agreement with Sprint to market and sell VidPhone systems worldwide which terminates in July 1999. In October 1998, we entered into a strategic alliance with Unisys under which Unisys is the preferred systems integrator that resells our VidPhone system to the federal government.

     We have a limited operating history and, therefore, we do not have any substantial basis on which to predict our sales cycle. However, we expect that we will have a relatively long sales cycle for our products, in part because of our strategy of marketing our VidPhone system through resellers. It takes a relatively long time for us to establish a relationship with our resellers. It also takes time for us to familiarize our resellers and their personnel with the VidPhone system and to train the resellers' sales force. However, we also expect that the time involved in our sales cycle will decrease after we establish customer reference accounts, create brand name recognition of the VidPhone system and have longer, more established relationships with our resellers.

     Direct Sales. We have a small internal direct sales force to promote our VidPhone system, to create reference accounts in major markets, and to support our third-party resellers. We intend to continue to develop our direct sales force, focusing on adding a small number of sales people in specific geographic areas to further our sales and marketing efforts.

     Vertical Distribution Channels. We are developing vertical distribution channels for our VidPhone system. Initially, our sales and marketing efforts target the government sector and the financial and medical industries. We are targeting the government sector because it tends to adopt technology early and has many uses for a video network system. We are targeting the financial and medical industries because these industries have a demonstrated need to broadcast and distribute video to many users at their desktop computers.

     Customer Service and Support. We expect that our resellers will provide their customers with service and support for the VidPhone system. In addition, we maintain a customer support department that assists our resellers and end-user customers with problems related to our video network system, including the initial installation of the VidPhone system, technical questions, problem resolution and systems engineering. As our resellers become more familiar with the VidPhone system, we expect that they will be the primary customer support for our products to their customers, and that our customer support department will become a secondary customer support, focusing on providing service regarding issues like software performance and hardware re-engineering requirements. We also expect that, in the future, our customer support department will provide services to our resellers rather than to the end-user customer.

     Training. To promote reseller sales and marketing efforts, as well as resellers' support for our products, we hold in-depth training programs to educate our resellers about our products. During 1998, we held training classes for reseller sales, support and service personnel, both at our facilities and at our resellers' facilities. We intend to increase the number and availability of our training programs in the future, which we believe will help build brand awareness, promote reseller sales and marketing of the VidPhone system, and improve reseller service and support for our VidPhone systems.

PRODUCT RESEARCH AND DEVELOPMENT

     We spent $17,707,000 on research and development during 1997 and 1998. During 1997, our research and development efforts focused on completing the initial development and production of the VidPhone system. We introduced the VidPhone system in the fourth quarter of 1997, and we made the first shipments of the commercial VidPhone system in the third quarter of 1998. Since then, our research and development has focused on:

     -  adding new features requested by our customers;

     -  adding additional user capacity to the VidPhone system; and

     -  lowering production costs.

     Our engineering staff closely monitors technical developments and works with our marketing personnel to assess evolving business video network requirements. We will monitor emerging technologies that support new video applications for business and tailor our research and development accordingly. In addition to our internal research and development resources, we engage contract engineering services when we believe that the use of such services will be efficient. Research and development efforts target both hardware and software enhancements to video network capabilities. Our research and development efforts are complemented by internal quality and assurance procedures.

INTELLECTUAL PROPERTY


     Our proprietary VidModem transmission technology, incorporated in our VidPhone system, is covered by two U.S. patents issued in April 1997 and July 1998 and a Taiwanese patent issued in November 1998, which relate to a method and apparatus for transmitting video information over telephone wiring and variations of the basic VidModem technology.



     We also have pending a patent application covering the VidPhone system's networking and switching technology, and patent applications with respect to a scalable high-speed packet switch and a U-channel interface device. We cannot predict when we will receive dispositive rulings from the U.S. Patent and Trademark Office concerning these patent applications. We expect to file approximately six to nine new U.S. patent applications in 1999 covering various improvements in the field of video distribution, but we do not expect to receive notice from the U.S. Patent and Trademark Office for at least one year after filing. The success of our products depends in part on our continuing ability to obtain and protect patents, licenses and other intellectual property rights covering our significant hardware and software products. We have registered the trademarks Objective Communications, VidPhone, and VidModem.


     The process of seeking patent and trademark protection can be long and expensive, and there can be no assurance that patents and trademarks will issue from currently pending or future applications or that any patents or trademarks that are issued will be of sufficient scope to provide meaningful protection or any commercial advantage to us.

MANUFACTURING

     We outsource the manufacture and assembly of components used in the VidPhone system. In particular, we outsource to Sanmina Corporation the manufacture and assembly of components used in the VidPhone switch. Several other manufacturers are producing smaller sub-assemblies and components for us. We believe we will be able to continue to outsource production and that there are a number of manufacturers qualified to produce components of our VidPhone system, because the production process is relatively routine and does not require any unique expertise. Although our products incorporate unique, patented technology, we also believe that all of the components used in our equipment are readily available from commercial suppliers. As a result, we do not believe that we depend on any single manufacturer or supplier to a material extent. All products produced by third-party manufacturers are shipped to us for final assembly, systems integration and quality assurance testing. We plan to retain test and quality assurance functions until subcontractors can be certified with respect to quality. Any difficulties encountered with third-party manufacturers could result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis. Any of these difficulties could have a material adverse effect on us.

     As of December 31, 1998, we had overdue accounts payable to Sanmina of an aggregate of approximately $3,200,000 and additional commitments to purchase our inventory and other materials located at Sanmina of approximately $1,100,000 in value. In January 1999, we restructured these obligations by converting the outstanding $3,200,000 obligation to Sanmina and the $1,100,000 in inventory commitments to a three-year term note in the principal amount of $4,300,000. The note bears interest at 7% per year. We also issued to Sanmina warrants to purchase 39,285 shares of our common stock at an exercise price of $19.25 per share. We are obligated to pay Sanmina $1,100,000 in principal on the note at the time this offering is completed and, at that time, Sanmina will transfer to us title to our inventory and materials located at its facilities. We provide you with more information about the restructuring later in this prospectus under the caption "Description of Securities -- Other Warrants."

COMPETITION


     The market for our products is new, highly competitive and rapidly evolving. We believe that the principal competitive factors in the markets in which we compete are product performance, price and product support. Our principal competitors in the video network market are Viewcast.com, FVC.com and DataPoint Corp. We believe that it is difficult to compare the prices of competitive systems, because the VidPhone offers different features and capabilities than the systems offered by our competitors in the video network market. However, we also believe that customers can purchase our VidPhone system at a price that is competitive with, or lower than, the systems offered by our competitors, when the systems being compared are similarly configured. We also expect to compete with new entrants in the market and with providers supporting IP and LAN-based video networks, including Intel, Microsoft, and Cisco. To date, no desktop system has captured any significant portion of the potential market.


     Our video network system permits users to view broadcast video and participate in multi-party video conferences from the desktop and, upon the introduction of our Release 1.5 software, will permit retrieval of stored video on demand. As a result, we also compete with companies that offer video broadcast and video retrieval products. Competitors in the video broadcast market include cable television and direct satellite broadcast system providers such as DirecTV, TCI, and News Network Vision.


     Our principal competitors in the video conferencing market have been PictureTel, DataPoint and its wholly-owned subsidiary CLI, Intel and Polycom. We believe that PictureTel currently has the largest market share in both the group and desktop video conferencing markets. We also expect to compete with new market entrants in the video conferencing market. We are not aware of any current competitors in the video retrieval market.


     Virtually all of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. We believe that we will be able to compete effectively against larger companies with substantially greater resources on the basis of our product's capabilities, our distribution strategy, and price. We do not believe that LAN-based competitors will be able to provide business quality video network systems in the foreseeable future. There can be no assurance, however, that we will be able to compete successfully against these or future competitors.

GOVERNMENT REGULATION

     The Federal Communications Commission ("FCC") regulates the operation of telecommunications equipment for use in the United States. The VidModem and VidPhone switch components of the VidPhone system must comply with certain FCC regulations.

     VidModem. The VidModem is a Class A digital device that may be operated without an individual license. Under FCC regulations, we will be required to follow a verification procedure consisting of a self-certification that the radio frequency device complies with applicable regulations. A qualified, independent testing facility tested the VidModem, and it was found to comply with FCC regulations.

     VidPhone. We obtained equipment registrations from the FCC for certain VidPhone system components, including the VidPhone switch, that are connected to the public switched telephone network.

     Future government regulations could increase the cost of bringing products to market or adversely affect our ability to market and sell our products or technology.

EMPLOYEES


     As of the date of this prospectus, we have approximately 50 employees, all of whom are full-time. Of our current employees, 21 are employed in research and development, eight are employed in sales and marketing, seven are employed in customer support, seven are employed in operations, and seven are administrative employees. We also use the services of technical consultants and subcontractors on an as-needed basis. Each employee and consultant has executed both a confidentiality agreement and an agreement not to compete with us for a period of 24 months after performing services for us. We do not have employment agreements with any of our employees, except for James F. Bunker, our President and Chief Executive Officer, and Steven A. Rogers, our founder, Chief Technology Officer and Vice President.

PROPERTIES

     We lease one facility in Portsmouth, New Hampshire at a current monthly rental rate of $11.00 per square foot under a lease that expires in March 2008. Rent on the facility increases over the term of the lease from an initial rate of $11.00 per square foot to $15.00 per square foot. That facility consists of approximately 26,000 square feet, of which approximately 13,000 square feet is office space, approximately 6,500 square feet is a research and development laboratory, and approximately 6,500 square feet is a production facility used for equipment assembly and testing, customer support, and training.

LEGAL PROCEEDINGS


     We are a party to a number of pending lawsuits and proceedings relating to overdue obligations. Most of these proceedings seek to recover relatively small amounts of money and, as of the date of this prospectus, the total amount of damages sought in these proceedings is approximately $99,000, plus in certain cases, court costs and attorney's fees. We are seeking to negotiate payment terms regarding many of these obligations, but to date our efforts to resolve them have not been successful. We have numerous other overdue obligations and other creditors have threatened to bring lawsuits against us. These could result in additional lawsuits being filed against us. We are not aware of any other legal proceedings pending or threatened against us.

                                   MANAGEMENT


     Our current directors and executive officers are set forth below. Biographical information concerning each of the directors and executive officers is presented on the following pages. Information is presented as of the date of this prospectus.



                        NAME                             AGE               POSITION
                        ----                             ---               --------
Mr. James F. Bunker..................................    64     President, Chief Executive
                                                                Officer and Director
Mr. Roger A. Booker..................................    44     Vice President, Operations
Mr. Robert H. Emery..................................    54     Vice President, Administration
                                                                and Finance and Secretary
Mr. David P. Martin..................................    40     Vice President, Sales
Mr. Steven A. Rogers.................................    47     Chief Technology Officer and
                                                                Vice President, Engineering and
                                                                Director
Mr. Anthony M. Agnello...............................    49     Director
Dr. Eugene R. Cacciamani.............................    62     Director
Mr. Marc S. Cooper...................................    37     Director
Mr. Richard S. Friedland.............................    48     Director
Mr. John B. Torkelsen................................    53     Director


     James F. Bunker has served as President and Chief Executive Officer since July 1998 and was elected as a director in January 1999. From January 1994 until he joined our company in July 1998, Mr. Bunker was actively involved as an outside consultant to high technology companies, advising them with respect to the development of a business plan, funding, recruiting management and other key personnel, and serving as an executive member of management teams. Previously, from 1986 until his retirement at the end of 1993, Mr. Bunker served in various capacities with M/A-COM and General Instrument Corporation, most recently as the President of the VideoCipher Division of General Instrument. Mr. Bunker also is a director of Viasat, a public satellite telecommunications company located in Carlsbad, California.

     Roger A. Booker has served as Vice President, Operations since February 1996. From June 1994 to February 1996, Mr. Booker served as the Vice President, International Development and Operations at Global Partnership, Inc., where he directed international development and operations. From February 1990 to June 1994, Mr. Booker also served as the Vice President, Manufacturing Operations at Cryptek, Inc., an encrypted facsimile machine manufacturer, and served in the same position at General Kinetics, Inc. until July 1990, when it acquired Cryptek, Inc., where he was responsible for overseeing operations, including several acquisitions and divestitures. From August 1986 to February 1990, Mr. Booker was Director of Operations for Magnavox Government and Industrial Electronics Company, where he managed the development of a new 200,000 square foot manufacturing facility.

     Robert H. Emery has served as Vice President, Administration and Finance and Secretary since December 1996, and previously served as Vice President, Administration from May 1995 to December 1996. From May 1986 to May 1995, he served as Vice President of Aries Systems International, Inc., an information services company. From August 1983 to July 1986, Mr. Emery served as the ADP Security Officer for the military's largest secure computer network. He is a CPA.

     David P. Martin has served as Vice President, Sales since October 1998. Previously, Mr. Martin served as the Chief Information Officer from April 1998 to October 1998. Prior to joining Objective Communications, Mr. Martin served as the Director of Information Systems at Healthsource Inc., a healthcare maintenance organization, from 1990 until October 1998. He also served in sales and sales management positions at IBM Corporation in the ROLM (PBX) division and with Western Union in the advanced transmission (ATS) division.

     Steven A. Rogers founded Objective Communications in 1993, and currently serves as our Chief Technology Officer and Vice President, Engineering and as a director. He served as President and Chief Executive Officer from our inception until July 1998 and has served as a director since our inception. From July 1990 to July 1992, he served as a Senior Vice President of General Kinetics, Inc. where he managed the Cryptek division. In January 1986, he founded Cryptek, Inc. and, from January 1986 to July 1990, when it was acquired by General Kinetics, Inc., served as its President and Chief Operating Officer. Mr. Rogers is a co-author of the Company's patent covering the VidModem technology, and holds several other patents.

     Anthony M. Agnello has served as a director since January 1997. Mr. Agnello co-founded Ariel Corporation, a digital signal processing equipment provider, in 1982 and currently serves as Chairman of the Board of Ariel Corporation. Mr. Agnello holds several patents in digital signal processing.

     Eugene R. Cacciamani has served as a director since August 1994. Dr. Cacciamani has been a Senior Vice President of Hughes Network Systems, Inc., which furnishes private communications networks to business, government and common carriers since 1987, where he is responsible for developing new technologies, systems and businesses, including lead efforts in the Hughes DBS DirecTV system and the systems design in the ICO global satellite personal communications systems. Dr. Cacciamani is on the Engineering Advisory Boards at Union College and The Catholic University of America and serves as an advisor to Aloha Networks, Inc. and Qwest Communications.


     Marc S. Cooper has served as a director since April 1997. Mr. Cooper has been a Managing Director of Peter J. Solomon since June 1999. Previously, Mr. Cooper served as Vice Chairman of Barington Capital Group, L.P. responsible for the Syndicate, Investment Banking and Research Departments from January 1998 to June 1999. From March 1992 until January 1998, Mr. Cooper served as Executive Vice President, Director of Investment Banking and Research at Barington. He also serves as a director of Thinking Tools, Inc., a software developer.


     Richard S. Friedland was elected as a director in March 1999. Since October 1997, Mr. Friedland has been actively involved as an investor and consultant to emerging high technology companies, with a focus on video and communications. From 1978 to October 1997, Mr. Friedland served in various capacities with General Instrument Corporation, a provider of systems and equipment to the cable telephone and telephony industries. Most recently, from September 1995 to October 1997, he served as Chairman of the Board of Directors and Chief Executive Officer of General Instrument, and he served as President, Chief Operating Officer and Director of that company from September 1993 to September 1995. Mr. Friedland also is a director of Premark International, Zilog, Inc. and Tech-Sym, Inc.

     John B. Torkelsen has served as a director since March 1996. Mr. Torkelsen has served as President of Princeton Venture Research, Inc. since 1984, President of its affiliate PVR Securities, Inc. since 1987, President of its affiliate, PVR Management, Inc. since 1997, and General Partner of its affiliate, Acorn Technology Fund, L.P. since 1997. Mr. Torkelsen also is a director of Voice Control Systems, Inc., Mikros Systems Corporation and Princeton Video Image, Inc.


     The Board of Directors currently has two standing committees, an Audit Committee and a Compensation Committee. Messrs. Cooper and Friedland are the current members of the Audit Committee. Messrs. Agnello, Cacciamani and Torkelsen currently serve as members of the Compensation Committee.


DIRECTOR COMPENSATION

     We reimburse directors for expenses incurred in connection with attending Board and committee meetings, but we have not paid cash compensation for services rendered as a director.


     In August 1994, we granted options to purchase an aggregate of 28,568 shares of common stock ("Directors' Non-Qualified Options") to the persons then serving as our directors. The options are exercisable until the fifth anniversary of the closing of this offering, have an exercise price of $14.00 per share and vest 20% per year on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Directors may forfeit options if they do not meet certain performance requirements. As of April 30, 1999, Directors' Non-Qualified Options to purchase 21,427 shares of common stock were vested, Directors' Non-Qualified Options to purchase 1,428 shares of common stock had been exercised and Directors' Non-Qualified Options to purchase 4,998 shares of common stock had been forfeited.


     In April 1997, we granted options to purchase an aggregate of 9,224 shares of common stock under the 1996 Stock Incentive Plan to the persons then serving as our directors (other than Mr. Steven A. Rogers). The options are exercisable for a period of five years from the date of grant, have an exercise price of $46.38 per share and vest ratably on each of the first, second and third anniversaries of the date of grant. Directors may forfeit options if they do not meet certain performance requirements. As of April 30, 1999, 4,295 of these options were vested, and 3,711 had been forfeited.

     In May 1998, we granted options to purchase an aggregate of 12,780 shares of common stock under the 1996 Stock Incentive Plan to the persons then serving as our directors (other than Mr. Steven A. Rogers). The options are exercisable for a period of five years from the date of grant, have an exercise price of $92.75 per share and vest ratably on each of the first, second and third anniversaries of the date of grant. Directors may forfeit options if they do not meet certain performance requirements. As of April 30, 1999, none of these options were vested and 7,639 had been forfeited.

     The compensation committee of the Board of Directors will meet annually to determine option grants to the directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table lists the cash remuneration paid or accrued during 1998 and 1997 to our President and Chief Executive Officer, and to each of our other three most highly compensated executive officers who earned more than $100,000 in 1998 (the "Named Executive Officers"). We do not have any pension or long-term incentive plans, and did not grant any restricted stock awards, bonus stock awards or stock appreciation rights to any of the executive officers named in this table during 1998 or 1997.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------
                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                     ------------------
                                                                           AWARDS
                                              ANNUAL COMPENSATION    ------------------
                                              --------------------       SECURITIES
     NAME AND PRINCIPAL POSITION       YEAR    SALARY      BONUS     UNDERLYING OPTIONS
---------------------------------------------------------------------------------------
James F. Bunker(1)                     1998   $ 93,151    $   -0-          14,285
  President & Chief Executive Officer
---------------------------------------------------------------------------------------
Roger A. Booker                        1998   $105,000    $   -0-           6,428
  Vice President, Operations           1997     85,000     45,000           5,000
---------------------------------------------------------------------------------------
Robert H. Emery                        1998   $105,000    $   -0-           9,285
  Vice President, Administration and   1997     90,000     45,000           5,000
  Finance
---------------------------------------------------------------------------------------
Steven A. Rogers(2)                    1998   $165,000    $   -0-           9,285
  Chief Technology Officer and Vice    1997    120,000     60,000           7,142
  President, Engineering
---------------------------------------------------------------------------------------

(1) Mr. Bunker joined the Company as President and Chief Executive Officer on July 13, 1998.

(2) Mr. Rogers served as President and Chief Executive Officer of the Company until July 13, 1998, when he became Chief Technology Officer and Vice President, Engineering.

STOCK OPTION GRANTS IN 1998

     The following table sets forth certain information about the stock options granted during 1998 to the Named Executive Officers. As of the date of this prospectus, we have not granted any stock appreciation rights under the 1996 Stock Incentive Plan.

                          STOCK OPTION GRANTS IN 1998


---------------------------------------------------------------------------------------------
                            NUMBER OF
                            SECURITIES        PERCENT OF TOTAL
                        UNDERLYING OPTIONS   OPTIONS GRANTED TO   EXERCISE PRICE   EXPIRATION
         NAME                GRANTED         EMPLOYEES IN 1998        ($/SH)          DATE
---------------------------------------------------------------------------------------------
James F. Bunker               14,285(1)             9.8%              $38.50        (3)


---------------------------------------------------------------------------------------------
Roger A. Booker                6,428(2)             4.4               $92.75        (3)


---------------------------------------------------------------------------------------------
Robert H. Emery                6,428(2)             4.4               $92.75        (3)
                               2,857(4)             2.0                30.63        (3)


---------------------------------------------------------------------------------------------
Steven A. Rogers               9,285(2)             6.4               $92.75        (3)


---------------------------------------------------------------------------------------------


(1) Options to purchase 7,143 shares vested on January 13, 1999, six months from the date of grant, and the remaining options to purchase 7,142 shares vest ratably on a monthly basis over the period from February 13, 1999 through July 13, 2000. Vesting of these options will accelerate in the event of a "change in control" of Objective Communications.

(2) These options vest on May 27, 2004, the date that is six years from the date of grant.


(3) These options expire on the fifth anniversary of the closing of this offering.



(4) These options vest ratably over a three-year period, annually on the anniversary of the date of grant.


STOCK OPTION EXERCISES IN 1998

     The Named Executive Officers did not exercise any options in 1998. The following table sets forth the number of shares of common stock underlying unexercised options held by the Named Executive Officers at December 31, 1998. At December 31, 1998, no Named Executive Officer held any "in-the-money" stock options.

                          1998 YEAR-END OPTION VALUES

-----------------------------------------------------------------
                                                    NUMBER OF
                                                   SECURITIES
                                                   UNDERLYING
                                                   UNEXERCISED
                                                   OPTIONS AT
                                                DECEMBER 31, 1998
                                                  EXERCISABLE/
                     NAME                         UNEXERCISABLE
-----------------------------------------------------------------
James F. Bunker...............................        0/14,285
Roger A. Booker...............................    4,108/12,533
Robert H. Emery...............................    6,179/16,534
Steven A. Rogers..............................    3,808/16,190
-----------------------------------------------------------------

FUTURE STOCK OPTION GRANTS


     As a result of the reverse stock split in our outstanding common stock effective on April 14, 1999, the number of shares of common stock held by our stockholders and the number of shares of common stock underlying options held by our directors, management and employees has been reduced by more than eighty five percent (85%). The exercise prices of substantially all of these options are significantly above the current market value per share of common stock. Our management and Board of Directors believe that granting additional stock options with an exercise price that approximates the current market value to substantially all of our directors and employees is important for the future success of the Company. As of the date of this prospectus, only approximately 81,000 shares of common stock were available for issuance to directors, executive officers and employees under our existing stock option plans. Accordingly, we expect in the near future to seek stockholder approval of a new stock option plan providing for the issuance of up to the number of shares of common stock equal to 30% of the number of shares of common stock outstanding after this offering, including shares issued upon conversion of the Series B preferred stock and the convertible debentures. Whether or not the new plan is adopted, however, we will not grant options to promoters, employees or affiliates in an amount that, when combined with all outstanding options issued to such persons, exceeds 15 percent of the outstanding shares of our common stock on the date of this prospectus, plus the shares of common stock included in the units being offered in this prospectus and the shares of common stock underlying the warrants included in the units offered in this prospectus.


     We have agreed with the representative of the underwriters of this offering that, if the proposed new stock option plan is approved, in the future we will not issue any options under our other existing stock option plans including the 1996 Stock Incentive Plan, and that all future options issued to directors, officers, employees and consultants during the 12 months following this offering will be granted under that new stock option plan. We also have agreed with the representative of the underwriters that all future options granted during the 12 months following this offering, whether or not granted under the new stock option plan, will have exercise prices of not less than the greater of the public offering price per share of common stock in this offering, or the fair market value of the common stock on the date of grant.

EXECUTIVE EMPLOYMENT CONTRACTS

     We entered into an Employment and Consulting Agreement with Mr. Bunker as of July 13, 1998. The agreement is for a one-year term, unless earlier terminated or extended as provided in the agreement. At the conclusion of the initial term, the term may be extended by mutual agreement for additional successive one-month periods. If the aggregate term of employment is for less than two years, then the agreement provides that Mr. Bunker will provide us with consulting and advisory services for not fewer than two days per month through July 13, 2000. The agreement also provides for a base salary of $200,000 per year. Under the agreement, Mr. Bunker was granted stock options to purchase 14,285 shares of common stock at an exercise price of $38.50 per share, which was the fair market value of the common stock on the date the options were granted. The options are subject to certain vesting requirements. Mr. Bunker also has entered into a Confidentiality, Inventions and Noncompetition Agreement with Objective Communications.

     We also entered into an employment agreement with Mr. Rogers effective on March 13, 1997. The agreement was for an initial period of one year and renews automatically for successive one-year periods on the anniversary date of the agreement unless terminated by either party upon 90 days' written notice prior to the end of the applicable term. The agreement also is terminable at any time by the Company for

"cause," or by Mr. Rogers for "good reason," in each case as defined in the agreement. Under the terms of this agreement, Mr. Rogers currently has an annual base salary of $165,000. The agreement also includes a non-competition commitment during and after the term of the agreement, confidentiality commitments, non-solicitation of employee provisions and assignment of work product agreements.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus, by (i) all persons known by us to beneficially own 5% or more of the outstanding shares of common stock, (ii) each current director, (iii) each of the Named Executive Officers and (iv) all of our current directors and executive officers, as a group. Unless otherwise noted, each stockholder named has sole voting and investment power with respect to such shares, subject to community property laws where applicable.



                                             SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                    OWNED                     OWNED
                                          PRIOR TO THE OFFERING(1)    AFTER THE OFFERING(1)
                                          -------------------------   ---------------------
                                           NUMBER OF                  NUMBER OF
      NAME OF BENEFICIAL OWNER              SHARES         PERCENT      SHARES     PERCENT
      ------------------------            -----------     ---------   ----------   --------
Anthony M. Agnello(2)................           994            *%          994          *%
Roger A. Booker(3)...................         7,527            *         7,527          *
James F. Bunker(4)...................        19,671          2.0        19,671          *
Eugene R. Cacciamani(5)..............         8,168            *         8,168          *
Marc S. Cooper(6)....................        42,720          4.2        42,720          *
Robert H. Emery(7)...................        18,938          1.9        18,938          *
Richard S. Friedland(8)..............            --           --            --         --
Steven A. Rogers(9)..................       141,414         14.3       141,414        1.8
John B. Torkelsen(10)................        59,973          6.0        59,973          *
All directors and executive officers
  as a group (10 persons)(11)........       299,415         27.3%      299,415        3.7%


-------------------------
 * Less than one percent.


 (1) Applicable percentage of ownership prior to this offering is based on 980,848 shares of common stock outstanding as of the date of this prospectus. Applicable percentage of ownership after this offering is based on 7,914,639 shares of common stock outstanding after the offering, including 933,791 shares of common stock to be issued upon conversion of the outstanding Series B preferred stock and convertible debentures upon completion of this offering. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. For each beneficial owner, shares of common stock subject to options or warrants exercisable within 60 days of the date of this prospectus are deemed outstanding.


 (2) The address of Mr. Agnello is 2540 Route 130, Cranbury, New Jersey 08512. Consists of 994 shares of common stock issuable upon exercise of options.


 (3) The address of Mr. Booker is c/o Objective Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801. Consists of 6,132 shares of common stock issuable upon exercise of options and 1,395 shares of common stock issuable upon conversion of outstanding convertible debentures of which Mr. Booker owns $5,000 original principal amount.


 (4) The address of Mr. Bunker is c/o Objective Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801. Consists of 9,126 shares of common stock that may be acquired upon exercise of outstanding options, 3,571 shares of common stock purchased in the February 1999 private placement by a limited partnership controlled by Mr. Bunker and 6,974 shares of common stock issuable upon conversion of outstanding convertible debentures of which Mr. Bunker beneficially owns, through a limited partnership, $25,000 original principal amount.



 (5) The address of Dr. Cacciamani is 10100 New London Drive, Potomac, Maryland 20854. Includes 3,961 shares of common stock issuable upon exercise of options and 2,789 shares of common stock issuable upon conversion of outstanding convertible debentures of which Dr. Cacciamani owns $10,000 original principal amount.



 (6) The address of Mr. Cooper is c/o Barington, Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. Consists of 25,714 shares of common stock that may be acquired upon exercise of an option held by Barington (the "Barington Option"), 8,928 shares of common stock issuable upon the exercise of another option held by Barington, 1,104 shares of common stock issuable upon the exercise of other options held by Mr. Cooper and 6,974 shares of common stock issuable upon conversion of outstanding convertible debentures of which Mr. Cooper owns $25,000 original principal amount. We granted Barington the Barington Option in connection with our initial public offering in April 1997. Mr. Cooper also is a stockholder in LNA Capital Corp., the corporate general partner of Barington. Includes options to acquire 3,857 shares of common stock which Cross Connect, L.L.C. has the right to acquire from Barington under certain conditions. Cross Connect, L.L.C. is not affiliated with Barington or Mr. Cooper, and Mr. Cooper disclaims beneficial ownership of the 3,857 shares of common stock that may be acquired upon exercise of such options.



 (7) The address of Mr. Emery is c/o Objective Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801. Includes 833 shares of common stock issuable upon exercise of warrants, 8,989 shares of common stock issuable upon exercise of options, 1,428 shares of common stock purchased in the February 1999 private placement by Mr. Emery and 6,974 shares of common stock issuable upon conversion of outstanding convertible debentures of which Mr. Emery owns $25,000 original principal amount.


 (8) The address of Mr. Friedland is 5894 Partridge Lane, Long Grove, Illinois 60047.

 (9) The address of Mr. Rogers is c/o Objective Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801. All of the shares of common stock owned by Mr. Rogers are pledged to Merrill Lynch Credit Corporation to secure certain obligations. Includes 2,380 shares of common stock issuable upon exercise of warrants and 6,189 shares of common stock issuable upon exercise of options.


(10) The address of Mr. Torkelsen is 240 Library Place, Princeton, New Jersey 08540. Includes (i) 947 shares of common stock issuable upon the exercise of options; (ii) 40,082 shares of common stock beneficially owned by Princeton Venture Research, Inc. ("PVR"), of which Mr. Torkelsen is the President and majority stockholder, and which are pledged to BT Alex. Brown to secure certain obligations; (iii) 15,373 shares of common stock that may be acquired upon the exercise of warrants beneficially owned by PVR; and
     (iv) 2,857 shares of common stock owned by Pamela Torkelsen, Mr. Torkelsen's wife, and 714 shares of common stock that may be acquired upon the exercise of warrants beneficially owned by Pamela Torkelsen. Mr. Torkelsen disclaims beneficial ownership of common stock and warrants owned by Mrs. Torkelsen.



(11) Includes 91,384 shares of common stock issuable to executive officers and directors upon exercise of warrants and options, and 25,106 shares of common stock issuable to executive officers and directors upon conversion of outstanding convertible debentures.

                              CERTAIN TRANSACTIONS

RELATED PARTY LOANS

     The following is a description of loan transactions of $60,000 or more between Objective Communications and its directors, executive officers and 5% or greater stockholders (or members of their families) since February 1997.

     In April 1996, Clifford M. Kendall, then Chairman of the Board of Directors, loaned us $100,000 in aggregate principal amount, on which interest accrued quarterly at a fixed rate of 7% per year. We repaid the principal amount of and accrued interest on the loan after our initial public offering of common stock was completed in April 1997. In July 1997, Mr. Kendall exercised an option granted by Mr. Steven A. Rogers and purchased 7,142 shares of common stock from Mr. Rogers at an exercise price of $14.00 per share.

     Mr. Rogers, our founder, Chief Technology Officer and Vice President, Engineering and a director of Objective Communications, loaned us an aggregate of $30,000 during 1995 and an additional $70,000 during 1996. The loans accrued interest at a fixed rate of 7% per year. The principal amount of and accrued interest on the loans were repaid in full in April 1997. As an inducement to extend the loans to us, we also issued to Mr. Rogers warrants to purchase an aggregate of 2,380 shares of common stock. The warrants have an exercise price of $28.00 per share and are exercisable for a period of five years from the date of issuance. We paid all loans outstanding to Mr. Rogers in full in April 1997 upon the completion of our initial public offering.

     On January 8, 1999, a limited partnership controlled by Mr. Bunker made a loan to us to permit us to continue operations. The principal amount of the loan made by Mr. Bunker was $100,000. The principal amount of the loan was converted into units in the February 1999 private placement. The purchases of securities made by Mr. Bunker in the February 1999 private placement was made on the same terms and conditions as unaffiliated third parties purchasing units in the offering, except that Mr. Bunker was issued only 3,571 shares of common stock in the February 1999 private placement and unaffiliated third party investors investing the same dollar amount were issued 5,714 shares of the units purchased in that private placement. We will use a portion of the net proceeds from this offering to repay the notes issued in the February 1999 private placement, including the note held by Mr. Bunker.


     Mr. Bunker has voluntarily deferred the payment of his salary from November 9, 1998, through the date on which this offering is completed. As of June 9, 1999, we will owe Mr. Bunker $115,385 in accrued and unpaid salary. Following the closing of this offering, we will again pay Mr. Bunker his salary on a current basis in accordance with our normal payroll practices. In addition, under a letter agreement between us and Mr. Bunker dated February 4, 1999, after the closing of this offering, we are obligated to repay Mr. Bunker his accrued and unpaid salary at the rate of $5,000 per week, until the obligation is repaid in full. We may also, at our discretion, repay the obligation in full at any time after completion of this offering.

EQUITY TRANSACTIONS

     The following is a description of equity transactions between us and our directors, executive officers and 5% or greater stockholders (or members of their families) since February 1997.

  Barington Capital Group, L.P.

     Barington acted as underwriter of our initial public offering of common stock completed in April 1997, for which it received underwriting discounts and commissions of approximately $1,100,000. In addition, Barington received a non-accountable expense allowance of $341,550, and was issued an option to purchase 25,714 shares of common stock. That option is exercisable until April 8, 2002 at an exercise price of $63.53 per share. Barington also served as an underwriter of our follow-on offering of common stock completed in October 1997, for which it received underwriting fees and commissions of approximately $500,000. Mr. Marc S. Cooper, a director of the Company, is the Vice Chairman of Barington.

     In December 1997, we granted Barington an option to acquire 17,857 shares of common stock at an exercise price of $96.67 per share, the fair market value of the common stock on the date of grant. The option was granted as consideration for business and financial services to be provided to us over a two-year period, including investment banking services and consulting services relating to mergers and acquisitions.

     We have agreed to use our best efforts (including the solicitation of proxies, if necessary) to elect one designee of Barington to the Board of Directors until April 8, 2002. Mr. Cooper has served as a director since April 1997 and was elected pursuant to this agreement. Mr. Cooper currently is a member of the Audit Committee of the Board of Directors.

     In July 1998, the Company issued $3,125,000 aggregate principal amount of convertible debentures in a private placement. Directors and executive officers purchased an aggregate of $315,000 aggregate original principal amount of convertible debentures. The purchasers included Mr. Cooper, who purchased $25,000 original principal amount of convertible debentures. In addition, other principals and employees of Barington purchased in the aggregate $135,000 original principal amount of convertible debentures. The convertible debentures will automatically convert into shares of common stock upon the completion of this offering.

  PVR Securities, Inc.

     John B. Torkelsen, the President of Princeton Venture Research and its affiliate, PVR Securities, Inc., has served as a director since March 1996 and is a member of the Compensation Committee of the Board of Directors. In connection with private placements of our equity securities by PVR Securities in 1995 and 1996, Mr. Torkelsen and Mr. Rogers entered into an agreement that provides that, until December 5, 2000, each of them will vote any shares of common stock that he controls for the election to the Board of Directors of an individual nominated by the other and, on a best efforts basis, will seek additional votes for the other party's nominee. Mr. Torkelsen was elected to the Board pursuant to this agreement.

     PVR Securities, a corporation of which Mr. Torkelsen is the President, acted as the investment advisor to the two investors that purchased the $1,150,000 stated value of Series B preferred stock in a private placement completed in August 1998. Neither PVR Securities nor Mr. Torkelsen received any compensation for acting in that capacity.

ISSUANCE OF 5% CONVERTIBLE DEBENTURES DUE 2003

     As described above, in July 1998, we issued $3,125,000 aggregate principal amount of convertible debentures. $2,500,000 aggregate original principal amount of convertible debentures were purchased by certain institutional investors (the "Institutional Investors"), and $625,000 aggregate original principal amount of convertible debentures were purchased by certain directors and executive officers of, and outside consultants to, the Company. Messrs. Kendall, Cooper, Liebhaber and Dr. Cacciamani, then directors of the Company, and Messrs. Bunker, Booker and Emery and Ms. Murphy, then executive officers of the Company, purchased convertible debentures in the offering. Following the issuance of the convertible debentures, the following persons held beneficially the principal amount of debentures indicated: Mr. Bunker -- $25,000; Mr. Booker -- $5,000; Mr. Emery -- $25,000; Ms. Murphy -- $25,000; Mr. Kendall -- $100,000; Dr.
Cacciamani -- $10,000; Mr. Cooper -- $25,000; and Mr. Liebhaber -- $100,000. The offering, issuance and sale of the convertible debentures to certain directors and executive officers was a condition precedent to the consummation of the financing with the Institutional Investors.

     It was a condition precedent to the consummation of the February 1999 private placement that we enter into an agreement with the holders of the convertible debentures, including the directors and executive officers indicated above, amending certain terms of those securities. In the letter agreements, each of the holders of the convertible debentures agreed that: (i) it would not exercise its right to convert the convertible debentures to common stock until the date on which a public or private equity financing with specified minimum gross proceeds to us (a "qualified financing") is completed; (ii) upon the closing of a qualified financing, the principal amount of and accrued and unpaid interest on the convertible debentures will automatically convert into the securities issued in the qualified financing at a conversion price of $3.75 and that the anti-dilution provisions of the convertible debentures would be inapplicable to the conversion; and (iii) it waives any default by us with respect to our obligation to register or maintain the effectiveness of a registration statement for the shares of common stock issuable upon conversion of the convertible debentures. The holders of the convertible debentures also agreed to hold the shares of common stock issued upon conversion of the convertible debentures for at least 12 months following the effective date of our registration statement that relates to the qualified financing. We agreed to include the shares of common stock issuable upon conversion of the convertible debentures in the registration statement filed with the SEC relating to the qualified financing.

     We believe that all of the above transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties, and all of the transactions since our initial public offering were approved by at least a majority of our Board of Directors, including a majority of the disinterested members of the Board of Directors. All future transactions between us and any of our officers, directors and principal stockholders and their affiliates will be approved by at least a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                           DESCRIPTION OF SECURITIES

COMMON STOCK


     Our Certificate of Incorporation authorizes us to issue up to 30,000,000 shares of common stock, par value $.01 per share. Of the 30,000,000 shares of common stock authorized, 980,848 shares are issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 7,914,639 shares of common stock issued and outstanding.


     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK


     Our Certificate of Incorporation authorizes the Board of Directors, without stockholder approval, to issue up to 2,500,000 shares of preferred stock, par value $0.01 per share, to establish one or more series of preferred stock and to determine, with respect to each such series, the preferences, voting rights and other terms thereof. Any issuance of preferred stock will be approved by a majority of the independent directors who do not have an interest in the transaction and who have access, at our expense, to our counsel or to independent counsel. We currently have outstanding 209,091 shares of Series B preferred stock. The holders of the Series B preferred stock have registration rights with respect to the shares of common stock issuable upon conversion of the Series B preferred stock. The holders waived any registration rights with respect to those shares in connection with this offering. The Series B preferred stock will automatically convert into common stock upon consummation of this offering. Upon completion of this offering, no shares of preferred stock will be outstanding, and the Board has no present intention to issue any such shares.


THE UNITS


     Each Unit consists of three shares of common stock and two warrants. The common stock and the warrants comprising the units will not be detachable or separately transferable, and may be traded only as units, until 90 days after the effective date of the registration statement of which this prospectus is a part, or such earlier date as the representative of the underwriters may determine. The units will initially be evidenced by separate unit certificates, and certificates representing the common stock and warrants included in the units will not be issued until such securities become detachable and separately transferable.


WARRANTS OFFERED AS PART OF THE UNITS

     Each of the warrants offered hereby, and the warrants included in the units issuable upon exercise of the representative's purchase option, will entitle the holder to purchase one share of common stock at an initial exercise price of $4.00 per share during a four-year period commencing one year after the date of this prospectus. No fractional shares of common stock will be issued in connection with the exercise of warrants. Upon exercise, we will pay the holder the value of any such fractional shares in cash, based upon the market value of the common stock at the time of exercise.


     The warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this prospectus. In the event that a holder of warrants fails to exercise the warrants prior to their expiration, the warrants will expire and the holder thereof will have no further rights with respect to the warrants.


     We may, with the consent of the representative, redeem the warrants, at any time after they become exercisable, at a price of $.01 per warrant upon not less than 30 days' prior written notice if the last sale price of the common stock has been at least 200% of the then exercise price of the warrants (initially $8.00 per share) for the 20 consecutive trading days ending on the third day prior to the day on which notice is given.


     No warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of common stock issuable upon exercise of such warrants under an effective registration statement filed with the SEC and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such warrants. We have undertaken to file and keep current a prospectus which will permit the purchase and sale of the common stock underlying the warrants, but there can be no assurance that we will be able to do so. Although we intend to seek to qualify for sale the shares of common stock underlying the warrants in those states where the units are being offered, there can be no assurance that we will be able to do so.

     A holder of warrants will not have any rights, privileges or liabilities as a stockholder of Objective Communications prior to the exercise of the warrants. We are required to keep available a sufficient number of authorized shares of common stock to permit exercise of the warrants. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of our common stock will exceed the exercise price of the warrants at any time during the exercise period.

OTHER WARRANTS

     Upon completion of this offering, in addition to the warrants described above, the following warrants to purchase an aggregate of 200,627 shares of common stock will be outstanding: warrants to purchase 46,662 shares at an exercise price of $28.00 per share; warrants to purchase 2,142 shares at $56.00 per share; the 1996 warrants to purchase 41,501 shares at an exercise price of $23.10 per share; the Series A warrants to purchase 14,284 at an exercise price of $28.00 per share; warrants to purchase 7,467 shares at $19.25 per share; warrants to purchase 39,286 shares at $19.25 per share; warrants to purchase 5,714 shares at $18.59 per share; options to purchase 25,714 shares of common stock at $63.53 per share; and options to purchase 17,857 shares of common stock at $96.67 per share. The following discussion of the material terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the agreements relating to the issuance of the warrants and the forms of warrants, which are filed as exhibits to the Registration Statement on Form SB-2 of which this prospectus constitutes a part.

     PVR Warrants. In connection with our private placement of common stock in June 1995 and August 1996, we issued warrants to purchase an aggregate of 63,981 shares of common stock, of which warrants to purchase 49,363 shares of common stock were issued to investors and warrants to purchase 14,618 shares of common stock were issued as inducements to make loans to us. We also issued to Mr. John
B. Torkelsen, President of PVR Securities, as partial compensation for the services of PVR Securities as placement agent for the offering, warrants to purchase 9,872 shares of common stock. Including those warrants issued to Mr. Torkelsen as compensation, we originally issued warrants to acquire 4,936 shares of common stock with an exercise price of $46.20 per share, warrants to acquire 63,981 shares of common stock with an exercise price of $56.00 per share, and warrants to acquire 4,936 shares of common stock with an exercise price of $61.60 per share. Certain of these warrants were issued to our directors, officers and affiliates to induce them to make loans to us. Certain investors subsequently converted the principal amount of and accrued interest on their outstanding loans to us to units consisting of common stock and warrants.

     The exercise price of the warrants and the number of shares of common stock issuable upon exercise thereof are subject to adjustment in certain circumstances, including the event of a stock dividend, subdivision or combination of the common stock, the issuance of common stock or rights, options or warrants to acquire common stock at a price per share less than the exercise price of the warrants in effect immediately prior to such issuance. These warrants are exercisable in whole or in part. Warrants to purchase 46,662 shares of common stock at an exercise price of $28.00 per share and warrants to purchase 2,142 shares of common stock at an exercise price of $56.00 per share expire on January 24, 2001. The holders of these warrants have certain registration rights with respect to the warrants and the shares of common stock underlying the warrants.

     The holders of the warrants issued in the private placements by PVR Securities in 1995 and 1996 waived any registration rights with respect to the warrants and the shares of common stock issuable upon exercise of these warrants in connection with this offering.

     1996 Warrants. In October and November 1996, we issued to investors warrants to purchase, in the aggregate, up to 49,976 shares of common stock at an exercise price equal to $23.10 per share. Warrants to purchase 41,501 shares of common stock are outstanding as of the date of this offering. The 1996 warrants are exercisable in whole or in part and expire on dates ranging from October 2001 to December 2001. The exercise price of the 1996 warrants and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including stock dividends, stock splits, combinations or reclassifications involving or in respect of our common stock. In addition, the holders of these warrants have certain registration rights with respect to the warrants and the shares of common stock issuable upon exercise of these warrants. Holders of these warrants have waived any registration rights for the warrants and the shares issuable upon exercise of the warrants in connection with this offering. In addition, the holders also waived any anti-dilution adjustment in the number of shares of common stock issuable upon exercise of the warrants and the warrant exercise price as a result of the February 1999 private placement and this offering.

     Series A Warrants. In connection with the private placement of Series A preferred stock in December 1996 and January 1997, all of which converted to common stock upon our initial public offering, we issued warrants to purchase an aggregate of 14,284 shares of common stock at an exercise price of $28.00 per share. The Series A warrants are currently exercisable and expire on December 20, 2001 and January 22, 2002. The holders of the Series A warrants have certain registration rights with respect to the shares of common stock underlying the Series A warrants. The exercise price of these warrants and the number of shares of common stock issuable upon exercise thereof are subject to adjustment in certain circumstances, including the event of a stock dividend, subdivision or combination of the common stock, the issuance of common stock or rights, options or warrants to acquire common stock at a price per share less than the exercise price of the warrants in effect immediately prior to such issuance. Holders of the Series A warrants waived any registration rights for the shares issuable upon exercise of the warrants in connection with this offering. They also waived any anti-dilution adjustment in the number of shares of common stock issuable upon exercise of the warrants and the exercise price as a result of the February 1999 private placement and this offering.

     Series B Warrants. In August 1998, in connection with our private placement of 209,091 shares of Series B preferred stock to two institutional investors, we issued warrants to purchase an aggregate of 7,467 shares of common stock with an original exercise price of $42.00 per share. In connection with the February 1999 private placement, under a letter agreement with each of the holders of the Series B warrants, we agreed that: (i) the holders would not exercise their right to convert the Series B preferred stock to common stock, or exercise the Series B warrants for common stock, until the date on which we complete a public or private equity financing with gross proceeds to us of not less than $8 million (a "qualified financing"); (ii) upon the closing of a qualified financing, the stated value of and accrued and unpaid dividends on the Series B preferred stock will automatically convert into shares of common stock at a conversion price equal to $19.25 per share, and the exercise price of Series B warrants would be reduced to $19.25 per share; (iii) the anti-dilution provisions of the Series B preferred stock and the Series B warrants would not apply to a qualified financing which would include this offering, the convertible debenture conversion, the February 1999 private placement, the conversion of the Series B preferred stock or the exercise of the Series B warrants; (iv) the holders waived and agreed not to exercise any registration rights they may have as to the common stock issuable upon conversion of the Series B preferred stock or the exercise of the Series B warrants in connection with this offering; and (v) the holders would not sell any common stock issuable upon conversion of the Series B preferred stock for at least six months after the effectiveness of this registration statement (or up to 24 months, if necessary to obtain regulatory approval of this offering).

     Other Warrants. In January 1999, in connection with the restructuring of certain outstanding obligations to Sanmina Corporation, we issued to Sanmina warrants to purchase 39,286 shares of our common stock, with a $19.25 exercise price per share. As part of the transaction, we converted outstanding accounts payable of $3,200,000 and $1,100,000, the latter amount representing the value of our inventory and materials located at Sanmina, to a $4,300,000 three-year term loan accruing interest at 7% per year. We are obligated to pay Sanmina $1,100,000 in principal on the note at the time this offering is completed and, at that time, Sanmina will transfer to us the title to our inventory and materials located at Sanmina. In January 1999, we also converted outstanding bills to our counsel totaling approximately $375,000 to a two-year term loan accruing interest at 7% per year. In connection with the transaction, we issued to our counsel warrants to purchase 5,714 shares of common stock with a $18.59 per share exercise price. We are obligated to pay our counsel $50,000 in principal on the note at the time this offering is completed.

     Barington Options. We issued to Barington options to purchase 25,714 shares of common stock at an exercise price of $63.53 per share in connection with our initial public offering. Cross Connect, L.L.C. has the right to acquire options to purchase 3,857 shares of common stock from Barington in certain circumstances. Cross Connect, L.L.C. is not affiliated with Barington or Marc S. Cooper. The Barington option is exercisable until April 8, 2002. The Barington option may be exercised as to all or a lesser number of shares covered by the option, and has certain registration rights and anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares which may be purchased upon exercise, upon the occurrence of certain events. Barington waived any registration rights relating to its options and the shares issuable upon exercise of its options in connection with this offering. We also issued to Barington in December 1997 options to purchase 17,857 shares of common stock at an exercise price of $96.67 per share. These options were granted as consideration for business and financial services to be provided to us over a two-year period. Barington also waived any anti-dilution adjustment in the number of shares issuable upon exercise of its options or the option exercise price as a result of the February 1999 private placement and this offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL


     Upon completion of this offering, there will be outstanding 7,914,639 shares (8,814,639 shares if the underwriters' over-allotment option is exercised in full) of our common stock (including 62,098 shares of common stock issuable upon the automatic conversion of the Series B preferred stock at a conversion price of $19.25 per share upon completion of this offering, and 871,693 shares of common stock issuable upon the automatic conversion of the outstanding convertible debentures at a conversion price of $3.75 upon completion of this offering). Of such shares, 6,532,690 shares (7,432,690 shares if the underwriters' over-allotment option is exercised in full) of common stock, consisting of (i) the 6,000,000 shares of common stock being sold as part of the units in this offering, (ii) 438,571 shares sold in our prior public offerings of common stock, (iii) 85,637 shares previously resold in reliance on Rule 144 under the Securities Act, and (iv) 8,482 shares sold under an effective registration statement filed by us on Form S-3 with the Securities and Exchange Commission, will be freely transferable without restriction by persons other than our affiliates, subject to certain lock-up arrangements. The lock-up arrangements are described in detail below.



     In addition, subject to the lock-up arrangements, certain selling stockholders may offer and sell from time to time up to 1,032,394 outstanding shares of common stock in negotiated transactions or otherwise, consisting of the 160,701 shares of common stock issued by the Company in the February 1999 private placement and 871,693 shares of common stock issuable upon the conversion of the outstanding convertible debentures upon completion of this offering. The registration statement we filed relating to this offering also registers those shares, all of which are freely transferable under the Securities Act without restriction by persons other than our affiliates. Sales of shares of common stock by the selling stockholders may have an adverse effect on the market price of the common stock.



     The remaining 349,555 outstanding shares of common stock will be "restricted securities" under Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144, pursuant to another exemption from registration under the Securities Act, or under an effective registration statement. Certain of our outstanding shares of common stock that are restricted securities have registration rights, which are discussed below in this prospectus under the heading "-- Registration Rights." As currently in effect, Rule 144 provides that any person (or persons whose shares are aggregated) holding "restricted securities," and any of our affiliates, who has beneficially owned the shares for at least one year (as computed under Rule 144), is entitled to sell within any three-month period the number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the common stock (approximately 79,146 shares after the offering and giving effect to the conversion of the convertible debentures and the Series B preferred stock) and (ii) the reported average weekly trading volume of the then outstanding shares of common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain provisions relating to the manner and notice of sale and the availability of current public information about Objective Communications. A person (or persons whose shares are aggregated) who is not deemed one of our affiliates at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years (as computed under Rule
144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and the other conditions mentioned above.

     We cannot predict the effect that any future sales of shares of common stock, or the availability of such shares for sale, will have on the market price of the common stock from time to time. We believe that sales of substantial numbers of shares of common stock, or the perception that such sales could occur, would adversely affect prevailing market prices of the common stock and our ability to raise capital in the future through the sale of additional securities.


     In addition to the outstanding shares of common stock and the shares issuable upon the conversion of the convertible debentures and the Series B preferred stock upon the completion of the offering, we have reserved a total of 6,968,058 shares of common stock for issuance upon exercise of other outstanding warrants and options including (i) the warrants that constitute part of the units issued in connection with this offering (ii) the shares of common stock and warrants issuable as part of the units to be issued upon exercise of the underwriters' over-allotment option, and (iii) the shares of common stock and warrants issuable as part of the units to be issued upon exercise of the representative's purchase option. Shares of common stock issuable in the future could hinder future financings. In addition, the holders of some of these options and warrants have registration rights, and the sale of shares of common stock upon exercise of those rights or the availability of such shares for sale could adversely affect the market price of the common stock.


REGISTRATION RIGHTS


     Subject to the lock-up arrangements described below, we have granted demand and/or "piggyback" registration rights to the holders of 160,701 shares of common stock, the holders of 933,791 shares of common stock issuable upon conversion of the Series B preferred stock and the convertible debentures upon completion of this offering, and the holders of options and warrants to purchase an additional 137,770 shares of common stock. Subject to certain conditions and limitations, the registration rights grant to the holders the right to register all or any portion of the common stock held by them or issuable upon the exercise of warrants or options held by them. In addition, the holders of warrants to purchase 97,800 shares of common stock also have the right to cause us to register the warrants for resale by the holders in certain circumstances. The registration rights are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. We generally are required to bear the expenses of all such registrations, except for the underwriting discounts and commissions relating to the sale of the shares of common stock by the holders.


LOCK-UP AGREEMENTS


     The sale of certain of the shares of common stock available for sale in the public market after completion of this offering is limited by restrictions under agreements entered into with Southeast Research Partners, Inc., the representative of the underwriters of this offering. Without the prior written consent of the representative of the underwriters of this offering, the holders of the following securities have agreed not to offer, sell, transfer or otherwise dispose of the number of shares of common stock for the periods indicated: (i) the holders of 160,701 shares of common stock we issued in the February 1999 private placement have agreed not to dispose of any of such shares for a period of six months from the effective date of the registration statement filed with respect to this offering; (ii) directors and executive officers holding an aggregate of 208,031 shares of common stock (including 4,999 shares of common stock purchased in the February 1999 private placement) have agreed not to dispose of any shares of common stock for fifteen months from the effective date of the registration statement filed with respect to this offering; (iii) the holders of the 871,693 shares of common stock issuable upon the conversion of the convertible debentures have agreed not to dispose of any shares of common stock issuable upon conversion of the debentures for one year (including 25,106 shares of common stock issuable to certain of our directors and executive officers upon conversion of the convertible debentures) following the effective date of the registration statement filed with respect to this offering; and (iv) the holders of the 62,098 shares of common stock issuable upon the conversion of the Series B preferred stock have agreed not to dispose of any shares of common stock issuable upon conversion of the preferred stock or the 7,467 shares of common stock issuable upon exercise of the warrants issued in connection with the original issuance of the Series B preferred stock for six months following the effective date of the registration statement filed with respect to this offering.

                                  UNDERWRITING

     The underwriters named below, for whom Southeast Research Partners, Inc. ("SERP") is acting as representative, have severally agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us a total of 2,000,000 units. The number of units that each such underwriter has agreed to purchase is set forth opposite its name:

UNDERWRITER                                                  NUMBER OF UNITS
-----------                                                  ----------------
Southeast Research Partners, Inc. .........................
Ladenburg Thalmann & Co. Inc. .............................
                                                                ----------
          Total............................................      2,000,000

The obligations of the underwriters under the underwriting agreement are subject to approval of certain legal matters by counsel and various other conditions precedent, and the underwriters are obligated to purchase all of the units offered by this prospectus (other than the units covered by the over-allotment option described below) if any are purchased.


     The representative has advised us that the underwriters propose to offer the units to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in
excess of $     per unit (8% of the per unit offering price). The underwriters
may allow and such dealers may reallow a concession not in excess of $     per
unit to certain other dealers. After this offering the offering price and other selling terms may be changed by the underwriters.


     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. We have also agreed to pay to the representative of the underwriters an expense allowance on a non-accountable basis equal to 3% of the gross proceeds derived from the sale of the units underwritten (including the sale of any units subject to the underwriters' over-allotment option), $50,000 of which has been paid to date. We have also agreed to pay all expenses in connection with qualifying the units offered hereby for sale under the laws of such states as the representative may designate and registering this offering with the National Association of Securities Dealers, Inc. including fees and expenses of counsel retained for such purposes by the representative.

     We have granted to the underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase from us at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 300,000 additional units for the sole purpose of covering over-allotments, if any.

     In connection with this offering, we have agreed to sell to the representative for an aggregate of $100 the representative's purchase option, consisting of the right to purchase up to an aggregate of 200,000 units. The representative's purchase option will be exercisable at any time between the first and the fifth anniversary of the date of this prospectus at a price of
$     per unit (165% of the per unit offering price). The representative's purchase option may not be transferred, sold, assigned or hypothecated during the one-year period following the date of this prospectus except to the underwriters, the selected dealers and to officers or partners of the representative, the underwriters and the selected dealers. The representative's purchase option grants to the holders thereof certain "piggyback" and demand rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the representative's purchase option.

     The underwriting agreement provides that for a period of three years from the date of this prospectus we will appoint or elect a designee of SERP as a member of our Board of Directors. Alternatively, if SERP chooses, SERP may send a non-voting representative to observe each meeting of the Board of Directors. To the extent permitted by Delaware law, we have agreed to indemnify SERP and its designee for the actions of such designee as a director of Objective Communications. SERP has not yet selected a designee.

     Until February 4, 2002, SERP has the right to purchase for its account or to sell for the account of our officers and directors and certain stockholders (and any family member or affiliate of any of the foregoing persons), any securities sold by any of such persons in the open market.

     In connection with this offering, the representative, on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representative, in covering syndicate short positions, repurchases shares originally sold by that syndicate member. These activities may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq Small Cap Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     In addition, in connection with this offering, the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq Small Cap Market, prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Small Cap Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specific percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

     We have engaged the representative, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price of each warrant exercised after one year from the date of this prospectus if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for our securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative in connection with the exercise of the warrants if the market price of the underlying shares of common stock is lower than the exercise price, the warrants are held in a discretionary account, the warrants are exercised in an unsolicited transaction, the warrant holder has not confirmed in writing that the representative solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise. In addition, unless granted an exemption by the Commission from Regulation M under the Exchange Act, any broker-dealer soliciting the exercise of the warrants, including the representative, may be prohibited from engaging in any market activities or solicited brokerage activities with regard to our securities. If one or more broker-dealers making a market in our securities are required temporarily to suspend such market making, such suspension could adversely affect the liquidity of the market for such securities.


     The representative has advised us that the underwriters do not intend to sell any of our securities to any accounts over which they exercise discretionary authority.


     SERP and Ladenburg Thalmann & Co. Inc. acted as the placement agents for the February 1999 private placement and were paid aggregate commissions of $228,000 and a non-accountable expense allowance of $85,500.

                                 LEGAL MATTERS


     ShawPittman, Washington, D.C., a partnership including professional corporations, will pass on the validity of the units, common stock and warrants offered in this offering and certain legal matters for us. Graubard Mollen & Miller, New York, New York, has served as counsel to the underwriters in connection with this offering.


                                    EXPERTS

     The balance sheets as of December 31, 1997 and 1998 and the statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998 and for the period October 5, 1993 (date of inception) to December 31, 1998, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file reports and other information with the SEC. Such reports, proxy statements, and other information can be inspected without charge at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New

York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The registration statement is also publicly available through the SEC's web site located at http://www.sec.gov. Our common stock is quoted on the Nasdaq SmallCap Market and other information concerning the Company can be inspected at the office of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the units offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain terms of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding Objective Communications and the units offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Balance Sheets as of December 31, 1997 and 1998 and March
  31, 1999 (Unaudited)......................................   F-3
Statements of Operations for the years ended December 31,
  1996, 1997 and 1998 and for the period October 5, 1993
  (date of inception) to December 31, 1998, and for the
  quarters ended March 31, 1998 and 1999 (Unaudited) and for the period October 5, 1993 (date of inception) to March
  31, 1999 (Unaudited)......................................   F-4
Statements of Changes in Stockholders' Equity (Deficit) for
  the period October 5, 1993 (date of inception) to December
  31, 1998 and for the quarter ended March 31, 1999
  (Unaudited)...............................................   F-5
Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998 and for the period October 5, 1993
  (date of inception) to December 31, 1998, and for the
  quarters ended March 31, 1998 and 1999 (Unaudited) and for the period October 5, 1993 (date of inception) to March
  31, 1999 (Unaudited)......................................   F-8
Notes to Financial Statements...............................  F-12

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Objective Communications, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Objective Communications, Inc. (the "Company") at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and for the period October 5, 1993 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                          PricewaterhouseCoopers
LLP
Boston, Massachusetts
February 26, 1999, except for
Note 14, as to which the
date is April 14, 1999

                         OBJECTIVE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                                 BALANCE SHEETS

                                                DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                    1997           1998           1999
                                                ------------   ------------   ------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
Cash and cash equivalents.....................  $ 18,199,434   $      8,532   $    640,349
Accounts receivable, less allowance for
  doubtful accounts of $22,246 at December 31,
  1998 and $25,952 at March 31, 1999..........            --        184,670        596,439
Inventory.....................................     1,700,935      5,793,801      5,561,762
Advance payment...............................            --             --      1,100,000
Other current assets..........................       675,289        250,709        487,538
                                                ------------   ------------   ------------
Total current assets..........................    20,575,658      6,237,712      8,386,088
Property and equipment, net...................     2,306,048      3,096,752      2,544,353
Trademarks and patents, less accumulated
  amortization of $22,660, $11,220, and
  $26,417 at December 31, 1997 and 1998, and
  March 31, 1999, respectively................       108,475        200,204        200,327
Other assets..................................        92,519         88,321        450,401
                                                ------------   ------------   ------------
                                                $ 23,082,700   $  9,622,989   $ 11,581,169
                                                ============   ============   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Notes payable.................................  $         --   $    125,543   $    119,281
Unsecured promissory notes, net of unamortized
  debt discount...............................            --             --      1,743,360
Subordinated convertible debentures...........            --      3,200,674      3,241,450
Accounts payable..............................     3,077,723      6,748,538      3,347,617
Deferred revenue..............................       133,180         40,000         40,000
Accrued liabilities...........................       752,018        841,526        840,871
Current portion of long term debt.............            --             --      1,448,254
Obligations under capital lease, current
  portion.....................................       190,454        187,220        120,684
                                                ------------   ------------   ------------
Total current liabilities.....................     4,153,375     11,143,501     10,901,517
Obligations under capital lease...............        57,196         76,008         60,358
Long term debt................................            --             --      3,066,180
Commitments (Notes 6 and 13)
Stockholders' equity (deficit):
Series B Convertible Preferred Stock, par
  value $.01, 954,545 shares authorized; none
  issued and outstanding at December 31, 1997,
  209,091 issued and outstanding at December
  31, 1998 and March 31, 1999, respectively...            --      1,173,958      1,188,333
Common stock, par value $.01, 30,000,000
  shares authorized; 810,978, 820,147 and
  980,848 issued and outstanding at December
  31, 1997 and 1998, and March 31, 1999,
  respectively................................         8,110          8,201          9,808
Additional paid-in capital....................    36,009,125     36,770,004     38,318,275
Deficit accumulated during development
  stage.......................................   (17,145,106)   (39,548,683)   (41,963,302)
                                                ------------   ------------   ------------
Total stockholders' equity (deficit)..........    18,872,129     (1,596,520)    (2,446,886)
                                                ------------   ------------   ------------
                                                $ 23,082,700   $  9,622,989   $ 11,581,169
                                                ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                         OBJECTIVE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS

                                                                                     FOR THE PERIOD
                                         FOR THE YEARS ENDED DECEMBER 31,           OCTOBER 5, 1993
                                     -----------------------------------------   (DATE OF INCEPTION) TO
                                        1996           1997           1998         DECEMBER 31, 1998
                                     -----------   ------------   ------------   ----------------------

Revenues-net.......................  $    81,375   $         --   $    765,617        $  1,261,277
Cost of sales......................       62,353             --        544,853             794,228
                                     -----------   ------------   ------------        ------------
                                          19,022             --        220,764             467,049
Operating expenses:
Research and development...........    1,106,901      6,218,637     11,488,262          20,211,652
Selling, general and
  administrative...................    1,043,553      4,334,754      9,015,437          15,620,059
Depreciation and amortization......      158,714        829,462      2,240,878           3,293,114
                                     -----------   ------------   ------------        ------------
Total operating
  expenses.........................    2,309,168     11,382,853     22,744,577          39,124,825
                                     -----------   ------------   ------------        ------------
Loss from operations...............   (2,290,146)   (11,382,853)   (22,523,813)        (38,657,776)
Interest (income)
  expense, net.....................      404,290        203,441       (120,236)            484,010
                                     -----------   ------------   ------------        ------------
Net loss...........................   (2,694,436)   (11,586,294)   (22,403,577)       $(39,141,786)
                                     -----------   ------------   ------------        ============
Cumulative Series B dividend.......           --             --        (23,958)
                                     -----------   ------------   ------------
Net loss attributable to common
  stockholders.....................  $(2,694,436)  $(11,586,294)  $(22,427,535)
                                     ===========   ============   ============
Net loss per common share -- basic
  and diluted......................  $     (5.23)  $     (19.90)  $     (27.45)
                                     ===========   ============   ============
Weighted average shares outstanding
  -- basic and diluted.............      515,376        582,307        816,972
                                     ===========   ============   ============

                                       FOR THE QUARTER ENDED         FOR THE PERIOD
                                             MARCH 31,              OCTOBER 5, 1993
                                     -------------------------   (DATE OF INCEPTION) TO
                                        1998          1999           MARCH 31, 1999
                                     -----------   -----------   ----------------------
                                     (UNAUDITED)   (UNAUDITED)        (UNAUDITED)
Revenues-net.......................  $   110,505   $   655,457        $  1,916,734
Cost of sales......................       64,304       368,702           1,162,930
                                     -----------   -----------        ------------
                                          46,201       286,755             753,804
Operating expenses:
Research and development...........    2,616,588       823,244          21,034,896
Selling, general and
  administrative...................    1,741,344     1,123,655          16,743,714
Depreciation and amortization......      398,008       293,898           3,587,012
                                     -----------   -----------        ------------
Total operating
  expenses.........................    4,755,940     2,240,797          41,365,622
                                     -----------   -----------        ------------
Loss from operations...............   (4,709,739)   (1,954,042)        (40,611,818)
Interest (income)
  expense, net.....................     (166,040)      460,577             944,587
                                     -----------   -----------        ------------
Net loss...........................   (4,543,699)   (2,414,619)       $(41,556,405)
                                     -----------   -----------        ============
Cumulative Series B dividend.......           --      (116,450)
                                     -----------   -----------
Net loss attributable to common
  stockholders.....................  $(4,543,699)  $(2,531,069)
                                     ===========   ===========
Net loss per common share -- basic
  and diluted......................  $     (5.60)  $     (2.76)
                                     ===========   ===========
Weighted average shares outstanding
  -- basic and diluted.............      810,979       916,568
                                     ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         OBJECTIVE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
    FOR THE PERIOD OCTOBER 5, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1998
              AND FOR THE QUARTER ENDED MARCH 31, 1999 (UNAUDITED)

                                                                             DEFICIT
                                                              SERIES B     ACCUMULATED
                                               ADDITIONAL    CONVERTIBLE      DURING
                                     COMMON      PAID-IN      PREFERRED    DEVELOPMENT
                          SHARES      STOCK      CAPITAL        STOCK         STAGE          TOTAL
                         ---------   -------   -----------   -----------   ------------   ------------
Balance, October 5,
  1993.................         71   $    1    $       999   $       --    $         --   $      1,000
Net loss...............         --       --             --           --          (4,521)        (4,521)
Balance, December 31,
  1993.................         71        1            999           --          (4,521)        (3,521)
Stock dividend.........    185,644    1,856         11,139           --         (12,995)            --
Issuance of common
  stock at $14/share...     24,429      244        341,756           --              --        342,000
Issuance of common
  stock at $14/share
  (issued in exchange
  for services)........      2,380       24         33,310           --              --         33,334
Issuance of common
  stock at $42/share...      6,429       64        269,936           --              --        270,000
Expenses associated
  with issuance of
  common stock.........         --       --        (47,418)          --              --        (47,418)
Issuance of common
  stock at $18.76/share
  (issued in exchange
  for services)........      1,196       12         22,488           --              --         22,500
Net loss...............         --       --             --           --        (406,842)      (406,842)
                         ---------   -------   -----------                 ------------   ------------
Balance, December 31,
  1994.................    220,149    2,201        632,210           --        (424,358)       210,053
Issuance of common
  stock at $42/share...     15,952      160        669,840           --              --        670,000
Expenses associated
  with issuance of
  common stock.........         --       --        (81,389)          --              --        (81,389)
Notes payable converted
  to commons stock at
  $42/share............      8,386       84        352,139           --              --        352,223
Net loss...............         --       --             --           --      (2,046,116)    (2,046,116)
                         ---------   -------   -----------                 ------------   ------------
Balance, December 31,
  1995.................    244,487    2,445      1,572,800           --      (2,470,474)      (895,229)
              The accompanying notes are an integral part of these financial statements.

                         OBJECTIVE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
    FOR THE PERIOD OCTOBER 5, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1998
              AND FOR THE QUARTER ENDED MARCH 31, 1999 (UNAUDITED)
                                  (CONTINUED)

                                                                             DEFICIT
                                                              SERIES B     ACCUMULATED
                                               ADDITIONAL    CONVERTIBLE      DURING
                                     COMMON      PAID-IN      PREFERRED    DEVELOPMENT
                          SHARES      STOCK      CAPITAL        STOCK         STAGE          TOTAL
                         ---------   -------   -----------   -----------   ------------   ------------
Exercise of common
  stock options at
  $14/share............      1,428       14         19,986           --              --         20,000
Issuance of common
  stock at $42/share...     25,024      250      1,053,733           --              --      1,053,983
Expenses associated
  with issuance of
  common stock.........         --       --       (166,936)          --              --       (166,936)
Interest expense
  incurred for issuance
  of
  warrants.............         --       --        907,789           --              --        907,789
Net loss...............         --       --             --           --      (2,694,436)    (2,694,436)
                         ---------   -------   -----------   ----------    ------------   ------------
Balance, December 31,
  1996.................    270,939    2,709      3,387,372           --      (5,164,910)    (1,774,829)
Issuance of common
  stock pursuant to
  warrant exchange
  agreement............     23,610      236        660,832           --        (320,902)       340,166
Reversal of interest
  expense upon
  surrender of Bridge
  Warrants.............         --       --       (201,000)          --              --       (201,000)
Shares issued in
  connection with
  initial public
  offering, net of
  expenses.............    295,714    2,957      9,349,122           --              --      9,352,079
Conversion of
  Redeemable Series A
  Convertible Preferred
  Stock to common
  stock................     71,429      714      1,809,929           --              --      1,810,643
Exercise of warrants...      6,429       64         29,936           --              --         30,000
Shares issued in
  connection with
  secondary public
  offering, net of
  expenses.............    142,857    1,430     20,899,934           --              --     20,901,364
              The accompanying notes are an integral part of these financial statements.

                         OBJECTIVE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
    FOR THE PERIOD OCTOBER 5, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1998
              AND FOR THE QUARTER ENDED MARCH 31, 1999 (UNAUDITED)
                                  (CONTINUED)

                                                                             DEFICIT
                                                              SERIES B     ACCUMULATED
                                               ADDITIONAL    CONVERTIBLE      DURING
                                     COMMON      PAID-IN      PREFERRED    DEVELOPMENT
                          SHARES      STOCK      CAPITAL        STOCK         STAGE          TOTAL
                         ---------   -------   -----------   -----------   ------------   ------------
Interest expense
  incurred for issuance
  of
  warrants.............         --       --         73,000           --         (73,000)            --
Net loss...............         --       --             --           --     (11,586,294)   (11,586,294)
                         ---------   -------   -----------   ----------    ------------   ------------
Balance, December 31,
  1997.................    810,978    8,110     36,009,125           --     (17,145,106)    18,872,129
Exercise of warrants...      8,839       88        205,849           --              --        205,937
Exercise of common
  stock options at
  $48.38/share.........        330        3         15,301           --              --         15,304
Compensation expense
  related to options
  granted to financial
  advisor..............         --       --        563,687           --              --        563,687
Issuance of Series B
  Convertible Preferred
  Stock................         --       --             --    1,150,000              --      1,150,000
Dividend...............         --       --        (23,958)      23,958              --             --
Net loss...............         --       --             --           --     (22,403,577)   (22,403,577)
                         ---------   -------   -----------   ----------    ------------   ------------
Balance, December 31,
  1998.................    820,147    8,201     36,770,004    1,173,958     (39,548,683)    (1,596,520)
Compensation expense
  related to options
  granted to financial
  advisor..............         --       --        140,922           --              --        140,922
Issuance of common
  stock from private
  placement of units,
  net of expenses......    160,701    1,607      1,275,382           --              --      1,276,989
Issuance of warrants
  associated with long-
  term debt............         --       --        146,342           --              --        146,342
Dividend...............         --       --        (14,375)      14,375              --             --
Net loss...............         --       --             --           --      (2,414,619)    (2,414,619)
                         ---------   -------   -----------   ----------    ------------   ------------
Balance, March 31, 1999
  (unaudited)..........    980,848   $9,808    $38,318,275   $1,188,333    $(41,963,302)  $ (2,446,886)
                         =========   =======   ===========   ==========    ============   ============

   The accompanying notes are an integral part of these financial statements.

                         OBJECTIVE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

                                                                                     FOR THE PERIOD
                                         FOR THE YEARS ENDED DECEMBER 31,           OCTOBER 5, 1993
                                    ------------------------------------------   (DATE OF INCEPTION) TO
                                        1996           1997           1998         DECEMBER 31, 1998
                                    ------------   ------------   ------------   ----------------------

Cash flows from operating
  activities:
Net loss..........................  $ (2,694,436)  $(11,586,294)  $(22,403,577)       $(39,141,786)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
Depreciation......................       109,025        614,467      2,229,437           3,016,989
Amortization......................        49,689        214,995         11,440             276,124
Interest expense related to
  issuance of warrants............       321,789        385,000             --             706,789
Interest accrued on debentures....            --             --         75,674              75,674
Amortization of debt discount.....            --             --             --                  --
Amortization of debt issuance
  costs...........................            --             --             --                  --
Non-cash compensation expense.....            --        340,166        563,687             903,853
Stock issued in exchange for
  services rendered...............            --             --             --              55,834
Other non-cash charges............            --             --         18,819              18,819
Changes in operating assets and
  liabilities:
Accounts receivable...............       (19,385)        84,855       (184,670)           (184,670)
Other current assets..............      (166,792)      (496,913)       654,643             (20,646)
Inventory.........................      (335,105)    (1,689,140)    (4,125,091)         (5,826,026)
Other assets......................            --        (87,852)         4,198             (83,654)
Trademarks and patents............       (19,595)       (81,202)      (103,169)           (222,864)
Accounts payable..................      (324,937)     2,687,285      3,710,956           6,788,679
Deferred revenues.................            --        133,180        (93,180)             40,000
Accrued liabilities...............       163,038        488,642         89,508             841,526
                                    ------------   ------------   ------------        ------------
    Net cash used in operating
       activities.................    (2,916,709)    (8,992,811)   (19,551,325)        (32,755,359)

                                       FOR THE QUARTER ENDED          FOR THE PERIOD
                                             MARCH 31,               OCTOBER 5, 1993
                                    ---------------------------   (DATE OF INCEPTION) TO
                                        1998           1999           MARCH 31, 1999
                                    ------------   ------------   ----------------------
                                    (UNAUDITED)    (UNAUDITED)         (UNAUDITED)
Cash flows from operating
  activities:
Net loss..........................  $ (4,543,699)  $ (2,414,619)       $(41,556,405)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
Depreciation......................       395,871        290,141           3,307,130
Amortization......................         2,137          3,757             279,881
Interest expense related to
  issuance of warrants............            --         10,776             717,565
Interest accrued on debentures....            --         40,776             116,450
Amortization of debt discount.....            --        198,360             198,360
Amortization of debt issuance
  costs...........................            --         67,058              67,058
Non-cash compensation expense.....       140,922        140,922           1,044,775
Stock issued in exchange for
  services rendered...............            --             --              55,834
Other non-cash charges............            --             --              18,819
Changes in operating assets and
  liabilities:
Accounts receivable...............            --       (411,769)           (596,439)
Other current assets..............      (189,554)        19,088              (1,558)
Inventory.........................    (4,588,621)       232,039          (5,593,987)
Other assets......................         2,553             --             (83,654)
Trademarks and patents............       (24,082)        (3,880)           (226,744)
Accounts payable..................     2,116,530        (81,838)          6,706,841
Deferred revenues.................       (54,746)            --              40,000
Accrued liabilities...............      (146,756)       181,023           1,022,549
                                    ------------   ------------        ------------
    Net cash used in operating
       activities.................    (6,889,445)    (1,728,166)        (34,483,525)

   The accompanying notes are an integral part of these financial statements.

                         OBJECTIVE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

                                  (CONTINUED)

                                                                                     FOR THE PERIOD
                                         FOR THE YEARS ENDED DECEMBER 31,           OCTOBER 5, 1993
                                    ------------------------------------------   (DATE OF INCEPTION) TO
                                        1996           1997           1998         DECEMBER 31, 1998
                                    ------------   ------------   ------------   ----------------------

Cash flows from investing
  activities:
Proceeds from sale of property and
  equipment.......................  $         --   $         --   $         --        $         --
Purchase of property and
  equipment.......................      (116,892)    (2,036,190)    (3,763,231)         (6,455,724)
Sale of leasehold improvements....            --             --      1,470,000           1,470,000
                                    ------------   ------------   ------------        ------------
    Net cash provided by (used in)
       investing activities.......      (116,892)    (2,036,190)    (2,288,231)         (4,980,724)
                                    ------------   ------------   ------------        ------------
Cash flows from financing
  activities:
  Net proceeds from the issuance
    of Series A preferred stock...       848,440        962,203             --           1,810,643
  Net proceeds from the issuance
    of Series B preferred stock...            --             --      1,150,000           1,150,000
  Net proceeds from the issuance
    of common stock...............       887,047     30,253,443             --          32,294,683
  Net proceeds from the exercise
    of stock options..............        20,000             --         15,304              35,304
  Net proceeds from the exercise
    of warrants...................            --         30,000        205,937             235,937
  Net proceeds from the issuance
    of debentures.................            --             --      3,125,000           3,125,000
  Net proceeds from the issuance
    of notes payable..............     2,300,000             --             --           2,550,000
  Net proceeds from the issuance
    of unsecured promissory notes
    and common stock..............

                                       FOR THE QUARTER ENDED          FOR THE PERIOD
                                             MARCH 31,               OCTOBER 5, 1993
                                    ---------------------------   (DATE OF INCEPTION) TO
                                        1998           1999           MARCH 31, 1999
                                    ------------   ------------   ----------------------
                                    (UNAUDITED)    (UNAUDITED)         (UNAUDITED)
Cash flows from investing
  activities:
Proceeds from sale of property and
  equipment.......................  $         --   $     80,580        $     85,580
Purchase of property and
  equipment.......................    (2,615,306)            --          (6,455,724)
Sale of leasehold improvements....            --             --           1,470,000
                                    ------------   ------------        ------------
    Net cash provided by (used in)
       investing activities.......    (2,615,306)        80,580          (4,900,144)
                                    ------------   ------------        ------------
Cash flows from financing
  activities:
  Net proceeds from the issuance
    of Series A preferred stock...            --             --           1,810,643
  Net proceeds from the issuance
    of Series B preferred stock...            --             --           1,150,000
  Net proceeds from the issuance
    of common stock...............            --             --          32,294,683
  Net proceeds from the exercise
    of stock options..............            --             --              35,304
  Net proceeds from the exercise
    of warrants...................            --             --             235,937
  Net proceeds from the issuance
    of debentures.................            --             --           3,125,000
  Net proceeds from the issuance
    of notes payable..............            --             --           2,550,000
  Net proceeds from the issuance
    of unsecured promissory notes
    and common stock..............                    2,392,851           2,392,851

   The accompanying notes are an integral part of these financial statements.

                         OBJECTIVE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

                                  (CONTINUED)

                                                                                     FOR THE PERIOD
                                         FOR THE YEARS ENDED DECEMBER 31,           OCTOBER 5, 1993
                                    ------------------------------------------   (DATE OF INCEPTION) TO
                                        1996           1997           1998         DECEMBER 31, 1998
                                    ------------   ------------   ------------   ----------------------

  Repayments of notes payable.....  $   (250,000)  $ (2,300,000)  $   (144,661)       $ (2,694,661)
  Repayment of long term debt.....            --             --             --                  --
  Proceeds from the issuance of
    notes payable to related
    parties.......................       170,000             --             --             716,223
  Repayments of notes payable to
    related parties...............      (135,000)      (199,000)            --            (364,000)
  Debt issuance costs.............      (258,131)            --             --            (258,131)
  Principal payments on capital
    leases........................       (12,005)      (141,452)      (702,926)           (856,383)
                                    ------------   ------------   ------------        ------------
    Net cash provided by (used in)
       financing activities.......     3,570,351     28,605,194      3,648,654          37,744,615
                                    ------------   ------------   ------------        ------------
Net increase (decrease) in cash
  and cash equivalents............       536,750     17,576,193    (18,190,902)              8,532
Cash and cash equivalents, at
  beginning of period.............        86,491        623,241     18,199,434                  --
                                    ------------   ------------   ------------        ------------
Cash and cash equivalents, at end
  of period.......................  $    623,241   $ 18,199,434   $      8,532        $      8,532
                                    ============   ============   ============        ============
Supplemental disclosure of cash
  flow information:
Interest paid.....................  $     57,628   $    115,739   $     94,272        $    280,777
Supplemental disclosure of
  non-cash investing and financing
  activities:
    Conversion of notes payable-
       related parties and accrued
       interest into common
       stock......................            --             --             --        $    352,223

                                       FOR THE QUARTER ENDED          FOR THE PERIOD
                                             MARCH 31,               OCTOBER 5, 1993
                                    ---------------------------   (DATE OF INCEPTION) TO
                                        1998           1999           MARCH 31, 1999
                                    ------------   ------------   ----------------------
                                    (UNAUDITED)    (UNAUDITED)         (UNAUDITED)
  Repayments of notes payable.....  $         --   $    (42,262)       $ (2,736,923)
  Repayment of long term debt.....            --        (25,000)            (25,000)
  Proceeds from the issuance of
    notes payable to related
    parties.......................            --         36,000             752,223
  Repayments of notes payable to
    related parties...............            --             --            (364,000)
  Debt issuance costs.............            --             --            (258,131)
  Principal payments on capital
    leases........................      (153,535)       (82,186)           (938,569)
                                    ------------   ------------        ------------
    Net cash provided by (used in)
       financing activities.......      (153,535)     2,279,403          40,024,018
                                    ------------   ------------        ------------
Net increase (decrease) in cash
  and cash equivalents............    (9,658,286)       631,817             640,349
Cash and cash equivalents, at
  beginning of period.............    18,199,434          8,532                  --
                                    ------------   ------------        ------------
Cash and cash equivalents, at end
  of period.......................  $  8,541,148   $    640,349        $    640,349
                                    ============   ============        ============
Supplemental disclosure of cash
  flow information:
Interest paid.....................
Supplemental disclosure of
  non-cash investing and financing
  activities:
    Conversion of notes payable-
       related parties and accrued
       interest into common
       stock......................            --             --        $    352,223

   The accompanying notes are an integral part of these financial statements.

                         OBJECTIVE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

                                  (CONTINUED)

                                                                                     FOR THE PERIOD
                                         FOR THE YEARS ENDED DECEMBER 31,           OCTOBER 5, 1993
                                    ------------------------------------------   (DATE OF INCEPTION) TO
                                        1996           1997           1998         DECEMBER 31, 1998
                                    ------------   ------------   ------------   ----------------------

    Capital lease obligations.....  $     53,158   $    347,950   $    718,504        $  1,119,612
    Reclassification of inventory
       to fixed assets............            --        354,304         32,225              32,225
    Current asset financed by
       issuance of note payable...            --             --        230,063             230,063
    Dividend on preferred stock...            --             --         23,958              23,958
    Accounts payable transferred
       to notes payable...........            --             --         40,141              40,141
    Accounts payable transferred
       to long term debt..........            --             --             --                  --
    Common stock issued with
       private placement..........            --             --             --                  --
    Warrants issued with long term
       debt.......................            --             --             --                  --
    Advanced payment financed with
       long term debt.............            --             --             --                  --
    Prepaid equity financing costs
       financed in accounts
       payable....................            --             --             --                  --
    Reduction in accrued
       liabilities due to sale of
       assets.....................            --             --             --                  --
    Cost of fixed assets
       sold -- net................            --             --             --                  --
    Debt issuance costs related to
       unsecured promissory
       notes......................            --             --             --                  --
    Costs related to issuing
       common stock with unit
       financing..................  $         --   $         --   $         --        $         --

                                       FOR THE QUARTER ENDED          FOR THE PERIOD
                                             MARCH 31,               OCTOBER 5, 1993
                                    ---------------------------   (DATE OF INCEPTION) TO
                                        1998           1999           MARCH 31, 1999
                                    ------------   ------------   ----------------------
                                    (UNAUDITED)    (UNAUDITED)         (UNAUDITED)
    Capital lease obligations.....  $         --   $         --        $  1,119,612
    Reclassification of inventory
       to fixed assets............            --             --              32,225
    Current asset financed by
       issuance of note payable...       230,063             --             230,063
    Dividend on preferred stock...            --         14,375              38,333
    Accounts payable transferred
       to notes payable...........            --             --              40,141
    Accounts payable transferred
       to long term debt..........            --      3,575,000           3,575,000
    Common stock issued with
       private placement..........            --      1,305,000           1,305,000
    Warrants issued with long term
       debt.......................            --        146,342             146,342
    Advanced payment financed with
       long term debt.............            --      1,100,000           1,100,000
    Prepaid equity financing costs
       financed in accounts
       payable....................            --        255,917             255,917
    Reduction in accrued
       liabilities due to sale of
       assets.....................            --        181,678             181,678
    Cost of fixed assets
       sold -- net................            --        262,258             262,258
    Debt issuance costs related to
       unsecured promissory
       notes......................            --        429,138             429,138
    Costs related to issuing
       common stock with unit
       financing..................  $         --   $     28,011        $     28,011

   The accompanying notes are an integral part of these financial statements.

                         OBJECTIVE COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

1.   NATURE OF BUSINESS

     Objective Communications is a Delaware corporation formed in 1993 to design, develop and market a full motion, high resolution, cost-effective video network system. Users of the VidPhone video network system can view broadcast video and participate in multi-party video conferences. With the introduction of Release 1.5 of the VidPhone software, which management expects to occur in the first half of 1999, users also will be able to retrieve stored video on demand. The VidPhone system distributes video to and from desktop or laptop personal computers and conference rooms configured with a VidPhone station, over the same wiring used by the telephone.

     To date, the Company has not generated substantial revenues from the sale of its products and services. The Company did not earn any revenues from the sale of products or services during 1997, and recognized only $765,617 in revenues from the sale of products during 1998. The Company has suffered recurring losses from operations, has recurring negative cash flow from operations and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The Financial Statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has required substantial funding through debt and equity financings since its inception to complete its development plans and commence full-scale operations. At December 31, 1998, the Company had essentially no cash from which to fund operations. In February 1999, the Company completed a private placement of $2,850,000 of unsecured promissory notes and 162,844 shares of common stock, from which the Company received net proceeds of approximately $2,430,000. Before completing the February 1999 private placement, the Company was able to pay only those expenses that were essential to continue operations. The Company estimates that the net proceeds from the private placement will fund operations only through April 1999. Those net proceeds are not sufficient to fund the continued development of the VidPhone system or any expansion of the Company's business operations. As a result of these liquidity problems, the Company has not paid many of its creditors, including trade creditors, on a timely basis and remains in default on a number of significant overdue obligations. Some of these creditors have instituted or threatened to institute legal proceedings against the Company to obtain repayment of these debts. If the Company continues not paying its debts as they become due, it is likely that other creditors will take legal action against the Company and that other firms will refuse to sell the products and services the Company need to continue operations. In February 1999, the Company announced that it had filed a registration statement relating to a proposed $15,000,000 underwritten offering of common stock. The Company anticipates that the public offering will be completed in the second quarter of 1999; however, its ability to complete the offering, the timing of the offering and its terms are subject to a number of conditions, some of which are beyond its control, including market conditions. There can be no assurance that the Company will complete the public offering. If the Company is not successful in securing additional financing, the Company will be forced to consider alternative methods of maximizing shareholder value, which could include sales of the Company's assets, a sale of the Company, workout alternatives, or bankruptcy. (Information in this Note 1 is presented as of February 26,

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

1999, the date on which these financial statements were issued. See Note 15, "Subsequent Events (Unaudited)" pertaining to an update of the items described in Note 1.)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

     The Company's principal activities to date have been planning and organizing, initiating research and development projects, conducting market research and securing adequate financing for the development of its products. Accordingly, the Company's financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and investments with original maturities of three months or less. Cash and cash equivalents are stated at cost, which approximates fair value because of the short maturity of these investments.

REVENUE RECOGNITION

     The Company's revenues, consisting principally of sales of the Company's video network system and related products, are recognized upon delivery and acceptance by customers.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Software development costs are included in research and development and are expensed as incurred. SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed" requires the capitalization of certain software development costs once technological feasibility is established. Capitalization ceases when the products are available for general release to customers, at which time amortization of the capitalized costs begins on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short, and the software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. The Company uses accelerated methods of depreciation for book and for tax purposes. The annual provisions for depreciation have been computed principally in accordance with the following ranges of

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

asset lives: computer and lab equipment, 3 to 5 years; capitalized software, 3 years; furniture and fixtures, 5 years; office equipment, 5 years; and leasehold improvements over the lesser of 7 years or the term of the lease relating to the improved asset. Assets held under the construction in progress caption are not depreciated until the asset is completed and placed in service.

TRADEMARKS AND PATENTS

     Trademarks and patents are stated at cost and are amortized on a straight-line basis over 15 years.

LONG-LIVED ASSETS

     The Company periodically evaluates the net realizable value of long-lived assets, including trademarks and patents and property and equipment, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flows derived from the asset are less than its carrying value. In addition, the Company's evaluation considers non-financial data such as market trends, product and development cycles, and changes in management's market emphasis.

INVENTORY

     Inventory, consisting principally of hardware for the Company's video networking products, is valued at the lower of cost or market, with the cost being determined using the FIFO ("first-in, first-out") method of accounting.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are held with a U.S. commercial bank. The Company has not experienced any losses related to its cash and cash equivalents. The Company generally grants uncollateralized credit terms to its customers and has not experienced any credit-related losses.

INCOME TAXES

     Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets and liabilities.

NET LOSS PER COMMON SHARE

     The Company computes basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share". Net loss per

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

common share is based on the weighted average number of common shares and dilutive common share equivalents outstanding during the periods presented. Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average shares outstanding. Diluted earnings (loss) per share reflect the dilutive effect of stock options, warrants, convertible preferred stock, and convertible debentures and are presented only if the effect is not anti-dilutive. As the Company incurred losses for all periods, there is no difference between basic and diluted earnings per share. Had options, warrants and convertible preferred stock been included in the computation, shares for the diluted computation would have increased by 283,786 and 397,026 as of December 31, 1997 and 1998, respectively. The convertible debentures would also be included in the diluted computation based on the conversion calculation in note
9. See note 10, Subsequent Events, with regards to shares issued subsequent to year-end.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable and notes payable approximate fair value because of the relatively short maturity of those instruments.

STOCK-BASED COMPENSATION

     The Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation" in 1996. SFAS No. 123 permits companies to account for stock-based compensation based on the provisions prescribed in SFAS No. 123 or based on the authoritative guidance in the Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." The Company has elected to continue to account for its stock-based compensation in accordance with APB 25; however, as required by SFAS No. 123, the Company has disclosed the pro forma impact on the financial statements assuming the measurement provisions of SFAS No. 123 had been adopted (see Note 10).

SEGMENT INFORMATION

     The Company is in one business segment; the design, development, and marketing of a video network system. The Company follows the requirements of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

INTERIM INFORMATION (UNAUDITED)

     The interim information as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 is unaudited. The unaudited interim financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. The unaudited interim financial information should be read in conjunction with the audited financial statements and related notes thereto. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

3.   INVENTORIES

     Inventories consist of the following at:

                                          DECEMBER 31,
                                     -----------------------    MARCH 31,
                                        1997         1998         1999
                                     ----------   ----------   -----------
                                                               (UNAUDITED)
Raw materials......................  $  901,548   $5,750,733   $ 4,794,179
Work in process....................      24,272           --            --
Finished goods.....................     775,115       43,068       767,583
                                     ----------   ----------   -----------
                                     $1,700,935   $5,793,801   $ 5,561,762
                                     ==========   ==========   ===========

4.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:

                                          DECEMBER 31,
                                     -----------------------    MARCH 31,
                                        1997         1998         1999
                                     ----------   ----------   -----------
                                                               (UNAUDITED)
Computer and laboratory
  equipment........................  $2,070,415   $3,186,976   $ 3,186,976
Computer software..................     220,711      368,441       368,441
Leasehold improvements.............     174,697      787,484       606,912
Furniture and fixtures.............     342,835    1,148,210       850,432
Office equipment...................       5,190      173,333       173,333
Construction in progress...........     279,754      443,116       443,116
                                     ----------   ----------   -----------
                                      3,093,602    6,107,560     5,629,210
Accumulated depreciation...........    (787,554)  (3,010,808)   (3,084,857)
                                     ----------   ----------   -----------
                                     $2,306,048   $3,096,752   $ 2,544,353
                                     ==========   ==========   ===========

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

5.   SALE OF LEASEHOLD IMPROVEMENTS

     In the fourth quarter of 1997, the Company reached an agreement with the Portsmouth Development Authority ("PDA") to enter into a lease agreement for additional office space and, in exchange for a favorable rental rate, the Company agreed to fund significant improvements to the facility. Through June 1998 the Company had invested in excess of $1.8 million in improvements to the new offices. In June 1998, the Company and the PDA modified the previous agreement in that the PDA agreed to purchase $1,470,000 of the leasehold improvements in consideration of the Company's agreement to adjust the previously agreed rental rate to a market rate. In June 1998, the Company received the proceeds from the sale, less accrued rent of $83,870.

6.   COMMITMENTS

     The Company leases office and manufacturing space and miscellaneous office and testing equipment under various operating and capital leases. Commitments for minimum rentals under non-cancelable leases at December 31, 1998 are as follows:

                                                  CAPITAL     OPERATING
                                                   LEASES       LEASES
                                                  --------    ----------
1999..........................................    $214,772    $  295,800
2000..........................................      49,031       315,139
2001..........................................      17,040       321,350
2002..........................................      17,040       321,585
2003..........................................       2,840       328,759
Thereafter....................................          --     1,511,646
                                                  --------    ----------
Total minimum lease payments..................     300,723    $3,094,279
                                                              ==========
Less amount representing interest.............     (37,495)
                                                  --------
Present value of net minimum lease payments...    $263,228
                                                  ========

     Property, plant, and equipment at year-end include the following amounts for capitalized leases:

                                                    1997         1998
                                                  --------    ----------
Computer and laboratory equipment.............    $275,608    $  407,039
Furniture and fixtures........................     273,320       760,041
Office equipment..............................          --        64,545
                                                  --------    ----------
                                                   548,928     1,231,625
Less: allowance for depreciation..............     (78,752)     (447,864)
                                                  --------    ----------
                                                  $470,176    $  783,761
                                                  ========    ==========

     Rent payments made in 1996, 1997, and 1998 were $228,000, $293,000, and
$793,000, respectively.

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

7.   INCOME TAXES

     At December 31, 1998, the Company has available net operating loss carryforwards for federal and state tax purposes of approximately $35,518,000 and $5,633,000, respectively. The federal and state net operating losses begin to expire in 2009 and 1999, respectively. As of December 31, 1998, a valuation allowance of $11,685,000 has been recorded against total deferred tax assets, due to the uncertainty surrounding their realization.

     The components of the Company's net deferred tax position and the tax effects of the temporary differences giving rise to the Company's deferred tax assets (liabilities) as of December 31, 1997 and 1998 are as follows:

                                                1997            1998
                                             -----------    ------------
Net operating loss carryforwards.........    $ 5,817,000    $ 10,598,000
Accrued liabilities......................        116,000         158,000
Reserves.................................         68,000         539,000
Depreciation and amortization............        144,000         390,000
Valuation allowance......................     (6,145,000)    (11,685,000)
                                             -----------    ------------
Total deferred tax asset.................    $        --    $         --
                                             ===========    ============

     Ownership changes, as defined in the Internal Revenue Code Section 382, may have limited the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

8.   NOTES PAYABLE

     During 1995 and 1996, the Company borrowed $224,000 and $170,000, respectively, from various stockholders of the Company. The loans accrued interest at 7% per annum and were payable, along with all accrued interest, upon demand. In connection with the loans made in 1995, the Company issued warrants to purchase common stock equal to the principal balance of the loans divided by $42.00 per share, for an aggregate of 5,333 warrants. The exercise price of these warrants was $56.00 per share. In June 1995, one of the lenders converted a $30,000 loan plus accrued interest into 715 shares of common stock.

     Additionally, during 1995, the Company borrowed an aggregate of $320,000 from a financial advisory firm hired to assist the Company in raising equity. This amount and $2,166 in accrued interest were converted to common stock during 1995.

     In November 1995, the Company received a letter of intent from a potential investor pursuant to which the potential investor agreed to pay $250,000 to the Company as an initial installment of a larger investment which would be finalized in early 1996. The letter of intent provided that in the event that a final agreement was not reached within a specified period of time, the letter of intent could be canceled by the Company or the potential investor and the $250,000 investment would be converted to a note payable, with

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

interest accruing at 6% per annum, payable 90 days from the date of such cancellation. The letter of intent was canceled by the investor in June 1996, and the Company repaid the $250,000 note, together with $5,548 in accrued interest at 6%.

     In August 1996, the Company borrowed $300,000 from an investment company. The loan bore interest at the NationsBank prime rate plus 1.5% per annum, adjusted quarterly beginning September 30, 1996. Interest was payable semi-annually in arrears on the last day of January and August of each year, commencing January 31, 1997. The full balance of this note was due and payable on the earlier of: (1) August 14, 1997, or (2) the closing date of an initial public offering of securities of the Company. In consideration for this loan, the Company issued to the lender warrants to purchase 4,821 shares of the Company's common stock at an initial exercise price of $62.30 per share. Each time the Company declared a stock split or dividend, sold previously unissued shares, or issued additional options, warrants or rights to purchase shares of the Company's common stock, the Company applied a formula, pursuant to the terms of the warrant, to determine if the number of warrants and the exercise price thereof was required to be adjusted. As of December 31, 1996, the number of shares subject to the warrant pursuant to the loan agreement was 6,107 at an exercise price of $49.21.

     In November 1996, the underwriter of the Company's proposed initial public offering of common stock (IPO) placed $2,000,000 in bridge notes of the Company to provide the Company with operating capital until the time of the expected closing of the IPO. The bridge notes were collateralized by substantially all of the assets of the Company. The bridge notes were due and payable upon the earliest of the closing of the IPO, twelve months from the date of issuance, or the closing of a series of sales of securities of the Company with aggregate gross proceeds of at least $2,000,000, and the notes bore interest at the rate of 10% per annum, due and payable quarterly, beginning January 1, 1997. The notes were issued to a total of 38 investors, in three tranches: (1) $1,025,000 as of October 18, 1996, (2) $400,000 as of November 8, 1996, and (3) $575,000 as
of November 22, 1996. The individual note holders were also issued warrants to purchase an aggregate of 71,428 shares of the Company's common stock at an exercise price of $23.10 per share. These fee warrants were to be forfeited upon the completion of the Company's initial public offering. Based on an analysis utilizing the Black-Scholes option-pricing model giving consideration to the features of the warrants and the external economic environment provided by an independent valuation firm, the Company estimated that the fair value of the warrants issued in connection with these debt financings was approximately $782,000. This aggregate amount has been recorded as a discount against the related notes payable and an increase to additional paid-in-capital. The discount against the related notes payable was to be amortized to interest expense over the terms of the related notes. As of December 31, 1996, approximately $196,000 had been amortized to interest expense. The effective interest rate of the bridge notes is 43.3% per annum based on the 10% stated interest rate pursuant to the bridge notes and the fair value of the 71,428 warrants that were originally issued in connection with the notes.

     All notes payable were repaid in full concurrent with the receipt of the proceeds of the Company's IPO in April 1997. Of the $586,000 unamortized discount recorded as at

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

December 31, 1996, $385,000 was charged to interest expense. The remaining $201,000 of the unamortized discount was charged against equity as the warrant holder to whom the Bridge Warrants had been granted returned a portion thereof.

     Notes payable outstanding at December 31, 1998 consisted of the remaining balance due on a note that financed an insurance policy, $85,000, and two notes to vendors for services rendered during the year, totaling $40,000.

9.   5% CUMULATIVE CONVERTIBLE DEBENTURES DUE 2003

     In July 1998, the Company completed a private placement of 5% Cumulative Convertible Debentures due 2003 ("5% Convertible Debentures") with certain institutional, affiliated and other investors, from which it received gross proceeds of approximately $3.125 million. Interest thereon accrues daily and is payable quarterly in arrears, payable in cash or, at the Company's option, by increasing the principal amount of the 5% Convertible Debentures. For the year ended December 31, 1998, the Company elected to pay the interest due at that date by increasing the principal amount by approximately $76,000. The 5% Convertible Debentures are senior in right of payment to substantially all existing and future indebtedness of the Company and the Company's equity securities. The Company sold and issued such securities in reliance on an exemption from registration provided by Section 4(2) of the Securities Act of 1933, Regulation D and Rule 506.

     At the option of each holder, the Company is obligated to redeem all or any portion of such holder's 5% Convertible Debentures effective as of the effective date of an "Extraordinary Transaction", as defined in such debenture, and the holder shall be entitled to receive a redemption price per $100 principal amount of 5% Convertible Debentures being redeemed equal to 112.5% of the aggregate principal amount of the 5% Convertible Debentures, plus accrued and unpaid interest thereon. Also at the option of each holder, the Company is obligated to redeem all or any portion of such holder's outstanding 5% Convertible Debentures effective as of the date of the occurrence of certain "Triggering Events", as defined in such debenture, and the holder shall be entitled to receive a redemption price per $100 principal amount of 5% Convertible Debentures being redeemed equal to 130% of the principal amount of the 5% Convertible Debentures, plus accrued and unpaid interest.

     Subject to the contractual agreement described below, the holders of the debentures may, in whole or in part, convert the 5% Convertible Debentures into shares of common stock at any time. The original terms of the debentures provide that the conversion rate of the 5% Convertible Debentures is determined by dividing the principal amount of the 5% Convertible Debentures plus any accrued and unpaid interest by a conversion price equal to the lesser of (i) the fixed conversion price of $76.09, or (ii) a floating conversion price equal to the average of the three lowest closing prices of the Common Stock on its principal exchange during the 12 trading days immediately preceding the date upon which the Company is notified of such conversion. The number of shares of Common Stock issuable upon conversion of the 5% Convertible Debentures is subject to adjustment in certain events, including without limitation a reclassification, reorganization or exchange of the Company's Common Stock.

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

     On or after July 8, 2003, the Company has the option to cause the outstanding 5% Convertible Debentures to be automatically converted to shares of Common Stock pursuant to the Conversion Rate, as defined in such debenture, or to redeem all outstanding 5% Convertible Debentures at a redemption price equal to the principal amount of the 5% Convertible Debentures plus any accrued and unpaid interest thereon. As a condition precedent to the consummation of a private placement of units (consisting of unsecured promissory notes and common stock) completed in February 1999, the Company entered into an agreement with the holders of the convertible debentures, including the directors and executive officers affiliated with the Company, amending certain terms of those securities. In particular, each of the holders of the 5% Convertible Debentures agreed that: (i) it would not exercise its right to convert the 5% Convertible Debentures to common stock until the date on which the Company completes a public or private equity financing with gross proceeds of not less than $8 million (a "qualified financing"); (ii) upon the closing of a qualified financing, the principal amount of and accrued and unpaid interest on the convertible debentures will automatically convert into the securities issued in the qualified financing at a conversion price equal to the lesser of (A) $17.50 per share, or (B) 75% of the price at which the securities are sold in the qualified financing and that the anti-dilution provisions of the convertible debentures would be inapplicable to the conversion; and (iii) it waives any default by the Company with respect to the obligation to register or maintain the effectiveness of a registration statement for the shares of common stock issuable upon conversion of the 5% Convertible Debentures. The holders of the 5% Convertible Debentures also agreed to hold the shares of common stock issued upon conversion of the 5% Convertible Debentures for at least 12 months following the effective date of the registration statement that relates to the qualified financing. The Company also agreed to include the shares of common stock issuable upon conversion of the 5% Convertible Debentures in the registration statement filed with the Securities and Exchange Commission relating to the qualified financing. The Company currently has outstanding $3.125 million original principal amount of 5% Convertible Debentures. If the proposed public offering of common stock by the Company is completed, the 5% Convertible Debentures will automatically convert into common stock upon consummation of that offering (see Note 15).

10. CAPITAL STOCK TRANSACTIONS

COMMON STOCK

     The Company was initially capitalized in the amount of $1,000 by the issuance of 71 shares of common stock, par value $.01. On June 28, 1994, the Company filed a Certificate of Amendment of Certificate of Incorporation increasing the authorized shares to 10,000,000.

     On June 28, 1994, the Company issued a stock dividend of 185,644 shares to the Company's sole stockholder and then President and Chief Executive Officer, Mr. Steven A. Rogers.

     On August 3, 1994, the Company sold 26,809 shares of common stock for $14.00 per share. Of the shares issued, 24,429 shares were sold for cash and 2,380 were issued in

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

exchange for services rendered. On December 31, 1994, the Company sold an additional 6,429 shares of common stock for $42.00 per share.

     On December 31, 1994, the Company issued 1,196 shares in fulfillment of an obligation of $22,500 for services rendered in connection with the previous stock offerings.

     In December 1994, the Company entered into a agreement with a financial advisory firm to assist in raising a minimum of $600,000 in equity for the Company. In return, the Company was required to issue warrants to the financial advisor to purchase shares of the Company's common stock equal to 10% of the number of shares of common stock sold by the financial advisor to investors and 10% of the number of warrants issued to investors. The exercise price for these warrants is 110% of the common stock price or the warrant exercise price.

     Pursuant to this agreement, the Company sold 15,952 shares of common stock for $42.00 per share during June 1995. Each share of common stock sold entitled the investor to a warrant to purchase an additional share of the Company's common stock, at an exercise price of $56.00 per share. Further, the Company converted $30,057 in notes payable and accrued interest into 716 shares of common stock. Additionally, the Company converted $202,166 in outstanding notes payable and accrued interest to the financial advisory firm into 4,813 shares of common stock. Each share of common stock issued in the conversion as accompanied by a warrant to purchase one share of common stock, at an exercise price of $56.00 per share. The Company also converted an additional $120,000 loan from the financial advisory firm into 2,857 shares of common stock, subject to the warrant provision described above. In connection with this transaction, holders of the converted notes were also issued an aggregate of warrants to purchase 12,238 shares of common stock at an exercise price of $56.00 per share.

     Pursuant to its 1995 agreement with the financial advisory firm, during June 1996, the Company sold 25,024 shares of common stock for $42.00 per share. Each share of the common stock sold entitled the investor to a warrant to purchase an additional share of the Company's common stock at an exercise price of $56.00 per share. In connection with the provisions of the agreement, the president of the financial advisory firm received 4,936 warrants at an exercise price of $46.20 per share and 4,936 warrants at an exercise price of $61.60 per share in consideration of the services performed to assist the Company in obtaining equity financing. Additionally, the Company issued to certain lenders as an inducement to make loans to the Company, warrants to purchase 2,381 shares of common stock at $56.00 per share.

     During January 1997, the Company executed a warrant exchange agreement (the "Exchange Agreement") with investors who purchased shares of common stock and received warrants through the financial advisory firm during 1995 and 1996. The purpose of the warrant exchange was to induce such investors to enter into lock-up arrangements with the underwriter of the IPO and into agreements consolidating such investors' registration rights with those granted by the Company to other investors, and to provide those investors with the opportunity to invest in the Company upon terms and conditions that more closely reflect the terms and conditions upon which the other investors invested

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

in the Company during a comparable time period. Under the Exchange Agreement, each such investor was given the opportunity to exchange existing warrants to purchase 714 shares of common stock at an exercise price of $56.00 per share for new warrants to purchase 357 shares of common stock at an exercise prices of $28.00 per share and an additional 357 newly issued shares of common stock. In addition, in the original offering, certain investors purchased shares of common stock from Mr. Steven A. Rogers at a purchase price of $14.00 per share at a time during which other investors were purchasing shares of common stock from the Company at $42.00 per share. As part of the warrant exchange, such investors also were required to pay Mr. Rogers $14.00 per share of common stock purchased from him in the original offering, so as to cause such transactions to be consummated upon terms and conditions more closely reflecting market conditions. Mr. Rogers received an aggregate of $340,166 in the warrant exchange transaction. As a result of the Exchange Agreement, the Company issued an aggregate of 23,610 shares of common stock. Of the fair market value of such shares, the Company reflected a non-cash compensation expense of $340,166, and the remaining $320,902 was directly charged to equity as a cost of equity financing. Additionally, an aggregate of 49,362 warrants with an exercise price of $56.00 per share were exchanged for 23,610 warrants with an exercise price of $28.00 per share and 2,143 warrants with an exercise price of $56.00 per share. Further, in connections with the Warrant Agreement, the Company also exchanged warrants held by the president of the financial advisory firm to purchase 4,936 warrants to purchase shares of common stock at an exercise price of $46.20 per share, and 4,936 warrants to purchase shares of commons stock at an exercise price of $61.60 per share, for an aggregate of 9,872 warrants to purchase shares of common stock at an exercise price of $28.00 per share. Additionally, the Company exchanged warrants originally issued to other investors as an inducement to loan funds to the Company, representing the right to purchase an aggregate of 14,619 shares of common stock at an exercise price of $56.00 per share for warrants to purchase 14,619 shares of common stock at an exercise price of $28.00 per share. The Company did not receive any additional cash proceeds as a result of the Exchange Agreement.

     During April 1997, the Company issued 295,714 shares of common stock, par value $.01 for approximately $9.5 million in proceeds, net of underwriting discounts and commissions and certain other expenses of the initial public offering of $1.9 million. The issuance of these shares was pursuant to an initial public offering price of $38.50 per share. The net proceeds of the initial public offering were used primarily to repay certain outstanding notes payable and to fund the continued research and development and the working capital deficiencies of the Company. In connection with the initial public offering, all of the issued and outstanding shares of Redeemable Series A Convertible Preferred Stock were converted into common stock on a one-for-one basis.

     In April 1997, in connection with the initial public offering, certain holders of Bridge Warrants surrendered such warrants to acquire an aggregate of 21,428 shares of common stock with a fair value of $9.38 per warrant, resulting in a decrease of $201,000 in stockholders' equity due to the reversal of interest expense. The surrender and cancellation

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

of such warrants did not have any other effect on the Bridge Financing, nor did the Company pay any consideration in connection with such surrender.

     On November 5, 1997, the company completed the offering and sale of 142,857 shares of the Company's common stock at a public offering price of $161.88 per share, resulting in net proceeds to the Company of approximately $20.9 million (net of underwriting discounts and commissions and other expenses of the offering).

     The Company's stockholders authorized the increase in the total number of shares of common stock authorized for issuance from 10,000,000 shares to 30,000,000. The Company filed a Second Amended and Restated Certificate of Incorporation to effectuate such increase in May 1998.

     A summary of the number of shares of common stock subject to purchase under all warrant agreements and related exercise prices as of December 31, 1998 is as follows:

                                              NUMBER OF
    EXERCISE PRICE                              SHARES
    --------------                         ----------------
    $28.00...............................       60,946
    $23.10...............................       41,501
    $42.00...............................        7,467
    $56.00...............................        2,142
                                               -------
                                               112,056
                                               =======

STOCK OPTIONS

     On August 3, 1994, the Company granted certain outside directors of the Company options to purchase 28,568 shares of common stock. These options vest on the anniversary of the options grant date in accordance with a five-year vesting schedule, 20% each year. The exercise price is $14.00 per share, which was in excess of the fair value of the stock on the date of the grant, as determined by the Board of Directors. As of December 31, 1998, 1,428 of these options had been exercised and 21,427 of these options were exercisable. The right to exercise these options terminates ten years from the grant date.

     In October 1994, the Board of Directors adopted the 1994 Stock Option Plan (the "1994 Plan") pursuant to which 49,000 shares of common stock are reserved for issuance. These options vest on the anniversary of the option grant date in accordance with a vesting schedule ranging from two to five years. The options granted under this plan are granted at an exercise price per share equal to the fair value per share of the Company's common stock on the date of grant. As of December 31, 1998, none of these options had been exercised and 24,814 of these options were exercisable. The right to exercise these options terminates ten years from the grant date.

     In January 1997, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan") pursuant to which 64,285 shares of common stock were reserved for issuance. The Board of Directors, with shareholder approval, authorized the increase in the number of shares reserved for issuance under the 1996 Plan to 207,142 shares during 1998.

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

The options granted under this plan are granted at an exercise price per share equal to the fair value per share of the Company's common stock on the date of grant. As of December 31, 1998, 330 of these options had been exercised and 12,411 options were exercisable. The right to exercise these options ranges from five to ten years from the grant date.

     In connection with the IPO in April 1997, the Company issued to an investment banking firm options to purchase 25,714 shares of common stock at an exercise price equal to 165% of the price of the common stock offered to the public, or $63.525 per share. The right to exercise these options terminates five years from the grant date.

     In December 1997, the Company granted to an investment banking firm options to purchase 17,857 shares of common stock at an exercise price $96.67 per share, which was the fair value of the stock on the date of the grant. Since this grant is for future services to be provided, the related compensation expense, in accordance with SFAS No. 123, will be recorded over two years, the expected term of services. In 1997, the compensation expense was $20,355, in 1998 it was $563,687, and will be $543,332 in 1999. The right to exercise these options terminates five years from the grant date.

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

     Stock option activity is summarized as follows:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                         NUMBER OF       EXERCISE
                                                          SHARES          PRICE
                                                         ---------    --------------
1995
Granted..............................................       33,214       $28.000
Forfeited............................................           --            --
Exercised............................................           --            --
Outstanding at December 31, 1995.....................       61,785       $21.525
Exercisable at December 31, 1995.....................        5,714       $14.000
Available for grant at December 31, 1995.............       15,785

1996
Granted..............................................       19,714       $28.000
Forfeited............................................       (3,928)      $28.000
Exercised............................................        1,428       $14.000
Outstanding at December 31, 1996.....................       76,142       $23.009
Exercisable at December 31, 1996.....................       15,857       $22.498
Available for grant at December 31, 1996.............           --

1997
Granted..............................................       95,614       $76.531
Forfeited............................................       (1,428)      $82.075
Exercised............................................           --            --
Outstanding at December 31, 1997.....................      170,328       $52.556
Exercisable at December 31, 1997.....................       31,228       $20.958
Available for grant at December 31, 1997.............       12,957

1998
Granted..............................................      162,100       $61.677
Forfeited............................................      (77,104)      $77.707
Exercised............................................          330       $46.375
Outstanding at December 31, 1998.....................      254,994       $50.771
Exercisable at December 31, 1998.....................       92,940       $43.827
Available for grant at December 31, 1998.............       61,200

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

     The following table summarizes information about stock options outstanding at December 31, 1998:

                      OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
---------------------------------------------------------------   ------------------------------
                                    WEIGHTED-
                     NUMBER           AVE.          WEIGHTED-         NUMBER         WEIGHTED-
                  OUTSTANDING       REMAINING         AVE.         EXERCISABLE         AVE.
   RANGE OF          AS OF         CONTRACTUAL      EXERCISE          AS OF          EXERCISE
EXERCISE PRICES     12/31/98      LIFE (YEARS)        PRICE          12/31/98          PRICE
---------------  --------------   -------------   -------------   --------------   -------------
    $14.00             26,429          5.6           $14.00            21,429         $14.00
 $21.00-$38.50         73,135          6.8           $30.66            24,457         $28.00
$42.875-$63.525       103,453          4.2           $52.64            37,650         $58.10
$80.50-$96.691         51,977          6.4           $94.01             9,404         $95.90
                   ----------                                        --------
                      254,994                                          92,940
                   ==========                                        ========

     All stock options granted by the Company from its inception through December 31, 1998 were granted with an exercise price per share equal to the fair value of the Company's common stock on the date of grant. In December 1996, the Company repriced the exercise price of all options previously granted to $28.00 per share, to reflect an exercise price consistent with the price per share paid by outside investors of the Series A preferred stock issued in December of 1996 and January 1997 (see Note 11).

     In July 1998, the Board approved a repricing plan to reprice employee stock options under the Plan to restore the long-term employee retention and performance incentives of the stock options outstanding. In accordance with the repricing plan, all stock options held by current, active full-time employees, with exercise prices above $50.75 or vesting periods in excess of three years, were cancelled and replaced by the same number of options exercisable at $50.75 per share and vesting over a three year period. The options were granted at a price equal to the fair value of the Company's common stock on the date of the repricing.

     The Company accounts for the fair value of its options granted to employees and directors in accordance with APB 25. Accordingly, no compensation expense has been recognized for the options granted, since the exercise price of the options has been in excess of the fair value of the options on the date of grant, as determined by the Board of Directors. Had compensation expense been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS 123, the

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                        1997            1998
                                                    ------------    ------------
Net loss:
  As Reported...................................    $(11,586,294)   $(22,403,577)
  Pro forma.....................................    $(11,915,198)   $(23,970,089)
Net loss per common share:
  As Reported, basic............................    $     (19.90)   $     (27.45)
  Pro forma, basic..............................    $     (20.46)   $     (29.34)

     The fair value of each option granted in 1997 and 1998 was estimated on the date of grant using a type of Black-Scholes option-pricing model. The model used the following weighted-average assumptions used for grants during the years ended December 31, 1997 and 1998: expected volatility of 75% and 95%, respectively, risk-free interest rate of 6.4% and 5.4%, respectively; dividend of 0% for both 1997 and 1998; and an expected term of 5 years was assumed in both 1997 and 1998.

PREFERRED STOCK

SERIES A CONVERTIBLE PREFERRED STOCK

     On December 9, 1996, the Board of Directors and a majority of the holders of the outstanding common stock authorized 2,500,000 shares of preferred stock, with a par value of $.01 per share. In December 1996, the Company authorized the issuance and sale of 500,000 shares of Series A Convertible Preferred Stock ("Series A") and warrants to purchase 14,284 shares of common stock for aggregate consideration of $2,000,000. The Series A shares had liquidation preferences over the common stock and any series of preferred stock authorized in the future. The holders of Series A shares were entitled to non-cumulative dividends when dividends are declared on the common stock as though the Series A shares had been converted to common stock. At any time after five years following the issuance of the Series A shares, or upon a merger in which the Company is not the surviving entity, or upon a sale of all or substantially all of the assets of the Company, at the request of at least 50% of the holders of Series A shares and given sixty days notice, the Company is required to redeem all or a portion of the outstanding Series A shares at a redemption price equal to the amount such holders would be entitled to received had they converted the Series A shares into common stock or the liquidation value of $28.00 per share, whichever is greater. The Series A shares were convertible to common stock as determined by multiplying the Series A stated value plus all declared but unpaid dividends by $28.00 and dividing that result by the conversion price, which as defined by the agreement will not exceed $28.00 per share. The Series A shares automatically converted to shares of common stock upon the consummation of the Company's IPO in April 1997.

     The warrants issued in conjunction with the Series A shares had an exercise price of $28.00 per share. As a fee for the placement of the Series A shares and related

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

warrants, the underwriting firm received a $140,000 underwriter's discount and commission in consideration of its services on this transaction.

     In December 1996 and January 1997, the Company issued 500,000 Series A shares and 14,284 warrants for the purchase of common stock and had received $1.8 million of consideration for the sale of the Series A shares. The Series A shares were recorded net the underwriting discount and commission and approximately $82,000 in other issuance costs. The 500,000 shares of Series A shares outstanding at the time of the Initial Offering in April automatically converted into 71,428 shares of common stock on the closing of the IPO.

5% CUMULATIVE CONVERTIBLE SERIES B PREFERRED STOCK

     In August 1998, the Company issued to certain unaffiliated investors in a private placement 209,091 shares of 5% Cumulative Convertible Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and warrants to purchase an aggregate of 7,467 shares of Common Stock at an exercise price of $42.00 per share which were valued at $94,000 (the "Series B Warrants"). The shares of Series B Preferred Stock and the Series B Warrants were issued at an original exercise price of $5.50 per share, resulting in gross proceeds to the Company of $1.15 million. Dividends accrue at 5% annually, are cumulative, and are payable in additional shares of Series B Preferred Stock. The Company sold and issued such securities in reliance on an exemption from registration provided by Section 4(2) of the Securities Act of 1933, Regulation D and Rule 506.

     Shares of Series B Preferred Stock are convertible at any time after the issuance date and at the option of the holder, into shares of common stock at an initial conversion rate of $38.50 per share, subject to adjustment in connection with certain events, including a reclassification, reorganization or exchange of the Company's Common Stock. The shares of Series B Preferred Stock are subject to automatic conversion, without further action on the part of the holder or the Company, if the closing price of the Company's common stock equals or exceeds $77.00 per share for 15 consecutive trading days.

     In connection with the private placement by the Company of units completed in February 1999, the Company entered into a letter agreement with both of the holders of the Series B Preferred Stock modifying certain terms of those securities. Specifically, the Company and the holders agreed that: (i) the holders would not exercise their right to convert the Series B preferred stock to common stock, or exercise the Series B Warrants for common stock, until the date on which the Company completes a public or private equity financing with gross proceeds to us of not less than $8 million (a "qualified financing"); (ii) upon the closing of a qualified financing, the stated value of and accrued and unpaid dividends on the Series B preferred stock will automatically convert into shares of common stock at a conversion price equal to $19.25 per share, and the exercise price of Series B Warrants would be reduced to $19.25 per share; (iii) the anti-dilution provisions of the Series B preferred stock and the Series B Warrants would not apply to the qualified financing, the 5% Convertible Debenture conversion, the February 1999 private placement, the conversion of the Series B preferred stock or the exercise of the Series B Warrants; (iv) the holders waived and agreed not to exercise any registration rights they may have as

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

to the common stock issuable upon conversion of the Series B preferred stock or the exercise of the Series B Warrants in connection with this offering; and (v) the holders would not sell any common stock issuable upon conversion of the Series B preferred stock for at least six months after the effectiveness of the registration statement (or up to 24 months, if necessary to obtain regulatory approval of this offering) filed relating to the qualified financing. The Company currently has outstanding 209,091 shares of Series B preferred stock. If the proposed public offering of common stock by the Company is completed, the Series B preferred stock will automatically convert into common stock upon consummation of that offering.

11. EMPLOYEE BENEFIT PLAN

     The Company implemented a profit-sharing plan under Section 401(k) of the Internal Revenue Code (the "Code") covering substantially all employees in 1998. The plan allows employees to make contributions up to the maximum allowed by the Code. The Company will contribute one dollar to an employees account for each two dollars contributed by the employee until the employee's contribution equals 6% of the employee's annual salary. The Company contributed $183,000 to the employees' accounts during 1998.

12. NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. SOP 98-1 is effective beginning January 1, 1999. The Company plans to adopt this method of accounting in January 1999.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities." This statement provides guidance in the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The statement is effective for fiscal years beginning after December 15, 1998. Adoption of this standard will not impact the financial results of the Company.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Adoption of this standard will not impact the financial results of the Company.

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

13. SUBSEQUENT EVENTS (ALSO SEE NOTE 15)

     In January 1999, the Company restructured $3,575,000 in obligations to vendors through the issuance of long-term notes of $4,675,000, including a $1,100,000 increase in additional commitments to purchase inventory. In connection with the restructuring of the commitments the Company issued warrants to purchase an aggregate of 45,000 shares of common stock.

     In February 1999, the Company completed a private placement of $2,850,000 of unsecured promissory notes and 160,701 shares of common stock, from which it received net proceeds of approximately $2,430,000.

     On February 16, 1999, the Company filed a registration statement with the Securities and Exchange Commission relating to a proposed firm commitment underwritten public offering of $15,000,000 of common stock.

14. REVERSE STOCK SPLIT

     On April 14, 1999, the stockholders approved a one share for seven shares reverse stock split of the issued and outstanding Common Stock which was previously approved by the Board of Directors. The reverse stock split was effected on April 14, 1999. All references throughout these financial statements to number of shares, per share amounts, stock option and warrant data and market prices of the Company's Common Stock have been restated. In addition, Common Stock and additional paid-in capital for all periods presented, have been restated to reflect this reverse stock split. The number of shares as restated to reflect the reverse stock split has not been adjusted to give effect to the cashing out of fractional shares. The Company believes that the cashing out of fractional share interests will not materially change the number of shares of Common Stock, as restated.

15. SUBSEQUENT EVENTS (UNAUDITED)

     Going Concern Update. The Company has continued to suffer recurring losses from operations and negative cash flows during the three months ended March 31, 1999, that raise substantial doubt about its ability to continue as a going concern. At March 31, 1999, the Company had approximately $640,000 in cash and, as of the date of this prospectus, the Company was again essentially out of cash. The Company intends to obtain financing from a proposed public offering of equity securities in the estimated amount of $15,000,000. The Company intends to fund its operations until the closing of the proposed public offering with cash generated from payments by customers on outstanding customer receivables. However, the timing and amount of customer payments is uncertain. In May 1999, the Company's Board of Directors approved a change of the securities to be offered in the proposed $15,000,000 public offering. The Company intends to offer and sell units, with each unit consisting of two shares of common stock and one redeemable common stock purchase warrant. The Company anticipates that the offering will be completed in late May. However, the Company's ability to complete the offering, the timing of the offering and its terms are subject to a number of conditions, some of which are beyond the Company's control, including market conditions. There can be no assurance that the

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

Company will complete the public offering or, if it is completed, the timing or the terms of the offering. If the Company is not successful in securing additional financing, it will be forced to consider alternative methods of maximizing stockholder value, which could include sales of assets, workout alternatives or bankruptcy.

Sanmina Note. In January 1999, the Company converted outstanding accounts payable to Sanmina Corporation of $3,200,000 and $1,100,000, the latter representing the value of inventory and materials located at a subcontract manufacturer, to a $4,300,000 three-year term note accruing interest at 7% per year. The Company is obligated to pay Sanmina $1,100,000 in principal on the note at the time the proposed public offering is completed and, at that time, Sanmina will transfer to the Company the title to the inventory and materials located at Sanmina. During the first year, the note requires interest-only payments, in arrears, semi-annually, beginning in July 1999. Thereafter, the Company will amortize the remaining principal and interest in equal monthly payments over the remaining life of the note.

     In connection with converting the accounts payable balance, the Company issued to Sanmina warrants to purchase 39,286 shares of common stock, with a $19.25 exercise price per share. An independent appraisal assigned a market value of $127,759 to these warrants. The Company has recorded the value of the warrants as a discount against the face amount of the note and will amortize the value over the life of the note.

     Legal Counsel Note. In January 1999, the Company also converted $375,000 of outstanding accounts payable to legal counsel to a two-year term loan accruing interest at 7% per year. The Company paid $25,000 of this initial balance from the proceeds of the private placement in February 1999 and the Company is obligated to pay an additional $50,000 in principal on the note at the time the proposed public offering is completed. Other than the principal repayments noted above, the Company is obligated to make two semi-annual interest-only payments commencing in July 1999. Commencing in February 2000, the Company will commence making twelve equal monthly payments to fully amortize the remaining balance of the note.

     In connection with converting the accounts payable balance, the Company issued to legal counsel warrants to purchase 5,714 shares of common stock, with a $18.59 exercise price per share. An independent appraisal assigned a market value of $18,583 to these warrants. The Company has recorded the value of the warrants as a discount against the face amount of the note and will amortize the value over the life of the note.

     Private Placement of Units. In February 1999, the Company completed a private placement of 28.5 units of unsecured promissory notes with a principal amount of $2,850,000 and 160,701 shares of common stock, from which the Company received net proceeds of approximately $2,393,000. The notes accrue interest at 10% per year. The principal and accrued interest are payable at the earlier of
1) February 2000, 2) the closing date of the proposed public offering, or 3) one of several specified events. Two principal officers of the Company invested a total of $125,000 in units and were issued unsecured promissory notes with an aggregate original principal amount of $125,000, and 4,999 shares of common stock.

                         OBJECTIVE COMMUNICATIONS, INC.

                 (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)

     An independent appraisal assigned a market value of $186,413 to the common stock issued in the February 1999 private placement. The Company has recorded the value of the common stock as a discount against the face amount of the unsecured promissory notes and will amortize the value over the life of the notes.

     Convertible Debentures. In July 1998, the Company issued $3,125,000 aggregate principal amount of convertible debentures. It was a condition precedent to the completion of the February 1999 private placement that the Company enter into an agreement with the holders of the convertible debentures, including the directors and officers who hold convertible debentures, changing the terms upon which the convertible debentures will convert to equity securities. Pursuant to letter agreements dated May 1999, each of the holders of convertible debentures agreed that: (i) it would not exercise its right to convert the convertible debentures to common stock until the date on which a public or private equity financing with specified minimum gross proceeds to us (a "qualified financing") is completed; (ii) upon the closing of a qualified financing, the principal amount of and accrued and unpaid interest of the convertible debentures will automatically convert into common at a fixed conversion price of $3.75, and that the anti-dilution provisions of the convertible debentures would not apply to the conversion; and (iii) it waives any default by the Company with respect to the Company's obligations to register or maintain the effectiveness of a registration statement for the shares of common stock issuable upon conversion of the convertible debentures. The holders of the convertible debentures also agreed to hold the shares of common stock issued upon conversion of the convertible debentures for at least 12 months following the effective date of the registration statement that relates to the qualified financing. The Company agreed to include the shares of common stock issuable upon conversion of the convertible debentures in the registration statement filed with the SEC relating to the qualified financing. In the event that the proposed public offering is not completed on or before June 30, 1999, then the May 1999 letter agreements will be null and void and the terms of conversion will revert to the original terms.

                               [Inside Back Cover]

[Image of a satellite, a TV monitor, a video camera and a DVD connected by lines to a direct access card with an arrow pointing from the direct access card to a VidPhone switch. The VidPhone switch has an arrow pointing to a VidModem Card which is in turn connected through four lines with VidModems to a laptop computer, a large screen display, a monitor and a desktop computer.]

Video Inputs

Satellite Video             Direct Access Card

                            A specially designed circuit card connects sources of video material to the VidPhone switch. Sources of broadcast video material include, but are not limited to, satellite broadcasts, cable television, and narrowcasts over an ATM network. The non-blocking architecture of the VidPhone switch permits multiple users to simultaneously access the same broadcast video source without degrading system performance. Users select video sources using standard point-and-click

Broadcast & Cable TV                                        techniques.
Video Recorders
Laser Disc Players

                            The VidPhone system can display or broadcast stored video or video conferences on non-proprietary display stations using a desktop or laptop computer. The user's computer is configured with non-proprietary equipment such as a microphone, speakers and a camera. VidPhone stations can be configured with a single-user display such as a desktop or laptop computer monitor or a large screen multi-party conference room display station.

User Stations

Single User Laptop                                            VidModem Card

Group Configuration with Large Screen Display

Stand Alone Monitor for Video Viewing

Single User Desktop                                           VidModem

                         OBJECTIVE COMMUNICATIONS, INC.

                        [OBJECTIVE COMMUNICATIONS LOGO]

SOUTHEAST RESEARCH PARTNERS, INC.                  LADENBURG THALMANN & CO. INC.

             [ALTERNATIVE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

PROSPECTUS

OBJECTIVE COMMUNICATIONS, INC.                   [OBJECTIVE COMMUNICATIONS LOGO]

 ___ Shares of Common Stock

                           -------------------------

     This prospectus relates to the offering by certain stockholders of
Objective Communications, Inc. of           shares of our common stock. The
selling stockholders are identified under the heading "Selling Stockholders" later in this prospectus. We will not receive any proceeds from sales of the common stock. The common stock is traded on The Nasdaq SmallCap Market under the symbol OCOM.

     The stockholders may sell the common stock from time to time in transactions on The Nasdaq SmallCap Market, in negotiated transactions, or a combination of such selling methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The stockholders may sell the common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the common stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. The selling stockholders may pay brokerage fees or commissions in connection with the sales of the common stock.

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN THE COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE
INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE   OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          , 1999.

                      [TO REPLACE THE "TABLE OF CONTENTS"]

                               TABLE OF CONTENTS

                                 PAGE
                                 ----
Prospectus Summary.............
Risk Factors...................
Use of Proceeds................
Price Range of Common Stock....
Dividend Policy................
Capitalization.................
Selected Financial
  Information..................
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations...................
Business.......................

                                 PAGE
                                 ----
Management.....................
Executive Compensation.........
Principal Stockholders.........
Certain Transactions...........
Description of Securities......
Shares Eligible For Future
  Sale.........................
Underwriting...................
Legal Matters..................
Experts........................
Additional Information.........
Index to Financial
  Statements...................  F-1

                 [TO REPLACE THE SECOND PARAGRAPH ON PAGE (i)]

     Unless otherwise indicated in this prospectus, all information gives effect to a one share for seven shares reverse stock split of the issued and outstanding common stock effected on April 14, 1999, gives effect to the conversion of the outstanding Series B 5% Cumulative Convertible Preferred Stock
to           shares of common stock on           , 1999, and gives effect to the
conversion of the outstanding 5% Convertible Debentures due 2003 to
shares of common stock on              , 1999.

[TO BE ADDED TO THE END OF "RECENT DEVELOPMENTS" IN THE "PROSPECTUS SUMMARY"]


     On June   , 1999, we completed a public offering of           units, each
consisting of three shares of common stock and two warrants, from which we
received net proceeds of $          . Upon the completion of that offering, all
of our outstanding convertible debentures automatically converted into shares of common stock, all of our outstanding Series B preferred
stock automatically converted into           shares of common stock, and we paid
all of the outstanding principal of and interest on the unsecured promissory notes issued in the February 1999 private placement and certain other obligations. We believe that the proceeds from the June 1999 public offering will provide sufficient capital to fund our operations for at least twelve months.


                         [TO REPLACE "USE OF PROCEEDS"]

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the Selling Stockholders.

[TO BE ADDED AFTER "CERTAIN TRANSACTIONS"]

                              SELLING STOCKHOLDERS

     The following table sets forth certain information provided to us by each Selling Stockholder regarding the beneficial ownership of shares of common stock by each Selling Stockholder as of February 9, 1999. Unless otherwise noted, each stockholder named has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

                                BENEFICIAL OWNERSHIP                BENEFICIAL OWNERSHIP
                                PRIOR TO THE OFFERING   NUMBER OF    AFTER THE OFFERING
                                ---------------------    SHARES     ---------------------
                                NUMBER OF                 BEING     NUMBER OF
 NAME OF SELLING STOCKHOLDER      SHARES     PERCENT      SOLD        SHARES     PERCENT
 ---------------------------    ----------   --------   ---------   ----------   --------
A.C. Providenti...............
AG Super Fund International
  Partners, L.P...............
AGR Halifax Fund, Ltd.........
David Alexander...............
Applewood Associates, L.P.....
Aus Per #1, Inc...............
Marc C. Bailin................
Ralph A. Bard III.............
Kenneth Baronoff..............
Daniel L. Berger..............
Stanley H. Blum...............
Roger A. Booker...............
James F. Bunker...............
Eldon Burdo...................
Eugene R. Cacciamani..........
Concetta Capotorto, custodian
  for Alexandra Capotorto,
  UTMA/ NJ....................
Dr. Sidney Chonowski..........
John R. and Barbara
  Constantino, JTWROS.........
Marc S. Cooper................
Edwin K. Dimes................
Robert H. Emery...............
Kenneth M. Endelson...........
Rick Etra & Ken Etra, JTWROS..
Steven Etra...................
Phillip H. Fauver.............
Andrew Feiner.................
GAM Arbitrage Investments,
  Inc.........................
Gary C. Granoff...............
Martin Grant..................
Scott Greiper.................
John W. Heilshorn.............
Clifford M. Kendall...........
Carl G. Kleidman..............

                                BENEFICIAL OWNERSHIP                BENEFICIAL OWNERSHIP
                                PRIOR TO THE OFFERING   NUMBER OF    AFTER THE OFFERING
                                ---------------------    SHARES     ---------------------
                                NUMBER OF                 BEING     NUMBER OF
 NAME OF SELLING STOCKHOLDER      SHARES     PERCENT      SOLD        SHARES     PERCENT
 ---------------------------    ----------   --------   ---------   ----------   --------
Leonardo, L.P.................
Richard T. Liebhaber..........
Kenneth F. Logue..............
Allan R. Lyons................
William R. Maines.............
James Mitarotonda.............
Howard W. Muchnick............
Mary C. Murphy................
Samuel Musnikow...............
Tony Peyser...................
Jerald S. Politzer............
Ramius Fund, Ltd..............
Raphael, L.P..................
Dr. Malladi Sudhakar Reddy....
Raymond D. Rice Revocable
  Trust dated 4/11/96.........
Martin Rosenman and Ellen
  Rosenman, JTWROS............
Stewart Shiman................
Carl E. Siegel................
Eric R. Sisser................
Edward and Linda Steinberg,
  JTWROS......................
Jack M.Threadgill.............
Leonard Zelin.................

-------------------------

* Less than one percent

The registration of the shares of common stock under the Securities Act shall not be deemed an admission by the Selling Stockholders or us that the Selling Stockholders are underwriters for purposes of the Securities Act of any shares offered under this prospectus. See "Certain Transactions" for a discussion of material transactions between Objective Communications and any selling stockholders.

LOCK-UP ARRANGEMENTS

     The Selling Stockholders selling shares of common stock received upon conversion of the convertible debentures have agreed not to sell such shares until the first anniversary of the effective date of the registration statement of which this prospectus constitutes a part (the "Registration Statement").


     The Selling Stockholders selling shares of common stock purchased in the February 1999 private placement have agreed not to sell, transfer or otherwise dispose of such shares, without the consent of Southeast Research Partners, Inc., for a period of six months from the effective date of the Registration Statement. If necessary to obtain regulatory approval of our June 1999 public offering, this lock-up period may be extended until the second anniversary of the effective date of the Registration Statement.

     In addition, six directors or former directors and executive officers of the Company who are Selling Stockholders, in particular, Anthony M. Agnello, Roger A. Booker, James F. Bunker, Eugene R. Cacciamani, Marc S. Cooper, Robert
H. Emery and Clifford M. Kendall, have agreed not to sell any of their shares of
common stock, including the           shares of common stock offered by them in
this prospectus, for a period of 15 months from the effective date of the Registration Statement.

                              PLAN OF DISTRIBUTION

     The distribution of the common stock by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in transactions on The Nasdaq SmallCap Market, other exchanges or in the over-the-counter market, or in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. Broker-dealers through which transactions involving the common stock are effected may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of the common stock. The Selling Stockholders have not entered into any underwriting arrangements.

     In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Securities Act. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities registered hereby, all of which expenses are estimates:



                        DESCRIPTION                            AMOUNT
                        -----------                           --------
SEC registration fee........................................  $ 15,000
NASD filing fee.............................................     4,553
Nasdaq filing fee...........................................    17,500
Blue Sky fees and expenses (including fees of counsel)......    15,000
Printing expenses...........................................   175,000
Transfer agent and registrar's fee..........................     3,000
Legal fees and expenses (other than Blue Sky)...............   325,000
Accounting fees and expenses................................   175,000
Miscellaneous...............................................    19,947
                                                              --------
     Total..................................................  $750,000
                                                              ========


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                                  EXHIBITS
                                                  --------
        1.1**           Form of Underwriting Agreement.
        3.1*            Third Amended and Restated Certificate of Incorporation of
                        the Registrant.
        3.2             Amended and Restated Bylaws of the Registrant (Incorporated
                        by reference to Exhibit 3.2 to the Registrant's Registration
                        Statement on Form SB-2 (File No. 333-20625) filed with the
                        Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1997 SB-2")).
        3.3             Certificate of Designations of the Series B 5% Cumulative
                        Convertible Preferred Stock of the Registrant (Incorporated
                        by reference to Exhibit 4.10 forming a part of Amendment No.
                        1 to the Registrant's Registration Statement on Form S-3
                        (File No. 333-62971) filed with the Securities and Exchange
                        Commission under the Securities Act of 1933, as amended (the
                        "1998 S-3")).
        4.1             Form of Warrant for the purchase of shares of common stock, issued in connection with the private placement of
                        $2,000,000 aggregate principal amount of Bridge Notes
                        (Incorporated by reference to Exhibit 3.4 to the 1997 SB-2).
        4.2             Form of Warrant for the purchase of shares of common stock, issued in connection with the private placement of units in
                        June 1995 and August 1996 (Incorporated by reference to
                        Exhibit 3.5 to the 1997 SB-2).
        4.3             Form of Warrants for the purchase of 100,000 shares of
                        common stock, issued in connection with the private
                        placement of Series A Convertible Preferred Stock and
                        warrants in December 1996 and January 1997 (Incorporated by reference to Exhibit 3.7 to the 1997 SB-2).

                                                  EXHIBITS
                                                  --------
        4.4             Form of Option for the purchase of 180,000 shares of common stock, issued to Barington Capital Group, L.P. (Incorporated by reference to Exhibit 3.8 to the 1997 SB-2).
        4.5*            Specimen certificate evidencing shares of common stock of
                        the Registrant.
        4.6             Form of 5% Convertible Debentures due 2003 of the Registrant
                        (Incorporated by reference to Exhibits 4.3 and 4.4 forming a part of the Registrant's Current Report on Form 8-K dated
                        July 1, 1998 and filed July 16, 1998 with the Securities and
                        Exchange Commission under the Securities Exchange Act of
                        1934, as amended (the "July 8-K")).
        4.7             Form of Warrants to be issued upon redemption of the 5%
                        Cumulative Convertible Debentures due 2003 of the Registrant
                        (Incorporated by reference to Exhibit 4.5 forming a part of the July 8-K).
        4.8             Specimen certificate evidencing shares of the Series B 5%
                        Cumulative Convertible Preferred Stock of the Registrant
                        (Incorporated by reference to Exhibit 4.9 forming a part of the 1998 S-3).
        4.9             Form of Warrant issued in connection with the Series B 5%
                        Cumulative Convertible Preferred Stock of the Registrant
                        (Incorporated by reference to Exhibit 4.11 forming a part of the 1998 S-3).
        4.10            Senior Note issued to Sanmina Corporation by the Registrant with a principal amount of $4,300,000. (Incorporated by
                        reference to Exhibit 4.10 forming a part of the Registrant's
                        Annual Report on Form 10-KSB for the year ended December 31,
                        1998 (the "1998 Form 10-KSB").
        4.11            Note issued to Shaw Pittman Potts & Trowbridge by the
                        Registrant with a principal amount of $400,000.
                        (Incorporated by reference to Exhibit 4.11 forming a part of the 1998 Form 10-KSB).
        4.12            Form of Warrant for the purchase of 275,000 shares of common stock, issued to Sanmina Corporation. (Incorporated by
                        reference to Exhibit 4.12 forming a part of the 1998 Form
                        10-KSB).
        4.13            Form of Warrant for the purchase of 40,000 shares of common stock, issued to Shaw Pittman Potts & Trowbridge.
                        (Incorporated by reference to Exhibit 4.13 forming a part of the 1998 Form 10-KSB).
        4.14*           Form of Unsecured Promissory Note, issued on February 4,
                        1999 to various subscribers in a private placement.
        4.15**          Form of Representative's Purchase Option.
        4.16*           Specimen certificate evidencing Redeemable Common Stock
                        Purchase Warrant.
        4.17**          Form of Warrant Agreement.
        4.18**          Specimen certificate evidencing unit.
        5.1*            Form of Opinion of ShawPittman as to the legality of the
                        securities being registered.
       10.1             1994 Stock Option Plan (Incorporated by reference to Exhibit
                        10.1 forming a part of the 1997 SB-2).
       10.2             1996 Stock Incentive Plan (Incorporated by reference to
                        Exhibit 10.2 forming a part of the 1997 SB-2).
       10.3             Form of Consulting Agreement by and between the Registrant and Barington Capital Group, L.P. (Incorporated by reference to Exhibit No. 10.4 forming a part of the 1997 SB-2).

                                                  EXHIBITS
                                                  --------
       10.4             Letter Agreement, dated October 7, 1996, between Barington
                        Capital Group and the Registrant (Incorporated by reference to Exhibit No. 10.5 forming a part of Amendment No. 2 to the
                        1997 SB-2).
       10.5             Letter Agreement, dated December 5, 1995, by and among PVR
                        Securities, Inc., the Registrant, Steven A. Rogers and John
                        B. Torkelsen (Incorporated by reference to Exhibit No. 10.6 forming a part of Amendment No. 2 to the 1997 SB-2).
       10.6             Form of Stock Option Agreement, dated December 18, 1997, by and between the Registrant and Barington Capital Group, L.P.
                        (Incorporated by reference to Exhibit 10.8 forming a part of the Registrant's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1997).
       10.7             Subscription Agreement, dated as of July 1, 1998, by and
                        among the Registrant and certain Institutional Investors
                        (Incorporated by reference to Exhibit 4.1 forming a part of the July 8-K).
       10.8             Subscription Agreement, dated as of July 8, 1998, by and
                        among the Registrant and certain Investors (Incorporated by reference to Exhibit 4.2 forming a part of the July 8-K).
       10.9             Strategic Alliance and Marketing Agreement between the
                        Registrant and Unisys Corporation (Incorporated by reference to Exhibit 10.9 to the 1998 Form 10-KSB.
       10.10*           Letter of Intent, dated January 14, 1999, between Southeast
                        Research Partners, Inc. and the Registrant.
       10.11*           Agency Agreement, dated as of January 25, 1999, between
                        Southeast Research Partners, Inc. and the Registrant.
       10.12*           Form of Subscription Agreement, dated January 25, 1999,
                        between the Registrant and certain Investors.
       10.13*           Employment Agreement, dated July 13, 1998, between the
                        Registrant and James F. Bunker.
       10.14            Employment Agreement between the Registrant and Steven A.
                        Rogers (Incorporated by reference to Exhibit 10.3 forming a part of Amendment No. 2 to the 1997 SB-2).
       10.15            Letter Agreement dated January 12, 1999, between the
                        Registrant and Sanmina Corporation (Incorporated by
                        reference to Exhibit 10.15 to the 1998 Form 10-KSB).
       10.16            Letter Agreement dated January 21, 1999 between the
                        Registrant and Shaw Pittman Potts & Trowbridge (Incorporated
                        by reference to Exhibit 10.16 to the 1998 Form 10-KSB).
       10.17*           Form of Letter Agreement between the Registrant and the
                        holders of the 5% Convertible Debentures due 2003, dated May
                        1999.
       11.1*            Statement re: computation of per share earnings.
       21.1*            Subsidiaries of the Registrant.
       23.1*            Consent of ShawPittman (included as part of Exhibit 5.1).
       23.2**           Consent of PricewaterhouseCoopers LLP.
      24*               Power of Attorney of Richard S. Friedland.


---------------
 * Previously filed.

** Filed herewith.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies it has reasonable grounds to believe it meets all the requirements for filing this Amendment No. 3 to Form SB-2 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rockingham, New Hampshire, on June 7, 1999.


                                          OBJECTIVE COMMUNICATIONS, INC.

                                          By:      /s/ JAMES F. BUNKER
                                             -----------------------------------
                                                       James F. Bunker
                                                President and Chief Executive
                                                           Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                SIGNATURES                              TITLE                   DATE
                ----------                              -----                   ----

           /s/ JAMES F. BUNKER              President and Chief Executive    June 7, 1999
------------------------------------------    Officer, Chairman and
             James F. Bunker                  Director (Principal
                                              Executive Officer)

           /s/ ROBERT H. EMERY              Vice President of                June 7, 1999
------------------------------------------    Administration and Finance
             Robert H. Emery                  and Secretary (Principal
                                              Financial and Accounting
                                              Officer)

          /s/ STEVEN A. ROGERS*             Director                         June 7, 1999
------------------------------------------
             Steven A. Rogers

         /s/ ANTHONY M. AGNELLO*            Director                         June 7, 1999
------------------------------------------
            Anthony M. Agnello

        /s/ EUGENE R. CACCIAMANI*           Director                         June 7, 1999
------------------------------------------
           Eugene R. Cacciamani

           /s/ MARC S. COOPER*              Director                         June 7, 1999
------------------------------------------
              Marc S. Cooper

        /s/ RICHARD S. FRIEDLAND*           Director                         June 7, 1999
------------------------------------------
           Richard S. Friedland

          /s/ JOHN B. TORKELSEN*            Director                         June 7, 1999
------------------------------------------
            John B. Torkelsen

         *By: /s/ ROBERT H. EMERY           Attorney-in-Fact                 June 7, 1999
   ------------------------------------
             Robert H. Emery

                                 EXHIBIT INDEX


                                                  EXHIBITS
                                                  --------
          1.1**         Form of Underwriting Agreement.
          3.1*          Third Amended and Restated Certificate of Incorporation of
                        the Registrant.
          3.2           Amended and Restated Bylaws of the Registrant (Incorporated
                        by reference to Exhibit 3.2 to the Registrant's Registration
                        Statement on Form SB-2 (File No. 333-20625) filed with the
                        Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1997 SB-2")).
          3.3           Certificate of Designations of the Series B 5% Cumulative
                        Convertible Preferred Stock of the Registrant (Incorporated
                        by reference to Exhibit 4.10 forming a part of Amendment No.
                        1 to the Registrant's Registration Statement on Form S-3
                        (File No. 333-62971) filed with the Securities and Exchange
                        Commission under the Securities Act of 1933, as amended (the
                        "1998 S-3")).
          4.1           Form of Warrant for the purchase of shares of common stock, issued in connection with the private placement of
                        $2,000,000 aggregate principal amount of Bridge Notes
                        (Incorporated by reference to Exhibit 3.4 to the 1997 SB-2).
          4.2           Form of Warrant for the purchase of shares of common stock, issued in connection with the private placement of units in
                        June 1995 and August 1996 (Incorporated by reference to
                        Exhibit 3.5 to the 1997 SB-2).
          4.3           Form of Warrants for the purchase of 100,000 shares of
                        common stock, issued in connection with the private
                        placement of Series A Convertible Preferred Stock and
                        warrants in December 1996 and January 1997 (Incorporated by reference to Exhibit 3.7 to the 1997 SB-2).
          4.4           Form of Option for the purchase of 180,000 shares of common stock, issued to Barington Capital Group, L.P. (Incorporated by reference to Exhibit 3.8 to the 1997 SB-2).
          4.5*          Specimen certificate evidencing shares of common stock of
                        the Registrant.
          4.6           Form of 5% Convertible Debentures due 2003 of the Registrant
                        (Incorporated by reference to Exhibits 4.3 and 4.4 forming a part of the Registrant's Current Report on Form 8-K dated
                        July 1, 1998 and filed July 16, 1998 with the Securities and
                        Exchange Commission under the Securities Exchange Act of
                        1934, as amended (the "July 8-K")).
          4.7           Form of Warrants to be issued upon redemption of the 5%
                        Cumulative Convertible Debentures due 2003 of the Registrant
                        (Incorporated by reference to Exhibit 4.5 forming a part of the July 8-K).
          4.8           Specimen certificate evidencing shares of the Series B 5%
                        Cumulative Convertible Preferred Stock of the Registrant
                        (Incorporated by reference to Exhibit 4.9 forming a part of the 1998 S-3).
          4.9           Form of Warrant issued in connection with the Series B 5%
                        Cumulative Convertible Preferred Stock of the Registrant
                        (Incorporated by reference to Exhibit 4.11 forming a part of the 1998 S-3).
          4.10          Senior Note issued to Sanmina Corporation by the Registrant with a principal amount of $4,300,000. (Incorporated by
                        reference to Exhibit 4.10 forming a part of the Registrant's
                        Annual Report on Form 10-KSB for the year ended December 31,
                        1998 (the "1998 Form 10-KSB").

                                                  EXHIBITS
                                                  --------
          4.11          Note issued to Shaw Pittman Potts & Trowbridge by the
                        Registrant with a principal amount of $400,000.
                        (Incorporated by reference to Exhibit 4.11 forming a part of the 1998 Form 10-KSB.
          4.12          Form of Warrant for the purchase of 275,000 shares of common stock, issued to Sanmina Corporation. (Incorporated by
                        reference to Exhibit 4.12 forming a part of the 1998 Form
                        10-KSB.
          4.13          Form of Warrant for the purchase of 40,000 shares of common stock, issued to Shaw Pittman Potts & Trowbridge.
                        (Incorporated by reference to Exhibit 4.13 forming a part of the 1998 Form 10-KSB.
          4.14*         Form of Unsecured Promissory Note, issued on February 4,
                        1999 to various subscribers in a private placement.
          4.15**        Form of Representative's Purchase Option.
          4.16*         Specimen certificate evidencing Redeemable Common Stock
                        Purchase Warrant.
          4.17**        Form of Warrant Agreement.
          4.18**        Specimen certificate evidencing unit.
          5.1*          Form of Opinion of ShawPittman as to the legality of the
                        securities being registered.
         10.1           1994 Stock Option Plan (Incorporated by reference to Exhibit
                        10.1 forming a part of the 1997 SB-2).
         10.2           1996 Stock Incentive Plan (Incorporated by reference to
                        Exhibit 10.2 forming a part of the 1997 SB-2).
         10.3           Form of Consulting Agreement by and between the Registrant and Barington Capital Group, L.P. (Incorporated by reference to Exhibit No. 10.4 forming a part of the 1997 SB-2).
         10.4           Letter Agreement, dated October 7, 1996, between Barington
                        Capital Group and the Registrant (Incorporated by reference to Exhibit No. 10.5 forming a part of Amendment No. 2 to the
                        1997 SB-2).
         10.5           Letter Agreement, dated December 5, 1995, by and among PVR
                        Securities, Inc., the Registrant, Steven A. Rogers and John
                        B. Torkelsen (Incorporated by reference to Exhibit No. 10.6 forming a part of Amendment No. 2 to the 1997 SB-2).
         10.6           Form of Stock Option Agreement, dated December 18, 1997, by and between the Registrant and Barington Capital Group, L.P.
                        (Incorporated by reference to Exhibit 10.8 forming a part of the Registrant's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1997).
         10.7           Subscription Agreement, dated as of July 1, 1998, by and
                        among the Registrant and certain Institutional Investors
                        (Incorporated by reference to Exhibit 4.1 forming a part of the July 8-K).
         10.8           Subscription Agreement, dated as of July 8, 1998, by and
                        among the Registrant and certain Investors (Incorporated by reference to Exhibit 4.2 forming a part of the July 8-K).
         10.9           Strategic Alliance and Marketing Agreement between the
                        Registrant and Unisys Corporation (Incorporated by reference to Exhibit 10.9 to the 1998 Form 10-KSB).

                                                  EXHIBITS
                                                  --------
         10.10*         Letter of Intent, dated January 14, 1999, between Southeast
                        Research Partners, Inc. and the Registrant.
         10.11*         Agency Agreement, dated as of January 25, 1999, between
                        Southeast Research Partners, Inc. and the Registrant.
         10.12*         Form of Subscription Agreement, dated January 25, 1999,
                        between the Registrant and certain Investors.
         10.13*         Employment Agreement, dated July 13, 1998, between the
                        Registrant and James F. Bunker.
         10.14          Employment Agreement between the Registrant and Steven A.
                        Rogers (Incorporated by reference to Exhibit 10.3 forming a part of Amendment No. 2 to the 1997 SB-2).
         10.15          Letter Agreement dated January 12, 1999, between the
                        Registrant and Sanmina Corporation (Incorporated by
                        reference to Exhibit 10.15 to the 1998 Form 10-KSB).
         10.16          Letter Agreement dated January 21, 1999 between the
                        Registrant and Shaw Pittman Potts & Trowbridge (Incorporated
                        by reference to Exhibit 10.16 to the 1998 Form 10-KSB).
         10.17*         Form of Letter Agreement between the Registrant and the
                        holders of the 5% Convertible Debentures due 2003, dated May
                        1999.
         11.1*          Statement re: computation of per share earnings.
         21.1*          Subsidiaries of the Registrant.
         23.1*          Consent of ShawPittman (included as part of Exhibit 5.1).
         23.2**         Consent of PricewaterhouseCoopers LLP.
        24*             Power of Attorney of Richard S. Friedland.


---------------
 * Previously filed.

** Filed herewith.